Exhibit 2.1
EXECUTION COPY

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

Among
EMDEON CORPORATION,
EBS HOLDCO, INC.,
EBS MASTER LLC,
EMDEON BUSINESS SERVICES LLC,
MEDIFAX–EDI HOLDING COMPANY,
EBS ACQUISITION LLC,
GA EBS MERGER LLC
and
EBS MERGER CO.
Dated as of NOVEMBER 15, 2006

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
Section 11.11 Governing Law	78

Section 11.12 Waiver of Jury Trial	78

Section 11.13 Counterparts	78

-v-

EXHIBITS

1.01(a)	Excluded Liabilities
1.01(b)	Intercompany Agreements
1.01(c)	Parent’s Knowledge
1.01(d)	Reorganization Transactions
1.01(e)	Retained Claims
1.01(f)	Form of Transition Services Agreement
2.05(a)	Form of Limited Liability Company Agreement
2.05(b)	Form of Certificate of Incorporation of the Surviving Corporation
2.10(a)	Exceptions to Satisfaction of Indebtedness of the Companies
2.14(a)(ii)	Illustrative Net Working Capital Calculation
5.01	Conduct of Business Prior to the Closing
5.08	Shared Contracts
5.09	Occurrence Policies
5.10(b)	Form of Assignment and Assumption Agreement
5.11(a)(i)(A)	Company Contracts
5.11(a)(i)(B)	Guarantees
5.11(a)(ii)	Surety Bonds
5.11(a)(iii)	Deposits
5.14(c)	Form of Trademark Assignment
5.20	Amounts Payable

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 15, 2006, among EMDEON CORPORATION, a Delaware corporation (“Parent”), EBS HOLDCO, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Holdco 1”), EBS MASTER LLC, a Delaware limited liability company the sole member of which is Holdco 1 (“Master LLC”), EMDEON BUSINESS SERVICES LLC, a Delaware limited liability company the sole member of which is Master LLC (“EBS LLC”), MEDIFAX-EDI HOLDING COMPANY, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Medifax”), EBS ACQUISITION LLC, a Delaware limited liability company (the “Purchaser”), GA EBS MERGER LLC, a Delaware limited liability company the sole member of which is the Purchaser (“Merger LLC”), and EBS MERGER CO., a Delaware corporation and a wholly owned subsidiary of Merger LLC (“Merger Co”).
          WHEREAS, Parent, Holdco 1, Master LLC, Medifax, the Purchaser, Merger LLC and Merger Co entered into an Agreement and Plan of Merger, dated as of September 26, 2006 (the “Original Agreement”), and they and EBS LLC now desire to amend and restate the Original Agreement (it being understood that all references herein to this “Agreement” refer to the Original Agreement as amended and restated hereby, that all references herein to “the date hereof” or “the date of this Agreement” refer to September 26, 2006 and that all references herein to any other date shall mean such specified date);
          WHEREAS, the confidential disclosure schedule prepared and delivered to the Purchaser on September 26, 2006 in accordance with the Original Agreement shall be the Disclosure Schedule referred to in this Agreement;
          WHEREAS, Parent shall be making certain representations and warranties regarding EBS LLC that were not made in the Original Agreement and in connection therewith will be delivering to the Purchaser a confidential disclosure letter with respect to such additional representations and warranties, such confidential disclosure letter to be deemed a part of the Disclosure Schedule;
          WHEREAS, other than Exhibit 1.01(d), Exhibit 1.01(e), Exhibit 2.10(a) and Exhibit 5.01, which shall be amended and restated hereby and are attached hereto as Exhibit 1.01(d), Exhibit 1.01(e), Exhibit 2.10(a) and Exhibit 5.01, respectively, all other Exhibits to this Agreement remain in their respective forms as attached to the Original Agreement;
          WHEREAS, the parties wish to enter into a transaction whereby the Purchaser will acquire an indirect 52% interest in certain businesses owned by Parent by receiving a 52% interest in Master LLC as consideration for the merger of Merger LLC with and into EBS LLC (the “LLC Merger”), and Parent will retain an indirect 48% interest in such businesses by retaining an indirect 48% interest in Master LLC, all as more fully described in this Agreement;
          WHEREAS, the respective members of Master LLC, EBS LLC and Merger LLC have approved and declared advisable, and the respective Boards of Directors of Parent, Holdco 1 and the Purchaser have approved, this Agreement and the LLC Merger, on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, the respective Boards of Directors of Medifax and Merger Co have approved and declared advisable, and the respective Boards of Directors of Parent, Holdco 1 and the Purchaser have approved, the merger (the “Corporate Merger” and, together with the LLC Merger, the “Mergers”) of Merger Co with and into Medifax, on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, prior to the Closing (as defined herein), Parent will cause Envoy to distribute (the “ViPS Distribution”) all of the outstanding capital stock (the “ViPS Shares”) of ViPS, Inc., a Maryland corporation and a wholly owned indirect subsidiary of Envoy (“ViPS”), held by Envoy to Parent or an Affiliate of Parent;
          WHEREAS, prior to the Closing, Parent will cause the Reorganization (as defined herein) to be consummated; and
          WHEREAS, immediately after the effectiveness of the Corporate Merger, Holdco 1 will contribute all of the Medifax Shares (as defined herein) to Master LLC, and Master LLC will contribute the Medifax Shares to EBS LLC.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Actual Knowledge of Parent” means the actual knowledge of the Persons listed in Exhibit 1.01(c) as of the date of this Agreement, without any duty of inquiry.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information maintained, created or prepared by the Companies.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
          “Cash” means cash, cash equivalents and short-term investments.
          “Code” means the Internal Revenue Code of 1986, as amended including effective date and transition rules whether or not codified.

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          “Companies” means: Envoy; MedE; Healthcare Interchange, Inc.; MedE America Corporation of Ohio; Dakota Imaging, Inc.; Dakota Imaging, S.A.; CareInsite LLC; THINC Acquisition Corp.; THINC., LLC; Medifax; MediFAX-EDI LLC; Medi, Inc.; MediFAX, Inc.; MediFAX-EDI Holdings, Inc.; MediFAX-EDI Services, Inc.; Claims Processing Service, Inc.; Kinetra LLC, IMS — Net of Colorado, Inc.; IMS — Net of Illinois, Inc.; Illinois Medical Information Network, Inc.; IMS — Net of Arkansas, Inc.; IMS — Net of Central Florida, Inc.; Minnesota Medical Comm. Network, LLC; Emdeon Clinical Services, LLC; Advanced Business Fulfillment, LLC; ENVOY/ExpressBill, Inc.; and Interactive Payer Network, Inc. With respect to any time after consummation of the Reorganization, references to any of the Companies shall be deemed to be references to the respective converted or successor entities formed pursuant to the terms of the Reorganization, to Master LLC, to EBS LLC and, as applicable, to the Surviving LLC. For the avoidance of doubt, “Companies” shall not include ViPS and ViPS Biomedical Services, Inc.
          “Company Assets” means all assets and properties (including contract rights) of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Intellectual Property and the goodwill related thereto, Software and IP Licenses, operated, owned, licensed or leased by the Companies.
          “Company Intellectual Property” means all Intellectual Property owned by or licensed to the Companies.
          “Contract” means any agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Current Assets” means the sum of the current assets included on a specified balance sheet in the captions “Cash and cash equivalents,” “Accounts receivable, net of allowance for doubtful accounts,” “Inventory” and “Prepaid expenses and other current assets”; provided, that “Current Assets” shall exclude (i) refunds and receivables for Excluded Taxes and (ii) restricted cash, including cash held as deposits for any Leased Real Property; provided, further, that only “Cash and cash equivalents” in excess of $10 million shall be included as a Current Asset.
          “Current Liabilities” means the sum of the current liabilities included on a specified balance sheet in the captions “Accounts payable,” “Accrued expenses” and “Deferred revenue”; provided, that “Current Liabilities” shall exclude (i) Excluded Taxes, (ii) the accrued amounts, if any, for earnout payments related to the acquisition of Advanced Business Fulfillment, LLC and (iii) any accrued amounts in respect of Excluded Liabilities and Retained Claims. Current Liabilities shall also include (i) amounts for accounts payable and accrued medical expenses specific to any of the Companies that are recorded on Parent’s balance sheet

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and (ii) all transaction-related costs and expenses incurred by the Companies and not paid by Parent as required pursuant to Section 11.01(ii).
          “Disclosure Schedule” means the confidential disclosure schedule, dated as of September 26, 2006, delivered by Parent to the Purchaser in connection with the Original Agreement and the confidential disclosure letter delivered to the Purchaser dated as of November 15, 2006.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, adverse claim, right of way, survey defect, title defect, conditional sale or other title retention device or arrangement other than any licenses of Intellectual Property.
          “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order or demand by any Person alleging potential liability of any kind arising out of, based on or resulting from the presence, or release into the environment, of, or exposure to, any Hazardous Substances, or any violation, or alleged violation, of any Environmental Law.
          “Environmental Law” means any federal, state, local or foreign Law, order, consent decree or judgment, in each case in effect as of the date of this Agreement, relating to pollution, protection of the environment or workers’ health and safety.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.
          “Envoy” means Envoy Corporation, a Delaware corporation.
          “Envoy Shares” means the shares of common stock, $0.0001 par value per share, of Envoy.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Liability” means any Liability to the extent arising as a result of the items set forth on Exhibit 1.01(a).
          “Excluded Taxes” means: (a) Taxes imposed on or payable by any Company for any taxable period that ends on or before the date of the Closing; (b) with respect to Straddle Periods, Taxes imposed on any Company which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the date of the Closing; (c) Taxes attributable to a taxable period ending on or before the date of the Closing for which any Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law) by reason of any Company being included in any consolidated, affiliated, combined or unitary group with Parent (or any Affiliates of Parent) at any time before the date of the Closing; and (d) Taxes described in Section 7.09(c); provided, however, that Excluded Taxes shall not include Taxes to the extent resulting from any breach of a representation, warranty or covenant of the Purchaser or, following the Closing Date, Master LLC under this Agreement; provided, further that any such breach by Master LLC or any Company shall not be taken into account for

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purposes of the previous proviso if and to the extent such breach by Master LLC or any Company was attributable to any action or failure to act by Parent or any of its Subsidiaries (including, without limitation, any Parent Member) not required by this Agreement or the LLC Agreement. For the avoidance of doubt, clauses (a) and (b) of this definition shall include, but not be limited to, Taxes arising from the Reorganization and the ViPS Distribution to the extent attributable to the periods described in said clauses.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Substances” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, petroleum and petroleum derivatives and other substances, materials and wastes defined in or regulated under any Environmental Laws.
          “Holdco 2” means, as of the date immediately following the Reorganization, ENVOY/ExpressBill, Inc. (“ExpressBill”) in its capacity as a member of Master LLC.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” means, without duplication (but excluding accounts payable and accrued expenses), (a) all indebtedness for borrowed money, whether current, short term, or long term, secured or unsecured, and indebtedness evidenced by any note, bond, debenture or other debt security, (b) all indebtedness for the deferred purchase price for purchases of property outside the ordinary course of business which is not evidenced by trade payables, (c) all lease obligations under leases which are capital leases in accordance with GAAP, (d) any payment obligations in respect of banker’s acceptances or letters of credit, (e) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (f) all off balance sheet financings of the type required by GAAP to be disclosed in financial statements or the footnotes thereto prepared in accordance with GAAP, and (g) any guarantee or security interest granted with respect to any indebtedness of the type referred to in clauses (a) through (f) above, and (h) accrued and unpaid interest on, and prepayment premiums or penalties accrued or owing on, any such foregoing obligation.
          “Indemnified Party” means the Surviving LLC, in the case of indemnification pursuant to Section 9.02(a), the Purchaser, in the case of indemnification pursuant to Section 9.02(b), or Parent, in the case of indemnification pursuant to Section 9.03.
          “Indemnifying Party” means Parent, in the case of indemnification pursuant to Section 9.02, and the Purchaser, in the case of indemnification pursuant to Section 9.03.

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          “Intellectual Property” means all of the following, as they exist in the United States: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (ii) trademarks, service marks, trade dress, trade names or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (iv) trade secrets and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (v) Internet second-level domain names.
          “Intercompany Agreements” means those Contracts listed on Exhibit 1.01(b).
          “IP Licenses” means all licenses and sublicenses, including without limitation, the right to receive royalties or any other consideration relating to Intellectual Property.
          “IRS” means the Internal Revenue Service of the United States.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by any Company, in each case, as tenant.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action, Governmental Order or Contract.
          “Material Adverse Effect” means any circumstance, event, change or effect that is materially adverse to the results of operations, assets or financial condition of the Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Companies operate (including legal, regulatory or GAAP changes), but only to the extent such events, circumstances, changes or effects do not affect the Companies’ businesses in a disproportionate manner; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally, but only to the extent such events, circumstances, changes or effects do not affect the Companies’ businesses in a disproportionate manner; (iii) changes arising from the consummation of the transactions contemplated by, or by the announcement of, this Agreement; (iv) any circumstance, change or effect that results from any action taken that was taken with the express written consent of the Purchaser; (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; and (vi) any non-recurring and adverse change or effect that is cured by Parent prior to the Closing;

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provided, further, that with respect to references to Material Adverse Effect in the representations and warranties set forth in Sections 3.05 and 3.06 (and to the extent related to such representations and warranties, the condition set forth in Section 8.02(a)), the exceptions set forth in clause (iii) shall not apply.
          “MedE” means MedE America Corporation, a Delaware corporation.
          “MedE Shares” means the shares of common stock, $0.001 par value per share, of MedE.
          “Medifax Shares” means the shares of common stock, $0.01 par value per share, of Medifax.
          “Medifax Note” means the promissory note in a principal amount of $190,000,000 issued by Medifax to Envoy prior to the date hereof.
          “Net Working Capital” means the difference between the consolidated Current Assets of the Companies less the consolidated Current Liabilities of the Companies.
          “Parent Members” means Holdco 1 and Holdco 2, collectively, as members of Master LLC.
          “Parent’s Accountants” means Ernst & Young LLP.
          “Parent’s Knowledge”, “Knowledge of Parent” or similar terms used in this Agreement mean the knowledge of the Persons listed in Exhibit 1.01(c) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate and only with respect to those matters contained in such certificate), after reasonable inquiry.
          “Permits” means all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings under applicable Laws or with Governmental Authorities.
          “Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or that are being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Company, as the case may be, or that are being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the business of the Companies, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record which do not, individually or in the aggregate, materially interfere with the business of the Companies, (e) matters which would be disclosed by an accurate survey or inspection of the Leased Real Property which they encumber, which do

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not, individually or in the aggregate, materially interfere with the business of the Companies, (f) all other Encumbrances which do not, individually or in the aggregate, materially interfere with the business of the Companies and (g) any mortgage, lien, security interest or encumbrance that secures debt and that is reflected as a liability on the Year End Audited Balance Sheet.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “Reference Statement Date” means December 31, 2005.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Reorganization” means the transactions described on Exhibit 1.01(d).
          “Retained Claims” means those claims listed on Exhibit 1.01(e).
          “Retained Names and Marks” means the names “WebMD”, “Healtheon” and “Medscape” and any derivation thereof and associated trademarks or service marks.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shared Contracts” means the Contracts that benefit a Company, on the one hand, and Parent or any Affiliate of Parent (other than a Company) or Emdeon Practice Services, Inc. or any of its Subsidiaries, on the other hand.
          “Software” means computer software programs, including, without limitation, all source code, object code, specifications, designs and documentation related thereto.
          “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
          “Subsidiaries” means any entity with respect to which a specified Person (or a subsidiary thereof) (i) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors, or similar managing body or (ii) owns, directly or indirectly, a majority of the equity interests.
          “Target Net Working Capital” means $36,500,000.
          “Tax” or “Taxes” means any and all taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, estimated withholding, ad valorem, stamp, transfer, value added and similar taxes.

8

          “Tax Benefit” means the sum of the amount by which the Tax liability of a Person to the appropriate Governmental Authority is actually reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest paid by such government or jurisdiction relating to such Tax liability.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed, or required to be filed, with a Governmental Authority with respect to Taxes.
          “Third-Party Payor” means any Person engaged primarily in the business of providing healthcare indemnity plans, health maintenance organization plans, preferred provider organization plans and similar healthcare coverage plans to third parties, either on a risk basis or on an employer-funded basis.
          “Transition Services Agreement” means the Transition Services Agreement to be executed by Parent and EBS LLC at the Closing, substantially in the form of Exhibit 1.01(f).
          “Unauthorized Code” means (i) any virus, trojan horse, worm, or other Software routines designed to permit unauthorized access or to maliciously disable, erase, or otherwise harm any computer, systems or Software, and (ii) any time bomb or other Software routine designed to maliciously disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensor, licensee or owner of a copy of the program or the right and title in and to the Software.
          “ViPS Business Unit” means ViPS and ViPS BioMedical Services, Inc., a wholly owned subsidiary of ViPS.

Term	Section
Action	1.01
Actual Knowledge of Parent	1.01
Additional Trade Credits	5.24(b)
Affiliate	1.01
Agreement	Preamble
Allocation	7.08(a)
Alternative Financing	5.16(a)
Books and Records	1.01
Business Day	1.01
Business Services Policy	1.01
Cash	1.01
Cash and cash equivalents	1.01
Cash Equity	4.06(b)
Claims Notice	9.05
Closing	2.02
Closing Balance Sheet	2.14(a)(i)(A)
Closing Date	2.02

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Term	Section
Closing Net Working Capital	2.14(a)(i)(B)
Closing Net Working Capital Statement	2.14(a)(i)(B)
Code	1.01
Commitment Letters	4.06(b)
Companies	1.01
Company Assets	3.21
Company Contracts	5.12
Company Services	5.22
Compensation Deduction	7.09(c)
Competitive Business	5.07
Confidentiality Agreement	5.03
Contest	7.03
Contract	1.01
Control	1.01
controlled by	1.01
Corporate Certificate of Merger	2.03(b)
Corporate Merger	Recitals
Corporate Merger Effective Time	2.03(b)
Current Assets	1.01
Current Liabilities	1.01
Debt Commitment Letter	4.06
Debt Financing	4.06
Deposits	5.12
DGCL	2.01(b)
Disclosure Schedule	1.01
DLLCA	2.01
EBS LLC	Preamble
EBS LLC Agreement	2.05(a)
EDI	5.07
Emdeon	5.15(c)
Emdeon Corporation	5.13
Emdeon Name and Mark	5.15(c)
Emdeon Savings Plan	6.01(d)
Encumbrance	1.01
End Date	5.22
Environmental Law	1.01
Environmental Permit	1.01
Envoy	1.01
Envoy Shares	1.01
EOB	5.07
EOP	5.07
Equity Commitment Letter	4.06(b)
Equity Investor	4.06(b)
ERISA	3.15
Estimated Closing Net Working Capital	2.13(a)
Estimated Statement of Closing Net Working Capital	2.13(a)

10

Term	Section
Exchange Act	1.01
Excluded Liability	1.01
Excluded Taxes	1.01
Financing	4.06(b)
Fundamental Reps	9.01
GAAP	1.01
Governmental Authority	1.01
Governmental Order	1.01
Guarantees	5.12
Hazardous Substances	1.01
Holdco 1	Preamble
Holdco 2	1.01
HSR Act	1.01
Indebtedness	1.01
Indemnified Party	1.01
Indemnifying Party	1.01
Independent Accounting Firm	2.14(b)(ii)
Initial Communications	5.14
Intellectual Property	1.01
Intercompany Agreements	1.01
IP Licenses	1.01
IRS	1.01
Knowledge of Parent	1.01
Law	1.01
Leased Real Property	1.01
Leases	3.14(b)
Lenders	4.06
Liabilities	1.01
LLC Agreement	2.05(a)
LLC Cash Merger Consideration	2.08(b)
LLC Certificate of Merger	2.03
LLC Merger	Recitals
LLC Merger Effective Time	2.03
Losses	9.02
Master LLC	Preamble
Material Adverse Effect	8.02(a)
Material Contracts	3.17
Material Insurance Policies	3.18
MCI Agreement	5.24(a)
MedE	1.01
MedE Shares	1.01
Medifax	Preamble
Medifax Contribution	2.15
Medifax Note	1.01
Medifax Shares	1.01
Merger Co	Preamble

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Term	Section
Merger LLC	Preamble
Mergers	Recitals
Net Working Capital	1.01
New MCI Agreement	5.24(a)
New Plan	6.01(d)
Occurrence Policies	5.09
Original Agreement	Recitals
Outside Date	5.22
Parent	Preamble
Parent Businesses	5.07(b)
Parent Change of Control	5.07(c)
Parent Intellectual Property	5.15(b)
Parent Members	1.01
Parent Options	7.09(a)
Parent Restricted Stock	7.09(b)
Parent Subsidiaries	5.07
Parent’s Accountants	1.01
Parent’s Knowledge	1.01
Permitted Encumbrances	1.01
Person	1.01
Plans	3.15
Purchaser	Preamble
Reference Statement Date	1.01
Regulations	1.01
Related Person	3.22
Released Parties	5.12
Reorganization	1.01
Restricted Period	5.07
Retained Claims	1.01
Retained Names and Marks	1.01
Sarbanes-Oxley Act	3.11(b)
Securities Act	1.01
Shared Contracts	1.01
Six-Month Unaudited Financial Statements	3.07
Straddle Period	1.01
Subsidiaries	1.01
Surety Bonds	5.12
Surviving Corporation	2.01(b)
Surviving LLC	2.01
Target Net Working Capital	1.01
Tax	1.01
Tax Benefit	1.01
Tax Benefit Payment	7.09(f)
Tax Returns	1.01
Taxes	1.01
Termination Date	10.01(b)

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Term	Section
Third-Party Claim	9.05(b)
Third-Party Payor	1.01
Trade Credits	5.24(a)
Transition Services Agreement	1.01
under common control with	1.01
ViPS	Recitals
ViPS Business Unit	1.01
ViPS Distribution	Recitals
ViPS Shares	Recitals
Year End Audited Balance Sheet	3.07
Year End Audited Financial Statements	3.07
          Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:
          (a) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto;
          (b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) the words “material” and “materially” and words of similar import, when used in this Agreement with respect to a representation or warranty pertaining to the condition of a Company, are to be understood by reference to the businesses, assets and properties of the Companies taken as a whole;
          (g) the words “Company” and “Companies,” when used in Article III, are to be understood as encompassing all of the Companies taken as a whole;
          (h) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

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          (j) references to a Person are also to its successors (by merger or otherwise) and permitted assigns.
ARTICLE II
THE MERGERS
          Section 2.01 The Mergers. (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Merger LLC shall be merged with and into EBS LLC at the LLC Merger Effective Time (as defined in Section 2.03(a)). At the LLC Merger Effective Time, the separate limited liability company existence of Merger LLC shall cease and EBS LLC shall continue as the surviving limited liability company (the “Surviving LLC”).
          (b) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Co shall be merged with and into Medifax at the Corporate Merger Effective Time (as defined in Section 2.03(b)). At the Corporate Merger Effective Time, the separate corporate existence of Merger Co shall cease and Medifax shall continue as the surviving corporation (the “Surviving Corporation”).
          Section 2.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) of the Mergers and the Medifax Contribution shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019 at 11:00 a.m. (Eastern Time) on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 or at such other place or at such other time or on such other date as Parent and the Purchaser may mutually agree; provided, however, if the conditions in Article VIII have been satisfied but the Debt Financing shall not yet have been obtained, then the Purchaser at its option may extend the Closing to December 15, 2006 (unless the failure to obtain the Debt Financing shall have been the result of a breach by the Purchaser of its obligations under this Agreement entitling Parent to terminate this Agreement pursuant to Section 10.01(e)); provided, that if any part of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (other than as a result of a breach by the Purchaser of its obligations under this Agreement entitling Parent to terminate this Agreement pursuant to Section 10.01(e)), the Purchaser at its option may extend such date to January 31, 2007 in order to obtain Alternative Financing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          Section 2.03 Effective Time. (a) Prior to the Closing, Parent shall prepare, and on the Closing Date EBS LLC shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents in respect of the LLC Merger (in any such case, the “LLC Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA in order to effect the LLC Merger. The LLC Merger shall become effective at such time as the LLC Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Purchaser shall agree and specify in the LLC Certificate of Merger (the time the LLC Merger becomes effective being the “LLC Merger Effective Time”).

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          (b) Prior to the Closing, Parent shall prepare, and on the Closing Date Medifax shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents in respect of the Corporate Merger (in any such case, the “Corporate Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Corporate Merger. The Corporate Merger shall become effective immediately following the LLC Merger and at such time as the Corporate Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Purchaser shall agree and specify in the Corporate Certificate of Merger (the time the Corporate Merger becomes effective being the “Corporate Merger Effective Time”).
          Section 2.04 Effects. The LLC Merger shall have the effects set forth in Section 18-209 of the DLLCA. The Corporate Merger shall have the effects set forth in Section 259 of the DGCL.
          Section 2.05 Limited Liability Company Agreement; Certificate of Incorporation and By-laws.
          (a) The Limited Liability Company Agreement of Master LLC shall be amended at the Closing to read substantially in the form of Exhibit 2.05(a) (the “LLC Agreement”). The Limited Liability Company Agreement of EBS LLC as in effect immediately prior to the LLC Merger Effective Time shall be the limited liability company agreement of the Surviving LLC until thereafter changed or amended as provided therein or by applicable Law (the “EBS LLC Agreement”).
          (b) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Corporate Merger Effective Time to read substantially in the form of Exhibit 2.05(b).
          (c) The By-laws of Medifax as in effect immediately prior to the Corporate Merger Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          Section 2.06 Directors. From and after the LLC Merger Effective Time, the directors of Master LLC shall be determined pursuant to the terms of the LLC Agreement. From and after the LLC Merger Effective Time, the directors of the Surviving LLC shall be determined pursuant to the terms of the EBS LLC Agreement. From and after the Corporate Merger Effective Time, the directors of the Surviving Corporation shall be determined pursuant to the terms of the LLC Agreement.
          Section 2.07 Officers. Following the LLC Merger Effective Time, the officers of Master LLC shall be determined pursuant to the terms of the LLC Agreement. Following the LLC Merger Effective time, the officers of the Surviving LLC shall be determined pursuant to the terms of the EBS LLC Agreement. Following the Corporate Merger Effective Time, the officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation.

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          Section 2.08 Effect on LLC Interests. At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of the holder of any membership interests of Merger LLC, Master LLC or EBS LLC:
          (a) Conversion of Membership Interests of Merger LLC and EBS LLC. The membership interests of Merger LLC shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall be converted into and become the right to receive membership interests equal to 52% of the outstanding membership interests of Master LLC. The membership interests of EBS LLC shall not be converted or exchanged in any manner, but all of the membership interests of EBS LLC issued and outstanding as of the LLC Merger Effective Time shall continue to represent the membership interests of the Surviving LLC. Following the LLC Merger, the Surviving LLC shall be a wholly owned Subsidiary of Master LLC.
          (b) Conversion of Membership Interests of Master LLC. The membership interests of Master LLC shall be converted into and become (i) membership interests equal to 48% of the outstanding membership interests of Master LLC and (ii) the right to receive an aggregate of $1,014,510,961.00 in cash (as adjusted pursuant to Section 2.13), payable (A) by the Surviving LLC to Master LLC, and then (B) by Master LLC to Holdco 1 and Holdco 2 pro rata in accordance with their respective interests in Master LLC immediately prior to the Closing. The cash payable upon the conversion of membership interests pursuant to this Section 2.08(b) is referred to collectively as the “LLC Cash Merger Consideration”. As of the LLC Merger Effective Time, all membership interests of Master LLC that are outstanding prior to the LLC Merger Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such membership interests of Master LLC shall cease to have any rights with respect thereto, except for the right to receive the membership interests in Master LLC and the right to receive cash payments, each as set forth in this Section 2.08(b).
          Section 2.09 Effect on Capital Stock. At the Corporate Merger Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder of any shares of Medifax Common Stock or any shares of capital stock of Merger Co:
          (a) Capital Stock of Merger Co. Each issued and outstanding share of capital stock of Merger Co shall automatically be cancelled and retired and shall cease to exist, without payment of any consideration.
          (b) Medifax Common Stock. Each issued share of Medifax Common Stock that is held by Holdco 1 immediately prior to the Corporate Merger Effective Time shall remain outstanding. Following the Medifax Contribution, the Surviving Corporation will be a wholly-owned subsidiary of the Surviving LLC.
          Section 2.10 Certain Events Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein:
          (a) Except as set forth in Exhibit 2.10(a), Parent shall cause the Companies to satisfy and pay in full out of their Cash any and all Indebtedness for borrowed money of the

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Companies as of the Closing Date (excluding trade credit, accounts payable and accrued liabilities incurred in the ordinary course of business to the extent reflected as Current Liabilities on the Estimated Statement of Closing Net Working Capital and also excluding the Medifax Note).
          (b) Parent shall cause the Companies to pay their respective parent entities and then to Parent an amount equal to Parent’s good faith estimate of the excess (if any) of (i) the consolidated Cash of the Companies over (ii) amounts used to satisfy Indebtedness pursuant to Section 2.10(a); provided, that the Companies shall have a minimum of $10,000,000 in immediately available, freely transferable cash and cash equivalents for working capital purposes available as of the Closing, after giving effect to the transactions contemplated hereby (the “Minimum Cash Balance”). The Minimum Cash Balance shall be treated as a loan to the Companies from Parent to be repaid pursuant to Section 2.15(b). Parent may cause any of the Companies to make payments under this Section 2.10(b), other than the repayment of the Minimum Cash Balance, in the form of a dividend or distribution of capital.
          Section 2.11 Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to the Purchaser:
          (a) counterparts of the LLC Agreement duly executed by Holdco 1 and Holdco 2;
          (b) counterparts of the Transition Services Agreement and Trademark Assignment Agreement duly executed by Parent and EBS LLC;
          (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by the respective Board of Directors or members of Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax evidencing their authorization of the execution and delivery of, as applicable, this Agreement, the Transition Services Agreement, the Trademark Assignment Agreement and the LLC Agreement and the consummation of the transactions contemplated hereby and thereby;
          (d) certified copies of the certificates of incorporation, certificates of formation, bylaws or other applicable organizational documents of Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax;
          (e) a certificate of a duly authorized executive officer of Parent certifying as to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(e);
          (f) certificates, if any, representing all limited liability company interests in Master LLC for cancellation pursuant to Section 2.08(b) and a duly executed stock power of Holdco 1, effecting the Medifax Contribution; and
          (g) affidavits of non-foreign status duly executed by each Parent Member in a form that is in compliance with Section 1445 and the Regulations promulgated thereunder and reasonably satisfactory to the Purchaser and IRS Forms W-9 duly executed by each Parent Member.

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          Section 2.12 Closing Deliveries by the Purchaser and its Affiliates. (a) At the Closing, Merger LLC (or the Surviving LLC) shall deliver, or the Purchaser shall cause to be delivered, to Holdco 1 and Holdco 2 their respective pro rata portions of the LLC Cash Merger Consideration as provided in Section 2.08(b) and adjusted pursuant to Section 2.13.
          (b) At the Closing, the Purchaser shall deliver to Parent:
          (i) counterparts of the LLC Agreement duly executed by the Purchaser;
          (ii) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors or members of the Purchaser, Merger LLC and Merger Co evidencing their authorization of the execution and delivery of this Agreement and, as applicable, the LLC Agreement and the consummation of the transactions contemplated hereby and thereby;
          (iii) certified copies of the certificates of incorporation, certificates of formation, bylaws or other applicable organizational documents of the Purchaser, Merger LLC and Merger Co; and
          (iv) a certificate of a duly authorized executive officer of the Purchaser certifying as to the matters set forth in Section 8.01(a) and Section 8.01(b).
          Section 2.13 Estimate of Closing Net Working Capital. The LLC Cash Merger Consideration shall be subject to adjustment prior to the Closing, as specified in this Section 2.13:
          (a) Estimated Statement. Not fewer than ten days prior to the Closing Date, Parent shall prepare and deliver to the Purchaser a statement with reasonable supporting detail (the “Estimated Statement of Closing Net Working Capital”) setting forth Parent’s good faith estimate of Net Working Capital of the Companies as of the Closing Date (the “Estimated Closing Net Working Capital”), giving effect to the Medifax Contribution and the transactions contemplated by this Agreement to occur prior to the Closing (but not taking into account the Financing and payment of the Minimum Cash Balance as provided in Section 2.15(b)), including the actions described in Section 2.10 and to the extent any Indebtedness of the Companies that exists prior to the Closing would remain outstanding following the Closing, other than the Medifax Note, such Indebtedness shall be reflected on the Estimated Statement of Closing Net Working Capital.
          (b) The Estimated Statement of Closing Net Working Capital shall reflect Parent’s good faith estimate of the amount of each line item thereon determined on a basis in accordance with the provisions of Section 2.13(a) and shall be substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.14(a)(ii).
          (c) Pre-Closing Adjustment of LLC Cash Merger Consideration. The LLC Cash Merger Consideration shall be adjusted prior to the Closing as follows:

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          (i) If the Estimated Closing Net Working Capital exceeds the Target Working Capital by more than $2.5 million, then the LLC Cash Merger Consideration to be paid at the Closing shall be adjusted upward in an amount equal to the excess of the Estimated Closing Net Working Capital over the Target Net Working Capital.
          (ii) If the Estimated Closing Net Working Capital is less than the Target Net Working Capital by more than $2.5 million, then the LLC Cash Merger Consideration to be paid at the Closing shall be adjusted downward in an amount equal to the difference of the Estimated Closing Net Working Capital less the Target Net Working Capital.
          (iii) If the Estimated Closing Net Working Capital is not more than $2.5 million greater or lesser than the Target Net Working Capital, there shall be no adjustment to the LLC Merger Cash Consideration pursuant to this Section 2.13.
          Section 2.14 Post-Closing Adjustment of LLC Cash Merger Consideration. The LLC Cash Merger Consideration shall be subject to adjustment after the Closing as specified in this Section 2.14:
          (a) Closing Balance Sheet. (i) The Purchaser shall prepare (with the assistance of Master LLC) and deliver to Parent within 60 days following the Closing Date:
          (A) an unaudited consolidated balance sheet of the Companies dated as of the Closing Date (the “Closing Balance Sheet”), and giving effect to the Medifax Contribution and the transactions contemplated by this Agreement to occur prior to the Closing (but not taking into account the Financing and payment of the Minimum Cash Balance in Section 2.15(b)), including the actions described in Section 2.10, consistent with the Year End Audited Balance Sheet and prepared in accordance with Section 2.14(a)(ii), except for the absence of footnotes and other items that are not typically included in an unaudited balance sheet; and
          (B) a statement (the “Closing Net Working Capital Statement”) setting forth the Net Working Capital of the Companies as of the Closing Date (the “Closing Net Working Capital”), prepared in accordance with Section 2.14(a)(ii) and giving effect to the Medifax Contribution and the transactions contemplated by this Agreement to occur prior to the Closing (but not taking into account the Financing and payment of the Minimum Cash Balance in Section 2.15(b)), including the actions described in Section 2.10.
          (ii) The Closing Balance Sheet and the Closing Net Working Capital Statement shall be prepared on a basis in accordance with the provisions of Section 2.14(a)(i)(B) and shall be prepared substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.14(a)(ii).
          (iii) The Purchaser and Parent hereby acknowledge that, notwithstanding the provisions of Section 2.10(a) and Section 2.10(b): (A) all Cash (other than the Minimum Cash Balance) of the Companies that existed prior to the Closing and that remain immediately after the Closing shall be reflected on the Closing

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Net Working Capital Statement and the Closing Balance Sheet; and (B) to the extent that any Indebtedness of the Companies that existed prior to the Closing remains outstanding immediately after the Closing (after giving effect to the Medifax Contribution), other than the Medifax Note, such Indebtedness shall be reflected on the Closing Net Working Capital Statement and the Closing Balance Sheet.
          (b) Disputes. (i) Parent and its representatives shall be given timely access to all supporting documents and work papers used in the preparation of the Closing Net Working Capital Statement and the Closing Balance Sheet and such Books and Records, facilities and employees of the Companies and Master LLC as it may reasonably request, in connection with its review of the Closing Net Working Capital Statement and the Closing Balance Sheet.
          (ii) Parent may dispute any amounts reflected on the Closing Net Working Capital Statement or the Closing Balance Sheet. If Parent elects to dispute any such amount, Parent shall notify the Purchaser in writing of each disputed item on the Closing Net Working Capital Statement, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of the Purchaser’s delivery of the Closing Balance Sheet and the Closing Net Working Capital Statement under Section 2.14(a)(i) to Parent, with any amount not so disputed being final and binding on the parties in accordance with Section 2.14(c). In the event of such a dispute, Parent and the Purchaser shall attempt to reconcile their differences. If Parent and the Purchaser are unable to reach a resolution within 30 days after receipt by the Purchaser of Parent’s written notice of dispute, Parent and the Purchaser shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Purchaser and Parent, to another independent accounting firm of international reputation mutually acceptable to Parent and the Purchaser) (either Deloitte & Touche LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to Parent and the Purchaser upon such remaining disputed items, and such report shall be final and binding on Parent and the Purchaser. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. If the Independent Accounting Firm resolves all disputes presented to it entirely in the manner proposed by Parent or the Purchaser, as the case may be, the fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Accounting Firm shall be shared based on the difference between Parent’s position, on the one hand, and the Purchaser’s position, on the other hand, initially presented to the Independent Accounting Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Accounting Firm in proportion to the total difference between Parent’s and the Purchaser’s initial positions.
          (c) Post-Closing Adjustment Payments. The Closing Balance Sheet and the Closing Net Working Capital Statement shall be deemed final for the purposes of this Section 2.14 and binding on the parties upon the earliest of (i) the failure of Parent to timely notify the

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Purchaser of a dispute in accordance with Section 2.14(b)(ii), (ii) the resolution of all disputes by Parent and the Purchaser and (iii) the resolution of all disputes by the Independent Accounting Firm. Within two Business Days of the Closing Balance Sheet and the Closing Net Working Capital Statement being deemed final, an adjustment payment shall be made as follows, by wire transfer in immediately available funds to Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, or to the Surviving LLC, as applicable:
          (A) (x) If the Closing Net Working Capital exceeds the Estimated Net Working Capital, then the Surviving LLC shall pay an amount equal to the full amount of the excess of Closing Net Working Capital over Estimated Net Working Capital to Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, by wire transfer of immediately available funds; provided, however, that, no such payment shall be made if the excess of Closing Net Working Capital over Target Net Working Capital is not greater than $2.5 million; or
               (y) If the Closing Net Working Capital is less than the Estimated Net Working Capital, then Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, shall pay an amount equal to such shortfall to the Surviving LLC by wire transfer of immediately available funds; provided, however, that if either Holdco 1 or Holdco 2 is unable or unwilling to pay such amount, Parent shall be liable for such payments and provided, further, that, no such payment shall be made if Closing Net Working Capital is not less than Target Net Working Capital by an amount greater than $2.5 million;
          (B) (x) If an adjustment to the LLC Merger Consideration was made pursuant to Section 2.13(c)(i) and it is subsequently determined pursuant to this Section 2.14 that the Closing Net Working Capital does not exceed Target Net Working Capital by more than $2.5 million, then Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, shall pay to the Surviving LLC by wire transfer of immediately available funds an amount equal to the amount by which the LLC Merger Consideration was increased pursuant to Section 2.13(c)(i); provided, however, that if either Holdco 1 or Holdco 2 is unable or unwilling to pay such amount, Parent shall be liable for such payments; or
               (y) If an adjustment to the LLC Merger Consideration was made pursuant to Section 2.13(c)(ii) and it is subsequently determined pursuant to this Section 2.14 that the Closing Net Working Capital is not less than Target Net Working Capital by more than $2.5 million, then the Surviving LLC shall pay to Parent by wire transfer of immediately available funds an amount equal to the amount by which the LLC Merger Consideration was decreased pursuant to Section 2.13(c)(ii).
          Section 2.15 Contribution of Medifax; Post-Closing Distributions.

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          (a) On the Closing Date and immediately after the Corporate Merger Effective Time, (i) Medifax shall pay $190,000,000 in immediately available funds to Holdco 1 in full satisfaction of all amounts outstanding on the Medifax Note and (ii) following such payment, Holdco 1 will contribute the Medifax Shares to Master LLC, which will in turn contribute the Medifax Shares to the Surviving LLC (the “Medifax Contribution”).
          (b) Not later than 60 days following the Closing Date, EBS LLC shall pay to Parent an amount equal to the Minimum Cash Balance, plus any additional amount that EBS LLC shall have borrowed from Parent pursuant to Section 5.25 of this Agreement and not yet repaid.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT
          Except as set forth in the Disclosure Schedule, Parent hereby represents and warrants to the Purchaser as follows (it being understood that the representations and warranties made by Parent in this Article III that are not made as of a specific date shall be deemed to have been made as of September 26, 2006 and as of the Closing).
          Section 3.01 Organization, Authority and Qualification of Parent, Holdco 1, Holdco 2, Master LLC, Medifax and EBS LLC. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement and the Transition Services Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Transition Services Agreement, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been, and upon its execution the Transition Services Agreement shall have been, duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution the Transition Services Agreement shall constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.
          (b) Holdco 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement and the LLC Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Holdco 1 of this Agreement and the LLC Agreement, the performance by Holdco 1 of its obligations hereunder and thereunder and the consummation by Holdco 1 of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Holdco 1. This Agreement has been, and upon its execution the LLC Agreement shall have been, duly executed and delivered by Holdco 1, and

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(assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution the LLC Agreement shall constitute, legal, valid and binding obligations of Holdco 1, enforceable against Holdco 1 in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy. Since its formation, Holdco 1 has conducted no business or other activities, and has incurred no Liabilities, except as contemplated by this Agreement.
          (c) Holdco 2 is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary corporate power and authority to enter into this Agreement and the LLC Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Prior to the Closing, Holdco 2 shall have executed a counterpart to this Agreement agreeing to be bound by all of the provisions of this Agreement, in form and substance reasonably satisfactory to the Purchaser. As of the Closing, the execution and delivery by Holdco 2 of this Agreement and the LLC Agreement, the performance by Holdco 2 of its obligations hereunder and thereunder and the consummation by Holdco 2 of the transactions contemplated hereby and thereby shall have been duly authorized by all requisite corporate or other action on the part of Holdco 2. As of the Closing and upon its execution each of this Agreement and the LLC Agreement shall have been duly executed and delivered by Holdco 2, and as of the Closing (assuming due authorization, execution and delivery by the other parties thereto) and upon its execution each of this Agreement and the LLC Agreement shall constitute a legal, valid and binding obligation of Holdco 2, enforceable against Holdco 2 in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.
          (d) Master LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Master LLC of this Agreement, the performance by Master LLC of its obligations hereunder and the consummation by Master LLC of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Master LLC. This Agreement has been duly executed and delivered by Master LLC, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligations of Master LLC, enforceable against Master LLC in accordance with its respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy. Since its formation, Master LLC has incurred no Liabilities and has no assets or operations, except as contemplated by this Agreement.
          (e) Medifax is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Medifax of this

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Agreement, the performance by Medifax of its obligations hereunder and the consummation by Medifax of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Medifax. This Agreement has been duly executed and delivered by Medifax, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of Medifax, enforceable against Medifax in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy. The board of directors of Medifax has approved this Agreement, the Corporate Merger and the other transactions contemplated by this Agreement, has determined that the Corporate Merger is fair to and in the best interests of Medifax and has recommended that the sole stockholder of Medifax adopt this Agreement. Other than the stockholder approval contemplated by Section 5.16, no other stockholder action on the part of Medifax is or will be necessary to approve the Corporate Merger.
          (f) As of November 15, 2006 and as of the Closing, EBS LLC is and will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has and will have all necessary limited liability company power and authority to enter into this Agreement and the Transition Services Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by EBS LLC of this Agreement and the Transition Services Agreement, the performance by EBS LLC of its obligations hereunder and thereunder and the consummation by EBS LLC of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of EBS LLC. This Agreement has been, and upon its execution the Transition Services Agreement shall have been, duly executed and delivered by EBS LLC, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution the Transition Services Agreement shall constitute, legal, valid and binding obligations of EBS LLC, enforceable against EBS LLC in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy. Master LLC, the sole member of EBS LLC, has approved the LLC Merger and this Agreement. No other member action on the part of EBS LLC is or will be necessary to approve the LLC Merger. Since its formation, EBS LLC has incurred no Liabilities and has no assets or operations, except as contemplated by this Agreement.
          Section 3.02 Organization, Authority and Qualification of Envoy and MedE. (a) Each of Envoy and MedE (i) is, as of the date of this Agreement, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) will be, after the consummation of the Reorganization and as of the Closing, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Envoy and MedE has all necessary corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. True and correct copies of the certificate of incorporation and bylaws of each of Envoy and MedE have been made available by Parent to the Purchaser.

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          (b) Each of Envoy and MedE is duly licensed or qualified and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (i) materially and adversely affect the ability of the Companies to operate their respective businesses or own or lease properties in such jurisdictions, (ii) materially and adversely affect the ability of Parent, Holdco 1, Holdco 2, Master LLC or EBS LLC to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement, the Transition Service Agreement and the LLC Agreement, or (iii) otherwise have a Material Adverse Effect.
          Section 3.03 Capitalization; Ownership of Shares. (a) The authorized limited liability company interests of Master LLC consist of 50 Units as of the time immediately following the consummation of the Reorganization and immediately prior to the LLC Merger Effective Time will consist of 56.18 Units. As of the date of this Agreement, all the outstanding limited liability company interests of Master LLC are held by Holdco 1 free and clear of all Encumbrances. Except as set forth in Section 3.03(a) of the Disclosure Schedule, as of the time immediately after the consummation of the Reorganization and immediately prior to the LLC Merger Effective Time, all the outstanding limited liability company interests of Master LLC will be held by Holdco 1 and Holdco 2 free and clear of all Encumbrances. Except as set forth in Section 3.03(a) of the Disclosure Schedule, as of the date of this Agreement and as of the Closing, there are and will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the limited liability company interests of Master LLC or obligating Holdco 1, Holdco 2 or Parent (or their Affiliates) to issue or sell any interests in Master LLC.
          (b) The authorized capital stock of Medifax consists of 100 shares of common stock, par value $0.01 per share. As of the date of this Agreement and as of the Closing, 78 shares of the common stock of Medifax are and will be issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement and as of the Closing, there are and will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Medifax Shares or obligating either Parent, Holdco 1, Envoy or Medifax (or their Affiliates) to issue or sell any shares of Medifax common stock, or any other interest in, Medifax. The Medifax Shares constitute all the issued and outstanding capital stock of Medifax and (A) are owned of record by Envoy, (B) as of the time immediately after the consummation of the Reorganization will be owned of record by Holdco 1, and (C) on the Closing Date and immediately after the Corporate Merger Effective Time (and after giving effect to the Medifax Contribution) will be owned of record by the Surviving LLC, in each case, free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which Encumbrances no representation or warranty is made, or (ii) set forth in Section 3.03(b) of the Disclosure Schedule.
          (c) As of the date of this Agreement, the authorized capital stock of Envoy consists of 1,000 shares of common stock. As of the date of this Agreement, 100 shares of Envoy common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in 3.03(c) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Envoy Shares or obligating either Parent or Envoy

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(or their Affiliates) to issue or sell any shares of Envoy common stock, or any other interest in, Envoy. As of the date of this Agreement and at all times prior to the consummation of the Reorganization, the Envoy Shares constitute all the issued and outstanding capital stock of Envoy and are owned of record by Parent free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which Encumbrances no representation or warranty is made, or (ii) set forth in Section 3.03(c) of the Disclosure Schedule.
          (d) As of the date of this Agreement, the authorized capital stock of MedE consists of 100 shares of common stock. As of the date of this Agreement, 100 shares of MedE common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in Section 3.03(d) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the MedE Shares or obligating either Parent or MedE (or their Affiliates) to issue or sell any shares of MedE common stock, or any other interest in, MedE. As of the date of this Agreement and at all times prior to the consummation of the Reorganization, the MedE Shares constitute all the issued and outstanding capital stock of MedE and are owned of record by Parent free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which no representation or warranty is made, or (ii) set forth in Section 3.03(d) of the Disclosure Schedule.
          (e) As of the time immediately after the consummation of the Reorganization and as of the Closing, all the outstanding limited liability company interests of Envoy will be validly issued, fully paid and non-assessable, held by the Surviving LLC free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which Encumbrances no representation or warranty is made, or (ii) set forth in Section 3.03(e) of the Disclosure Schedule. As of the Closing, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Envoy interests or obligating Parent or Envoy (or their Affiliates) to issue or sell any interests in Envoy.
          (f) As of the time immediately after the consummation of the Reorganization and as of the Closing, all the outstanding limited liability company interests of MedE will be validly issued, fully paid and non-assessable, held by the Surviving LLC free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which Encumbrances no representation or warranty is made, or (ii) set forth in Section 3.03(f) of the Disclosure Schedule. As of the Closing, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the MedE interests or obligating Parent or MedE (or their Affiliates) to issue or sell any interests in MedE.
          (g) As of November 15, 2006 and as of the Closing, the authorized limited liability company interests of EBS LLC consist of and will consist of 50 Units. As of November 15, 2006 and as of the Closing, all the outstanding limited liability company interests of EBS LLC are and will be held by Master LLC free and clear of all Encumbrances. As of the time immediately after the consummation of the Reorganization and immediately prior to the LLC Merger Effective Time, all the outstanding limited liability company interests of EBS LLC will be held by Master LLC free and clear of all Encumbrances. As of November 15, 2006 and as of the Closing, there are and will be no options, warrants, convertible securities or other rights,

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agreements, arrangements or commitments relating to the limited liability company interests of EBS LLC or obligating Master LLC to issue or sell any interests in EBS LLC.
          Section 3.04 Subsidiaries. Section 3.04 of the Disclosure Schedule sets forth all of Envoy’s (other than ViPS and its Subsidiaries) and MedE’s direct and indirect Subsidiaries as of the date of this Agreement and as of the Closing, listing for each subsidiary, its name and its jurisdiction of incorporation, its authorized capital stock or other ownership interests and the number of issued and outstanding shares or other ownership interest. Other than with respect to such Subsidiaries and except as set forth in Section 3.04 of the Disclosure Schedule, neither Envoy nor MedE own, directly or indirectly, any capital stock or other ownership interests of any Person. Except as set forth in Section 3.04 of the Disclosure Schedule, as of the date of this Agreement and as of the Closing, all of the issued and outstanding shares or other ownership interests of each of the Subsidiaries listed in Section 3.04 of the Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and, at the Closing, all such issued and outstanding shares or other ownership interests will be owned directly or indirectly by Envoy or MedE, as the case may be, free and clear of all Encumbrances other than Encumbrances (i) created pursuant to the Debt Financing, as to which Encumbrances no representation or warranty is made, or (ii) set forth in Section 3.04 of the Disclosure Schedule. Except as set forth in Section 3.04 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock or other ownership interests of any of the Subsidiaries listed in Section 3.04 of the Disclosure Schedule or obligating either Parent or any such Subsidiary (or their Affiliates) to issue or sell any capital stock or other ownership interests in any such Subsidiary. Except as set forth in Section 3.04 of the Disclosure Schedule, as of the Closing, all of the Companies will be direct or indirect wholly-owned Subsidiaries of Master LLC and Master LLC will own no direct or indirect equity interests in any Person other than the Subsidiaries.
          Section 3.05 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser or any of its Affiliates, the execution, delivery and performance by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax of, as applicable, this Agreement, the Transition Services Agreement and the LLC Agreement do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or any Company, (ii) conflict with or violate any Law or Governmental Order applicable to Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or any Company, or (iii) except as set forth in Section 3.05 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) or require any consent or notice under, any Material Contract except, in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax to carry out their respective obligations under, and to consummate the transactions contemplated by, as applicable, this Agreement, the Transition Services Agreement and the LLC Agreement or (B) otherwise have a Material Adverse Effect.

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          Section 3.06 Governmental Consents and Approvals. The execution, delivery and performance by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax of, as applicable, this Agreement, the Transition Services Agreement and the LLC Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.06 of the Disclosure Schedule, (ii) the premerger notification and waiting period requirements of the HSR Act, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax of the transactions contemplated by this Agreement and, as applicable, the Transition Services Agreement and the LLC Agreement or would not have a Material Adverse Effect, or (iv) as may be necessary as a result of any facts or circumstances solely relating to the Purchaser or any of its Affiliates.
          Section 3.07 Financial Information. (a) Set forth in Section 3.07(a) of the Disclosure Schedule are the following financial statements: (i) the audited combined consolidated balance sheet of the Companies as of December 31, 2005 (the “Year End Audited Balance Sheet”) and the related audited combined consolidated statements of income and cash flows of the Companies for the fiscal year ended December 31, 2005 (collectively, the “Year End Audited Financial Statements”) and (ii) the unaudited combined consolidated balance sheet of the Companies as of June 30, 2006, and the related unaudited combined consolidated statements of income and cash flows of the Companies for the six-month period ended June 30, 2006 (the “Six-Month Unaudited Financial Statements”).
          (b) Except as set forth in Section 3.07(b) of the Disclosure Schedule, the Year End Audited Financial Statements and the Six-Month Unaudited Financial Statements fairly present, in all material respects, the combined consolidated financial position, results of operations and cash flows of the Companies as of each date and for the periods covered thereby in accordance with GAAP, applied on a consistent basis; provided, that the Six-Month Unaudited Financial Statements lack (i) footnotes and other presentation items associated with audited financial statements, and (ii) updates to the Deferred Tax Accounts amounts included in the Six-Month Unaudited Financial Statements. All of the Companies and their Subsidiaries are combined or consolidated for accounting purposes.
          Section 3.08 Absence of Undisclosed Material Liabilities. There are no Liabilities of the Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected on, or reserved against in, the Year End Audited Balance Sheet, (ii) set forth in Section 3.08 of the Disclosure Schedule, (iii) incurred since the Reference Statement Date in the ordinary course of business of the Companies, (iv) arising in connection with the matters set forth in paragraphs 2, 5, 6, 7, 8 and 9 of Exhibit 5.01, (v) to repay the Minimum Cash Balance or (vi) which would not have a Material Adverse Effect.
          Section 3.09 Conduct in the Ordinary Course. Except as set forth in Section 3.09 of the Disclosure Schedule, from the Reference Statement Date and through the date of this Agreement, each Company has not:

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          (a) (i) issued, sold or redeemed any capital stock or other ownership interests, notes, bonds or other securities of the Companies (or any option, warrant or other right to acquire the same), (ii) declared, made or paid any dividends or distributions to the holders of capital stock or other equity securities, of any Company, as the case may be, other than dividends, distributions and redemptions declared, made or paid by any Company solely to another Company or (iii) split, combined or reclassified any capital stock of the Companies;
          (b) amended or restated the certificate of incorporation or bylaws (or similar organizational documents) of a Company, as the case may be;
          (c) granted, adopted or announced (i) any increase in, or acceleration of payment or vesting of, the salaries, bonuses or other compensation or benefits, or (ii) any new bonus or other compensation or benefits payable by such Company, as the case may be, to any of the current or former employees, officers, individual consultants or directors of any Company other than (x) as required by Law, (y) pursuant to any Plans, or (z) solely with respect to employees who are not employees of any Company with current annual salaries in excess of $150,000, in the ordinary course of business consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (d) except in the ordinary course of business, (i) incurred any Indebtedness for borrowed money (other than Indebtedness to Parent or to another Company), (ii) issued any debt securities, or (iii) assumed or guaranteed or otherwise become responsible for any indebtedness of any Person (other than Indebtedness of another Company), in the case of (i), (ii) and (iii) above, in an aggregate amount exceeding $2,000,000;
          (e) made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof for consideration in excess of $2,000,000 in the aggregate;
          (f) except in the ordinary course of business, created any Encumbrances on any of their assets, tangible or intangible, other than Permitted Encumbrances and Encumbrances on assets having an aggregate value not in excess of $2,000,000;
          (g) sold, assigned or transferred any of their tangible assets except in the ordinary course of business and except for any such assets having an aggregate value of less than $2,000,000;
          (h) disposed of, granted, abandoned or permitted to lapse any Intellectual Property except in the ordinary course of business consistent with past practice (including sales to customers);
          (i) made any material change in any method of accounting or accounting practice or policy used by a Company, as the case may be, other than such changes required by GAAP or by Law;
          (j) waived any material rights of value under any Material Contracts, other than in the ordinary course of business consistent with past practice;

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          (k) purchased, sold or entered into any contract to purchase or sell any real property;
          (l) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Companies;
          (m) suffered any Material Adverse Effect; or
          (n) agreed to take any of the actions specified in Sections 3.09 (a)-(k), except as contemplated by this Agreement and the Transition Services Agreement.
          Section 3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule and other than Actions arising after the date of this Agreement in the ordinary course of business of the Companies, there is no Action by or against the Companies pending, or to the Knowledge of Parent threatened, that would, if adversely determined, have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement, the Transition Services Agreement, the LLC Agreement or the consummation of the transactions contemplated hereby or thereby.
          Section 3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Disclosure Schedule or as would not (i) materially and adversely affect the ability of Parent and the Companies to operate their respective businesses, (ii) materially and adversely affect the ability of Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the Transition Services Agreement and the LLC Agreement, or (iii) otherwise have a Material Adverse Effect, none of the Companies is in violation of any Laws (including without limitation all applicable federal and state health care-related Laws), Governmental Orders or permits or licenses applicable to the Companies.
          Section 3.12 Environmental Matters. (a) Except as set forth in Section 3.12 of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect:
          (i) there are, with respect to the Companies and the Leased Real Property, no violations of any applicable Environmental Laws or Environmental Permits;
          (ii) there is no Environmental Claim pending or, to Parent’s Knowledge, threatened against any of the Companies or against any Person whose liability for any Environmental Claim any of the Companies has retained or assumed either contractually or by operation of law, other than Environmental Claims arising after the date of this Agreement in the ordinary course of business of the Companies;
          (iii) to the actual knowledge of Parent (without independent inquiry), there is no asbestos contained in or forming part of any space in any Leased Real Property except as is in full compliance with all applicable Laws and, with respect thereto, none of the Companies has caused or exacerbated the release of any asbestos at,

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within or from any such location, and no polychlorinated biphenyls (PCBs) or PCB—containing items are used or stored at any Leased Real Property;
          (iv) neither Parent nor any of the Companies are required by virtue of the transactions contemplated by this Agreement or as a condition to the effectiveness of any transactions contemplated hereby, to (A) perform a site assessment for Hazardous Substances, (B) remove or remediate Hazardous Substances, (C) give notice to or receive approval from any Governmental Authority regarding any environmental matter, or (D) record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
          (v) Parent has delivered or made available to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, reports, tests, reviews or other analyses conducted by or on behalf of Parent or any of the Companies concerning the condition of any Leased Real Property or any material violation of Environmental Laws or Hazardous Substance contamination with respect to the Leased Real Property to the extent such documents are in the possession or control of Parent.
          (b) None of the representations and warranties in this Agreement other than those contained in this Section 3.12 shall address matters involving Environmental Laws, Environmental Permits, Hazardous Substances or other environmental matters.
          Section 3.13 Intellectual Property.
          (a) Section 3.13(a) of the Disclosure Schedule lists as of the date of this Agreement all registered Intellectual Property and applications for registered Intellectual Property owned by or exclusively licensed to any of the Companies. Except as set forth in Section 3.13(a) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, all such registrations, issuances, filings and applications for Company Intellectual Property are valid, subsisting, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated.
          (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the Knowledge of Parent, the operation of the Companies as presently conducted does not infringe or misappropriate the Intellectual Property of any third party, (ii) to the Actual Knowledge of Parent, the operation of the Companies as presently conducted does not infringe or misappropriate the intellectual property of any third party, (iii) the Companies have not received in the past three years any written notice of any actual, alleged, possible or potential infringement or misappropriation of any Intellectual Property of any third party relating to the Companies and (iv) other than Actions arising after the date of this Agreement in the ordinary course of the business of the Companies, there is no Action pending or, to the Knowledge of Parent, threatened by any third party against the Companies that challenges the legality, validity, enforceability, use or ownership of any Intellectual Property listed in Section 3.13(a) of the Disclosure Schedule or alleges a claim of infringement, dilution or misappropriation of any Intellectual Property of any third party.

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          (c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the Knowledge of Parent, there is no unauthorized use, disclosure, infringement, or misappropriation of any material Intellectual Property owned by or exclusively licensed to the Companies by any third party, including any employee or former employee of the Companies and (ii) the Companies have not brought an Action in the three years prior to the date of this Agreement alleging infringement or misappropriation of any material Intellectual Property owned by or licensed to the Companies or breach of any license or agreement involving such material Intellectual Property against any third party.
          (d) Each of the Companies has taken commercially reasonable measures to maintain and protect the Company Intellectual Property that is owned by any of the Companies, which measures include entering into appropriate confidentiality agreements where commercially reasonable to protect the trade secrets and confidential information of the Companies.
          (e) To the Knowledge of Parent, the “Transform” software product performs in substantial conformance with its documentation and does not contain any Unauthorized Code. Except as set forth in Section 3.13(e) of the Disclosure Schedule, to the Knowledge of Parent, the “Transform” software product does not contain, and is not distributed with, any “open source” code in any manner which would make such software product subject to the terms of any provision of any related “open source” license which would require that the licensee (A) provide sublicensees with access to the source code of the third-party software component and any derivative works thereof, and/or (B) provide for further royalty-free distribution of the third-party software component and any derivative works thereof by sublicensees.
          (f) To the Knowledge of Parent, during the five years prior to the date of this Agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Company or any Person acting on its behalf to any Person (other than a Company) of any source code for the “Transform” software product, and there has not been a release from escrow of any source code for the “Transform” software product to any third party (other than deposits of source code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practices, which deposits have not been released from escrow). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release from escrow of any source code for the “Transform” software product or the grant of additional rights to a Person (other than Master LLC and the Surviving LLC in connection with the transactions contemplated hereby) with regard to such source code.
          (g) Except as set forth in Section 3.13(g) of the Disclosure Schedule, the transactions contemplated hereby (including assignment by operation of law of any contract) will not result in: (A) the granting by any Company of any rights or licenses to any Company Intellectual Property to any third party (including any covenant not to sue with respect to any Company Intellectual Property); or (B) Master LLC or any of the Companies being bound by any non-compete, license, or other material restriction on the operation of the business of the Companies.

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          (h) Excluding the effect of the Company Contracts and Shared Contracts, and taking into account the Transition Services Agreement, there are no express licenses of trade secrets or registered Intellectual Property and, to the Knowledge of Parent, no implied licenses of the foregoing that will be terminated pursuant to Section 5.14 (b)(i).
          Section 3.14 Real Property. (a) The Companies do not own any real property.
          (b) Section 3.14(b) of the Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of all leases, subleases and all material amendments for each such parcel of Leased Real Property (collectively the “Leases”), which schedule sets forth the date of and parties to each Lease and the address of Leased Real Property covered thereby. Parent has made available to the Purchaser copies of all Leases that are true, correct and complete in all material respects. Except as set forth in Section 3.14(b) of the Disclosure Schedule or as would not have a Material Adverse Effect (i) each Lease is in full force and effect, (ii) the transactions contemplated by this Agreement will not result in a breach of or default under any Lease, and will not otherwise cause any Lease to cease to be in full force and effect on identical terms following the Closing, and (iii) there are no material defaults under any Lease by the Company party thereto and to Parent’s Knowledge there are no material defaults under any Lease by the counterparty thereto.
          Section 3.15 Employee Benefits Matters. (a) Section 3.15(a) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other material benefit plans or programs, and with respect to those employees of a Company whose current annual salary is in excess of $100,000, all employment, termination, severance or other contracts or agreements, in each such case (x) to which a Company is a party, (y) with respect to which Parent or a Company could incur any material liability or obligation or (z) which is maintained, contributed to or sponsored by Parent or a Company for the benefit of any current or former employee, officer or director of a Company; provided, however, such list need not include any severance arrangement with respect to a former employee of a Company unless such severance obligation equals or exceeds six months of such former employee’s compensation (collectively, the “Plans”). Each Plan is in writing, except as set forth in Section 3.15(a) of the Disclosure Schedule, and Parent has made available to the Purchaser a copy of each written Plan. Schedule 3.15(a) also sets forth a true and complete list of the employees of a Company who have received Participation Notices under the Emdeon Business Services Change of Control Retention Plan, the Emdeon Business Services Project Bonus Plan, the Emdeon Corporation Change of Control Retention Plan, and/or the Emdeon Corporation Project Bonus Plan.
          (b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of Parent and the Companies has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Knowledge of Parent, no other party to any Plan is in material default or violation of any Plan. No Action is pending or, to the Knowledge of Parent, threatened with

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respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Parent, no fact or event exists that could give rise to any such Action. Except as set forth in Section 3.15(b) of the Disclosure Schedule, no Plan provides medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by Section 4980B of the Code or by applicable state insurance laws.
          (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received, or timely applied for, a favorable determination letter, opinion letter or advisory letter from the IRS covering all of the provisions applicable to the Plan for which determination letters, opinion letters or advisory letters (as applicable) are currently available that the Plan is so qualified and has been timely amended to reflect all applicable changes in the qualification requirements under Section 401(a) of the Code as to which the time for amending has lapsed, and, to the Knowledge of Parent, no fact or event has occurred since the date of such determination letter, opinion letter or advisory letter (as applicable) or letters from the IRS to adversely affect the qualified status of any such Plan, except as set forth in Section 3.15(c) of the Disclosure Schedule.
          (d) To the Knowledge of Parent, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would reasonably be expected to subject any Company to any material tax or penalty imposed by Section 502 of ERISA or Section 4975 of the Code.
          (e) Neither Parent nor any of the Companies, nor any other entity which, together with Parent or any of the Companies would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.
          (f) No Plan is a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) and neither Parent, the Companies nor any of their respective ERISA Affiliates has in the past six years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan.
          (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event), under any Plan or otherwise, (i) entitle any current or former employee, officer, consultant or director of a Company to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of compensation or benefits due to any such employee, officer, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
          (h) Except as otherwise set forth in Section 3.15(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement shall not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

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          (i) Each “nonqualified deferred compensation plan” (as defined in Section 409(A)(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.
          (j) None of the representations and warranties in this Agreement other than those contained in this Section 3.15 and Section 3.09(c), Section 3.17(a)(ii) and Section 3.19 shall address employee benefits matters. For the avoidance of doubt, “employee benefit matters” in the previous sentence shall not include matters regarding employment practices, labor relations, employment discrimination, terms and conditions of employment, and wages.
          Section 3.16 Taxes. Except (i) as set forth in Section 3.16 of the Disclosure Schedule and (ii) for matters that would not have a Material Adverse Effect:
          (a) All Tax Returns required to have been filed by or with respect to any Company have been timely filed (taking into account any extension of time to file granted or obtained) and to the Knowledge of Parent, such Tax Returns were true, correct and complete; and all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the Companies that has not been satisfied by payment, settled or withdrawn which in the aggregate exceed $250,000, other than any such matter arising after the date of this Agreement in the ordinary course of the business of the Companies.
          (b) There has been no Tax audit, examination, suit or similar Tax proceeding since January 1, 2003, or to the Knowledge of Parent, threatened in writing against or with respect to any Company, other than any such matter arising after the date of this Agreement in the ordinary course of the business of the Companies. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from any Company which are expected to be outstanding as of the Closing Date, other than any such matter arising after the date of this Agreement in the ordinary course of the business of the Companies.
          (c) Each Company has complied in all respects with the applicable Laws relating to the withholding of Taxes and the payment thereof. There are no Tax liens on any assets of the Companies (other than Permitted Encumbrances).
          (d) None of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (e) None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (f) Neither any Company nor any Person on behalf of any Company has (i) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision

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of state, local or foreign Law; (ii) granted any Person any power of attorney that is currently in force with respect to any Tax matter; or (iii) since January 1, 2003, requested or received a ruling from a Governmental Authority in respect of Taxes or requested or entered into an agreement in respect of Taxes with a Governmental Authority.
          (g) No Company (i) is or ever has been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, other than any group of which Parent is or has been a member, (ii) has any liability for the Taxes of any other Person under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law) other than with respect to Parent or any direct or indirect subsidiary of Parent, or (iii) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) other than with Parent or any direct or indirect subsidiary of Parent.
          (h) No Company (i) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ii) for taxable periods beginning after December 31, 2001, has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Code Section 6011 or any similar provision of state, local or foreign Law; (iii) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 made before the Closing Date or required to be made as a result of the transactions contemplated by this Agreement (including, without limitation, the Reorganization) where such income would otherwise be reported in a taxable period ending on or before the Closing Date, (B) any intercompany transaction consummated prior to the Closing Date, (C) an installment sale or open transaction disposition made on or before the Closing Date, or (D) a prepaid amount received on or prior to the Closing Date (or under any provision of Law of any jurisdiction with similar consequences as any of (iii)(A) through (iii)(D) above).
          (i) From the Reference Statement Date and through the date of this Agreement, each Company has not taken any action described in Section 5.01(a)(xv) or 5.01(a)(xvi) except in compliance with Section 5.01.
          (j) For federal income Tax purposes, each Company is currently, and will be until the commencement of the Reorganization, a member of an affiliated group (within the meaning of Section 1504 of the Code) of which Parent is the parent.
          (k) For federal income Tax purposes, EBS LLC has always been, and will be at all times through the Closing, a disregarded entity owned by Master LLC.
None of the representations and warranties in this Agreement other than those contained in this Section 3.16 and those contained in Section 3.15 as they relate to Taxes shall address Tax matters.
          Section 3.17 Material Contracts. (a) Section 3.17(a) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of each of the

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following Contracts to which any Company is a party (such Contracts being “Material Contracts”):
          (i) all Contracts (other than Leases listed in Section 3.14(b) of the Disclosure Schedule) involving total annual payments by any Company party thereto of more than $2,000,000 within the 12-month period prior to the last day of the most recent completed quarterly period, except in each case for those Contracts that are cancelable by a Company without penalty or further payment and for those Contracts that are cancelable by a Company with notice of 90 days or less;
          (ii) all employment Contracts with employees whose current annual salary is in excess of $100,000 and Contracts with independent contractors or consultants (or similar arrangements) whose current annualized consulting fee is in excess of $100,000, except in each case for those Contracts that are cancelable by a Company without penalty or further payment with notice of 60 days or less;
          (iii) all Contracts relating to or guaranteeing Indebtedness for borrowed money, or under which any note, bond indenture, mortgage, security interest or other evidence of Indebtedness has been issued, in each case having an outstanding principal amount in excess of $2,000,000;
          (iv) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time or contain a “most favored nations” provision, in any such case to the extent that such limitation or provision is material to the business of the Companies;
          (v) all Contracts with any Governmental Authority involving total annual payments in excess of $2,000,000;
          (vi) the top 20 Contracts with Third-Party Payors entered into by the Companies based on the amount of revenue to the Companies in calendar year 2005;
          (vii) the top 20 Contracts with submitters of medical and dental-claims transactions entered into by the Companies based on the aggregate number of medical and dental-claims transactions submitted to the Companies during calendar year 2005;
          (viii) any Contract entered into prior to the date of this Agreement with respect to the acquisition of any Person providing for an earnout obligation of a Company contingent or otherwise, which obligation continues in any respect after the date hereof;
          (ix) any Contract not described in Section 3.17(a)(viii) which was entered into in the three year period prior to the date of this Agreement with respect to the acquisition of any Person providing for indemnification or other obligation of a Company, contingent or otherwise, which obligation continues in any respect after the date hereof; and

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          (x) all joint venture agreements or partnership agreements (other than contracts entered into in the ordinary course of the business of the Companies).
          (b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule and other than Material Contracts in respect of which the counterparty terminates or provides a notice of termination after the date of this Agreement in order to avoid the automatic renewal of such Material Contract’s term in accordance with the terms set forth in such Material Contract on the date hereof, each Material Contract (i) is valid and binding on a Company, as the case may be, party thereto and, to the Knowledge of Parent, the counterparties thereto, (ii) is in full force and effect and (iii) by giving effect to the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, would continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.17(b) of the Disclosure Schedule, none of the Companies party thereto, and to Parent’s Knowledge, none of the counterparties thereto, are in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect. No counterparty has given written notice, or, to the Actual Knowledge of Parent, given verbal notice, of its intention to terminate or not to renew a Material Contract, except with respect to Material Contracts as to which the counterparty terminates or provides notice of termination after the date of this Agreement in order to avoid the automatic renewal of such Material Contract’s term in accordance with the terms set forth in such Material Contract on the date hereof.
          (c) Copies of all Material Contracts have been made available to the Purchaser and such copies are true, correct and complete in all material respects.
          Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material insurance policies with respect to which any Company is an insured (the “Material Insurance Policies”), and, except as otherwise specified in Section 3.18 of the Disclosure Schedule, such coverages are in full force and effect on the date of this Agreement and all due premiums have been paid.
          Section 3.19 Labor Relations. (a) Except as set forth in Section 3.19(a) of the Disclosure Schedule, there is no pending or, to Parent’s Knowledge, threatened strike, slowdown, picketing, work stoppage, or any pending application for certification of a collective bargaining agent against any of the Companies, except to the extent such disputes would not result in a Material Adverse Effect. There are no, and have not been in the prior six years, collective bargaining agreements involving employees of the Companies.
          (b) Parent and the Companies have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law that remains unsatisfied. Section 3.19(b) of the Disclosure Schedule contains a list of the names and sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Companies during the six-month period prior to the date of this Agreement. Section 3.19(b) of the Disclosure Schedule shall be updated within 5 Business Days prior to the Closing with respect to the six-month period prior thereto.

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          Section 3.20 Brokers. Except for the fees and expenses payable to The Blackstone Group L.P. and Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Transition Services Agreement or the LLC Agreement based upon arrangements made by or on behalf of Parent. Parent is solely responsible for the fees and expenses of The Blackstone Group L.P. and Citigroup Global Markets Inc.
          Section 3.21 Sufficiency of Assets. As of the Closing Date, the Company Assets, the Shared Contracts, the Company Contracts and the Intercompany Agreements, together with the services to be provided under the Transition Services Agreement, will constitute all the properties, assets and rights as are necessary and sufficient for the operation of the business of the Companies in the ordinary course of business substantially as it is conducted by Parent and its Affiliates as of the date hereof and as of the Closing Date.
          Section 3.22 Transactions with Related Persons. Except as set forth in Section 3.22 of the Disclosure Schedule, the Intercompany Agreements, the Shared Contracts set forth on Exhibit 5.08, the Company Contracts set forth on Exhibit 5.11(a)(i)(A), the services to be performed pursuant to the Transition Services Agreement and the Minimum Cash Balance arrangement, (i) none of the Companies is party to any material business arrangement with Parent or its Affiliates (other than the Companies) or any of Parent’s or such Affiliate’s directors or officers (such a Person, a “Related Person”) or, to Parent’s Knowledge, a member of such Related Person’s immediate family and (ii) no Related Person or, to Parent’s Knowledge, any member of such Related Person’s immediate family owns any property or right, tangible or intangible, that is material to the Business.
          Section 3.23 Investment Company. Parent is not and is not controlled by or affiliated with an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          The Purchaser hereby represents and warrants to Parent as follows (it being understood that the representations and warranties made by the Purchaser in this Article IV that are not made as of a specific date shall be deemed to have been made as of September 26, 2006 and as of the Closing):
          Section 4.01 Organization and Authority of the Purchaser, Merger LLC and Merger Co. (a) The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Agreement and the LLC Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the LLC Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized

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by all requisite action on the part of the Purchaser. This Agreement has been, and upon its execution the LLC Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by other parties hereto) this Agreement constitutes, and upon its execution the LLC Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
          (b) Merger LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Merger LLC of this Agreement, the performance by Merger LLC of its obligations hereunder and the consummation by Merger LLC of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Merger LLC. This Agreement has been duly executed and delivered by Merger LLC, and (assuming due authorization, execution and delivery by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax) this Agreement constitutes a legal, valid and binding obligation of Merger LLC, enforceable against Merger LLC in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy. The Purchaser, as sole member of Merger LLC, has approved the LLC Merger and this Agreement. Merger LLC has been created solely to facilitate the LLC Merger and since its formation has conducted no business or other activities and has incurred no Liabilities except as contemplated by this Agreement.
          (c) Merger Co is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Merger Co of this Agreement, the performance by Merger Co of its obligations hereunder and the consummation by Merger Co of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Co. This Agreement has been duly executed and delivered by Merger Co, and (assuming due authorization, execution and delivery by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax) this Agreement constitutes a legal, valid and binding obligation of Merger Co, enforceable against Merger Co in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy. The board of directors of Merger Co has approved this Agreement, the Corporate Merger and the other transactions contemplated by this Agreement, has determined that the Corporate Merger is fair to and in the best interests of Merger Co and has recommended that the sole stockholder of Merger Co adopt this Agreement. Merger Co has been created solely to facilitate the Corporate Merger and since its formation has conducted no business or other activities and has incurred no Liabilities except as contemplated by this Agreement.

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          (d) Equity Investor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into the Investor Guaranty and to carry out the obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Investor Guaranty by the Equity Investor, the performance of the Equity Investor of its obligations thereunder and the consummation by the Equity Investor of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Equity Investor. The Investor Guaranty has been duly executed and delivered by the Equity Investor and constitutes a legal, valid and binding obligation of the Equity Investor, enforceable against the Equity Investor in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
          Section 4.02 Capitalization; Ownership of Shares. (a) The authorized limited liability company interests of Merger LLC consist of 100 units. All the outstanding limited liability company interests of Merger LLC are held by the Purchaser free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the limited liability company interests of Merger LLC or obligating the Purchaser to issue or sell any interests in Merger LLC.
          (b) The authorized capital stock of Merger Co consists of 1,000 shares of common stock, par value $.01 per share. As of the date of this Agreement, 100 shares of the common stock of Merger Co are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the shares of capital stock of Merger Co or obligating Merger LLC to issue or sell any shares of Merger Co common stock, or any other interest in, Merger Co. All the issued and outstanding capital stock of Merger Co is owned of record by Merger LLC free and clear of all Encumbrances.
          Section 4.03 No Conflict.
          (a) Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained, all filings and notifications listed in Section 4.04 have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Purchaser, Merger LLC and Merger Co of this Agreement and, as applicable, the LLC Agreement do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, Merger LLC or Merger Co, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser, Merger LLC or Merger Co or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser, Merger LLC or Merger Co is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Purchaser, Merger LLC or Merger Co to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement and, as applicable, the LLC Agreement.

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          (b) Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained, all filings and notifications listed in Section 4.04 have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Equity Investor of the Investor Guaranty does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Equity Investor, (ii) conflict with or violate any Law or Governmental Order applicable to the Equity Investor or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Equity Investor is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Equity Investor to carry out its obligations under, and to consummate the transactions contemplated by, the Investor Guaranty.
          Section 4.04 Governmental Consents and Approvals. Assuming the accuracy of the representations and warranties in Section 3.06, the execution, delivery and performance by the Purchaser, Merger LLC and Merger Co of this Agreement and, as applicable, the LLC Agreement and the execution, delivery and performance by the Investor of the Investor Guaranty do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the premerger notification and waiting period requirements of the HSR Act or (b) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser, Merger LLC or Merger Co of the transactions contemplated, as applicable, by this Agreement, the LLC Agreement and the Investor Guaranty.
          Section 4.05 Investment Purpose. The Purchaser is acquiring its interests in the Surviving LLC solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser agrees that such interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding such interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
          Section 4.06 Financing. (a) The Purchaser has received and accepted and agreed to a commitment letter dated September 26, 2006 (the “Debt Commitment Letter”) from Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc. Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc (collectively, the “Lenders”) relating to the commitment of the Lenders to provide debt financing in an aggregate amount of $925,000,000 to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (such debt financing, the “Debt Financing”).

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          (b) The Purchaser has received and accepted and agreed to a commitment letter dated September 26, 2006 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) from General Atlantic Partners 82, L.P., a Delaware limited partnership (the “Equity Investor”), relating to the commitment of the Equity Investor to provide cash equity in an aggregate amount of $318,850,000 to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement (such cash equity, the “Cash Equity” and, together with the Debt Financing, the “Financing”). The Equity Investor has executed and delivered to Parent, and Parent has received, accepted and agreed to, the Guaranty, dated as of the date hereof (the “Investor Guaranty”). Subject to the terms and conditions of the Equity Commitment Letter, the Equity Investor has agreed to increase the amount it is obligated to fund under the Equity Commitment Letter to a total of $320,048,126.
          (c) Complete and correct copies of the executed Commitment Letters have been provided to Parent.
          (d) Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, shall provide the Purchaser with acquisition financing at the LLC Merger Effective Time sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay related fees and expenses.
          (e) The Commitment Letters are valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Commitment Letters. The Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters.
          (f) Immediately prior to the LLC Merger Effective Time, Merger LLC will, assuming the conditions set forth in the Commitment Letters and this Agreement have been satisfied, have sufficient cash to pay the LLC Merger Cash Consideration. Immediately prior the Corporate Merger Effective Time, Merger Co will have sufficient cash to repay all amounts outstanding on the Medifax Note at such time.
          Section 4.07 Litigation. There is no Action by or against the Purchaser pending or, to the knowledge of the Purchaser, threatened, which would affect the legality, validity or enforceability of this Agreement, the LLC Agreement or the consummation of the transactions contemplated hereby or thereby.
          Section 4.08 Brokers. Except for fees and expenses payable in connection with the Debt Financing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

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ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.01 Conduct of Business Prior to the Closing. (a) Parent covenants and agrees that, except as described in Exhibit 5.01 or as otherwise expressly contemplated by this Agreement, including pursuant to the Reorganization, between the date of this Agreement and the Closing, Parent shall cause each Company (x) to conduct its business in the ordinary course in all material respects, (y) to use commercially reasonable efforts to preserve intact in all material respects the business organization of the Companies and (z) to comply in all material respects with all Laws applicable to the Companies. Without limiting the foregoing, except as described in Exhibit 5.01 or as contemplated under this Agreement, including pursuant to the Reorganization, Parent covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed, provided the Purchaser may withhold or delay consent for any purpose under this Agreement, including Section 5.17, if a Lender has denied or delayed the granting of such consent request made by the Purchaser), each Company will not:
          (i) (A) issue, sell or redeem any capital stock or other ownership interests (other than as contemplated in connection with consummation of the ViPS Distribution), notes, bonds or other securities of such Company (or any option, warrant or other right to acquire the same) (B) declare, make or pay any dividends or distributions to the holders of capital stock or other equity securities of any Company (other than dividends, distributions and redemptions declared, made or paid solely in cash by any Company solely to Parent or another Company) or (C) split, combine or reclassify any capital stock of any Company;
          (ii) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of such Company, as the case may be;
          (iii) grant or announce any increase in, or acceleration of payment or vesting of, the salaries, bonuses or other compensation or benefits payable by such Company, as the case may be, to any of the employees of such Company, as the case may be, other than (A) as required by Law, (B) pursuant to the terms of the Plans, programs or agreements existing on the date of this Agreement or (C) solely with respect to employees who are not employees of any Company with current annual salaries in excess of $125,000, in the ordinary course of business consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (iv) amend, adopt or enter into any employment or severance agreement with or applicable to any of the current or former employees, officers, consultants or directors of such Company, other than (A) an offer letter for at-will employment with no severance obligation, (B) as required by Law, (C) pursuant to any Plans, programs or agreements existing on the date of this Agreement, or (D) solely with respect to consultants and employees who are not employees of any Company with current annual salaries in excess of $125,000 or are not former employees of any

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Company with annual salaries as of their termination date in excess of $125,000, in the ordinary course of business consistent with the past practices of the business of the Companies;
          (v) with respect to any employees of a Company, provide any additional benefits under a Plan or program existing on the date of this Agreement, or any such plans or programs which may be hereafter adopted, to the extent any such benefit is conditioned directly or indirectly on the consummation of one or more of the transactions contemplated by this Agreement (for the avoidance of doubt, this subsection (v) shall supersede any contrary provision in subsections (iii) or (iv));
          (vi) except in the ordinary course of business, (A) incur any Indebtedness for borrowed money (other than Indebtedness to Parent or to another Company, trade credit and accounts payable, and Indebtedness that will be repaid at or prior to the Closing) (B) extend the ordinary course accounts payable cycle (including with respect to the Accounts Payable and Accrued Medical Expenses that are specific to the Companies and recorded on Parent’s balance sheet) or accounts receivable cycle, (C) issue any debt securities, or (D) assume or guarantee or otherwise become responsible for any indebtedness of any Person (other than Indebtedness of another Company);
          (vii) make any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or Person or division thereof for consideration in excess of $2,000,000 in the aggregate;
          (viii) except in the ordinary course of business, create any Encumbrances on any of their assets, tangible or intangible, other than (A) Permitted Encumbrances, (B) Encumbrances on assets having an aggregate value not in excess of $2,000,000, and (C) Encumbrances that will be released at or prior to the Closing;
          (ix) sell, assign or transfer any of their tangible assets except in the ordinary course of business and except for any such assets having an aggregate value of less than $2,000,000 and except for transfers to another Company;
          (x) make any material change in any method of accounting or accounting practice or policy used by such Company, as the case may be, other than such changes required by GAAP or by Law;
          (xi) enter into or terminate any Lease;
          (xii) purchase, sell or enter into any contract to purchase or sell any real property;
          (xiii) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business which do not exceed $6,000,000 in the aggregate and is in accordance with the Companies’ capital expenditure plan;

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          (xiv) except in the ordinary course of business, allow the lapse of any Company’s rights of ownership or use of any material Intellectual Property;
          (xv) make or change any material Tax election (other than to effect the Reorganization), settle or compromise any material Tax Contest, change in any material respect any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, to the extent that any of the foregoing actions have, individually or in the aggregate adversely affected the Tax liability of Master LLC, EBS LLC, the Companies, Parent or any of its Affiliates for taxable periods (or portions thereof) beginning after the Closing Date;
          (xvi) engage in any “reportable transaction,” including any “listed transaction,” within the meaning of Section 6011 of the Code or any other applicable federal Law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;
          (xvii) agree or permit to terminate, cancel or lapse any Material Insurance Policy that names it as a beneficiary or a loss payee unless such policy is replaced with another policy with substantially similar coverage;
          (xviii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Companies (other than pursuant to this Agreement); or (B) acquire or agree to acquire by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
          (xix) subject the Companies following the Closing to an agreement that prohibits or materially restricts the Companies from engaging in the business in which the Companies are currently engaged;
          (xx) amend, modify, terminate or enter into any agreement or arrangement with any Related Person, including any Intercompany Agreement, or that would result in any Related Person having any interest in any contract, property, right or other asset of the Companies;
          (xxi) enter into, amend, modify, or terminate a Material Contract, other than in the ordinary course of business, or enter into any contract that would be a Material Contract under Section 3.17(a)(iv) had it been entered into as of the date hereof;
          (xxii) settle any Action, other than any settlement providing for the payment of monetary damages in an amount not to exceed $2,000,000 which does not otherwise impair the operation of the business of the Companies following the Closing; or

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          (xxiii) agree to take any of the actions specified in Sections 5.01(a)(i)-(xxii), except as contemplated by this Agreement, the Transition Services Agreement and the LLC Agreement.
Subject to this Section 5.01, prior to the Closing, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control of and supervision over the Companies and their respective operations.
          (b) The Purchaser, Merger LLC and Merger Co covenant and agree that, between the date of this Agreement and the Closing, neither Merger LLC nor Merger Co shall conduct any business or activities or incur or guarantee the payment or performance of any Liabilities, except as contemplated by the terms of this Agreement and the Debt Financing. Parent hereby covenants and agrees that, between the date of this Agreement and the Closing, Master LLC and EBS LLC shall not conduct any business or activities or incur or guarantee the payment or performance of any Liabilities, except as contemplated by the terms of this Agreement and the Debt Financing.
          Section 5.02 Access to Information. (a) From the date of this Agreement until the Closing, Parent shall cause the Companies and their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access, subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, to the offices and properties of each Company and on Parent’s premises the Books and Records of each Company and (ii) make available to the officers, employees, and authorized agents and representatives of the Purchaser, on Parent’s premises, such additional financial and operating data and other information regarding the Companies (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that: (A) any such access or availability shall be provided at the Purchaser’s expense, during normal business hours upon reasonable advance notice to Parent, under the supervision of Parent’s personnel and in such a manner as not to interfere with the normal operations of the Companies; (B) all requests by the Purchaser for access or availability pursuant to this Section 5.02 shall be submitted or directed exclusively to an individual to be designated by Parent; and (C) Parent and the Companies shall not be required to provide any Books and Records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose any information to the Purchaser if such disclosure would, in Parent’s sole discretion, (i) cause significant competitive harm to Parent or the Companies and their respective businesses if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
          (b) In order to facilitate the resolution of any claims made against or incurred by Parent relating to the Companies and their respective businesses, for a period of seven years after the Closing, Master LLC shall (i) retain the Books and Records relating to the Companies relating to periods prior to the Closing, and (ii) upon reasonable advance notice, afford the officers, employees, agents and representatives of Parent reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such Books and Records.

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          (c) In order to facilitate the resolution of any claims made against or incurred by Master LLC or the Companies, for a period of seven years after the Closing, Parent shall (i) retain the Books and Records relating to the Companies relating to periods prior to the Closing which shall not otherwise have been delivered to Master LLC or the Companies, and (ii) upon reasonable advance notice, afford the officers, employees, agents and representatives of Master LLC reasonable access (including the right to make, at Master LLC’s expense, photocopies), during normal business hours, to such Books and Records.
          Section 5.03 Confidentiality. The parties acknowledge and agree that, except with respect to Section 3, Section 6 and Section 7 thereof, which the parties agree shall terminate as of the date hereof, the letter agreement dated as of August 1, 2006 by and between Parent and General Atlantic Service Company, LLC (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser or its representatives pursuant to this Agreement. Each of the Purchaser, Merger LLC, Merger Co and, with respect to periods after the Closing, each of Master LLC and the Surviving LLC agree that it is bound by, and agrees to comply with, all provisions of the Confidentiality Agreement as though each of such parties were parties to the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect in accordance with their terms.
          Section 5.04 Regulatory and Other Authorizations; Notices and Consents. (a) Each party to this Agreement shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement, the Transition Services Agreement and the LLC Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement but in no event more than 10 Business Days of the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding the generality of the parties’ undertaking pursuant to this Section 5.04(a), none of the Purchaser or its Affiliates nor Parent nor any of its Affiliates shall have an obligation to dispose of any assets material to the Purchaser and its Affiliates, on the one hand, or Parent and its Affiliates, on the other hand, or hold separate any assets material to the Purchaser and its Affiliates, on the one hand, or Parent and its Affiliates, on the other hand, or otherwise agree to any restrictions on the business of the Companies, the Purchaser or any of its Affiliates in connection with obtaining any approval from a Governmental Authority.
          (b) Without limiting the generality of Section 5.04(a), each party to this Agreement shall permit the other parties to review in advance any proposed communication by such party to any Governmental Authority relating to the subject matter of this Agreement and shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to such matters. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such

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Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Purchaser will advise Parent promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Purchaser shall use its reasonable best efforts to resolve as promptly as practicable any such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
          Section 5.05 Audited Financials and Quarterly Financials. Parent shall deliver to the Purchaser as soon as practicable after the preparation thereof, and in any event, not later than 30 days following the end of each quarterly period, the unaudited consolidated balance sheet of the Companies and the related unaudited consolidated statements of income and cash flows of the Companies, as of and for each quarterly period ending prior to the Closing; provided, that the quarterly financial statements need not update to the “Deferred Tax Accounts” since the Reference Statement Date to the end of the quarterly period to which such financial statements relate.
          Section 5.06 Director and Officer Liability. Following the Closing, Master LLC shall cause (i) the certificate of incorporation and bylaws (or similar organizational documents) of each of the Companies to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents) of such entity, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals and (ii) any agreement disclosed and made available to the Purchaser prior to the date hereof providing for the indemnification by any Company of any current or former officer or director of any Company in effect as of the date of this Agreement to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by such Company, as the case may be, after the Closing.

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          Section 5.07 Non-Competition; Non-Solicitation. (a) Subject to the provisions of Sections 5.07(b), (c) and (e), for a period of four years from and after the Closing Date (the “Restricted Period”), Parent shall not, and shall cause the Parent Subsidiaries (as defined below) not to, directly or indirectly engage in or own any interest in a business that engages in a Competitive Business (as defined below). As used in this Section 5.07, “Competitive Business” means: (i) the business of operating an electronic data interchange (“EDI”) clearinghouse for the electronic routing of healthcare claims, encounters, eligibility verification requests, electronic remittance advice, and other administrative healthcare transactions between healthcare providers and payers; and (ii) the business of printing, inserting and mailing paper-based explanations of patient benefits (“EOB”) forms, explanation of healthcare provider payments (“EOP”) forms and patient statements of healthcare providers; provided, however, that (A) none of the Parent Businesses (as defined below) shall be deemed to be a “Competitive Business” and (B) the Purchaser acknowledges that Parent and the Parent Subsidiaries will, during the Restricted Period, provide services to or receive services from entities that may be engaged in Competitive Businesses, and in no event shall the providing or receiving of any such services in and of itself be deemed to be a violation of this Section 5.07. As used in this Section 5.07, “Parent Subsidiaries” means all Persons for so long as they are Subsidiaries of Parent at any time following the Closing until the termination of the Restricted Period.
          (b) Notwithstanding anything to the contrary contained in Section 5.07(a), Parent and the Parent Subsidiaries may, during the Restricted Period, (i) engage in or own any interest in any entity that engages in (A) any of the businesses or activities in which Parent or any of the Parent Subsidiaries (other than the Companies but including ViPS) are engaged as of the date of this Agreement or may be engaged in the future, but only to the extent such businesses or activities are a reasonable extension of any of the businesses or activities engaged in by Parent and the Parent Subsidiaries (other than the Companies but including ViPS) as of the date of this Agreement (collectively, the “Parent Businesses”) or (B) any business or activities which are incidental to the Parent Businesses; (ii) own an interest of less than two percent of the voting securities of any publicly traded company; and (iii) acquire and, after such acquisition, own an interest in another Person (or its successor) engaging in a Competitive Business or owning an entity engaging in a Competitive Business if (A) such Competitive Business generated less than fifteen percent (15%) of such Person’s aggregate revenues in the last completed fiscal year of such Person or (B) Parent causes the acquired Person (or its successor) to divest itself of the Competitive Business as soon as is reasonably practicable, but in any event not later than six months, after such acquisition is consummated. In furtherance and not in limitation of the foregoing, the Purchaser acknowledges and agrees that Parent and the Parent Subsidiaries shall not be restricted by this Section 5.07 in providing any products or services (x) for use by consumers of healthcare, including but not limited to, products and services relating to electronic health recordkeeping and/or relating to health benefits decision support, enrollment, management or usage or other matters relating to consumer financial responsibility for healthcare costs; (y) relating to physician-patient communication; and/or (z) relating to the evaluation of healthcare quality or reporting on such evaluations.
          (c) This Section 5.07 shall terminate and continue to apply to Parent and all of its Subsidiaries following a Parent Change of Control. As used in this Agreement, “Parent Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons becomes the

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“beneficial owner” of more than 50% of the equity securities of Parent, whether or not any such beneficial owner engages in a Competitive Business; or (ii) Parent consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with Parent.
          (d) From the date hereof and through and until the end of the Restricted Period, Parent shall not, and shall cause each of the Parent Subsidiaries not to (i) employ any person who is an employee of the Companies as of the Closing Date or (ii) directly or indirectly, solicit or recruit any employee as of the Closing Date of the Companies to leave his or her employment in order to accept employment with Parent or any of the Parent Subsidiaries; provided, that nothing contained in this Section 5.07(d) shall prohibit (x) Parent or the Parent Subsidiaries from hiring any Person described in this Section 5.07(d) in the event that such Person shall have responded to a general solicitation for employment not otherwise aimed at the employees of the Companies or (y) hiring any former employee of any of the Companies whose employment was terminated by such Company at least six months prior to the date upon which such employee is hired.
          (e) Notwithstanding anything to the contrary contained in this Section 5.07, WebMD Health Corp. and its Subsidiaries shall not be subject to the provisions of this Section 5.07 and direct or indirect whole or partial ownership of such entities by Parent and its other Subsidiaries shall not be a violation of or restricted in any way by this Section 5.07.
          Section 5.08 Shared Contracts. (a) Parent and Master LLC shall use commercially reasonable efforts (i) to cause the Shared Contracts set forth on Exhibit 5.08 and such other Shared Contracts as Parent and the Purchaser shall mutually agree in writing prior to the Closing to be replaced, at or prior to Closing, with separate Contracts that are reasonably acceptable to Parent, the Purchaser and Master LLC, and (ii) to cooperate and provide each other with reasonable assistance in effecting such separation of such Shared Contracts prior to the Closing and for a period of 18 months following the Closing.
          (b) If the parties are not able to effect the separation of a Shared Contract prior to the Closing, then, until any such Shared Contract is separated or such Shared Contract expires in accordance with its terms, to the extent permissible under Law and under the terms of such Shared Contract, each of the parties hereto agrees to: (i) use commercially reasonable efforts to perform the obligations under such Shared Contract applicable to it and its Affiliates; (ii) promptly reimburse the other parties hereto for any expenses incurred by such parties or their respective Affiliates); (iii) hold in trust for the benefit of the other parties, and to promptly forward to the other parties, any monies or other benefits received pursuant to such Shared Contract allocable to the other parties (or their respective Affiliates); and (iv) endeavor to institute alternative arrangements intended to put the parties in substantially the same economic position as if such Shared Contract were separated; provided, however, that if the parties are not able to effect the separation of any Shared Contract within 18 months after the Closing, then Parent and its Affiliates shall have no further obligation to Master LLC or its Affiliates with respect thereto and may freely terminate such Shared Contract. Master LLC shall be solely responsible for replacing for itself and the Companies any Shared Contracts not separated or transitioned hereunder.

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          Section 5.09 Insurance. Parent agrees, after the Closing Date to make claims on behalf of the Companies if requested in writing by the Purchaser with respect to third-party claims relating to occurrences prior to the Closing Date pursuant to the general liability, automobile, property and worker’s compensation insurance policies set forth in Exhibit 5.09 (the “Occurrence Policies”); provided, that, in the good faith judgment of Parent, there is not reasonably likely to be any cost or Liability to Parent (taking into account, among other things, adjustments to premiums, deductibles, co-payments, self-insurance arrangements, exhaustion of limits, other reimbursement agreement obligations and administrative and out-of-pocket costs and expenses) in connection with such arrangement. Master LLC shall, or shall cause the Surviving LLC to, reimburse Parent for any such costs and expenses as and when incurred by Parent with respect to third-party claims made on behalf of the Companies under such Occurrence Policies for all claims related to occurrences prior to the Closing Date, whether such claim is made prior to or after the Closing Date, including, but not limited to, all worker’s compensation claims made prior to the Closing Date. Master LLC shall, or shall cause the Surviving LLC to, pay all Parent’s actual costs within 30 days of receipt of Parent’s written request for payment, which request shall contain reasonable supporting detail. Master LLC will use commercially reasonable efforts to cooperate with Parent and the insurance companies regarding any claims made pursuant to this Section 5.09. Parent will be permitted to cancel or amend any of the Occurrence Policies after the Closing, provided that Parent provides reasonable notice to the Purchaser in the event that such cancellation or amendment affects the coverage for the Companies. Parent shall have the right in its sole discretion to present or prosecute any claim under the Occurrence Policies, and to direct the defense of any such claim. Nothing contained in this Section 5.09 shall require Parent to commence any Action against any insurer of the Occurrence Policies. Notwithstanding anything to the contrary contained in this Agreement, Master LLC shall have sole responsibility for obtaining insurance coverage for the Companies and their respective operations effective on and as of the Closing Date and agrees that it will not seek recovery for claims arising after the Closing under Parent’s insurance policies, including the Occurrence Policies.
          Section 5.10 ViPS Distribution and Reorganization. (a) Prior to the Closing, Parent shall cause the ViPS Distribution to be consummated. The Purchaser, Master LLC and EBS LLC expressly acknowledge that subsidiaries included in the ViPS Business Unit are not being transferred to or retained by Master LLC or EBS LLC hereunder and immediately prior to the Closing, no capital stock of or other interests in those subsidiaries shall be owned by any of the Companies.
          (b) On or before the Closing Date, Parent shall, and shall cause Envoy to, enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit 5.10(b) whereby Parent shall assume the obligations of Envoy under the Agreement and Plan of Merger, dated as of July 9, 2004, by and among WebMD Corporation, a Delaware corporation, Envoy, Valor Inc., a Maryland corporation, and ViPS.
          (c) Prior to the Closing, Parent shall cause the Reorganization to be consummated as set forth on Exhibit 1.01(d) and otherwise with definitive documentation reasonably satisfactory to the Purchaser.

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          Section 5.11 Release of Company Contracts, Guarantees; Security Deposits. (a) Prior to the Closing Date, Parent and Master LLC shall cooperate and shall use commercially reasonable efforts to, effective as of the Closing Date and on terms and conditions reasonably satisfactory to the Purchaser: (i) terminate or cause to be terminated (in the case of clause (B) below), or cause Master LLC or one of its Subsidiaries to be substituted in all respects for Parent and any of its Affiliates or former Affiliates (other than any Company) (collectively, the “Released Parties”) in respect of all obligations of the Released Parties under, (A) any Contract (other than a Shared Contract) that solely benefits a Company and to which Parent is a party, if such Contracts are listed in Exhibit 5.11(a)(i)(A) (the “Company Contracts”), and (B) any guarantee of or relating to obligations or liabilities of any Company (including obligations or liabilities under any Contract, letter of credit or lease), if such guarantees are listed in Exhibit 5.11(a)(i)(B) (“Guarantees”); (ii) cause Master LLC or one of its Subsidiaries to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Master LLC or one of its Subsidiaries in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of any Company, if such surety bonds are listed on Exhibit 5.11(a)(ii) (the “Surety Bonds”); and (iii) cause Master LLC to replace all certificates of deposit, cash deposits and other collateral assets supporting letters of credit of a Released Party held by a Person all of which are listed on Exhibit 5.11(a)(iii) (“Deposits”) pursuant to the terms of such lease arrangement, agreement or letter of credit; provided, however, that Parent shall have the ability, from time to time, to supplement Exhibit 5.11(a)(i)(A).
          (b) In the event that the actions described in the preceding sentence shall not be taken by the Closing Date: (i) Parent, Master LLC and the Surviving LLC shall cooperate and use commercially reasonable efforts to (A) replace Deposits and the letters of credit listed on Exhibit 5.11(a)(ii) within one year from the Closing Date, (B) on terms reasonably satisfactory to the Purchaser cause Master LLC or the Surviving LLC to replace any remaining Security Deposits, (C) cause Master LLC and the Companies to assume and perform the liabilities and obligations under the Company Contracts effective as of the Closing Date and (C) terminate, or cause Master LLC, the Surviving LLC or one of their respective Subsidiaries to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantees and to replace Surety Bonds issued on behalf of Released Parties with Surety Bonds (not to exceed the existing amount of such Surety Bonds on the same terms) issued on behalf of Master LLC or one of its Subsidiaries; and (ii) Master LLC or the Surviving LLC shall (A) use commercially reasonable efforts to obtain a letter of credit on behalf of Master LLC or one of its Subsidiaries, (B) indemnify and hold harmless the Released Parties for any losses arising from such Company Contracts (including in the event of the failure of Master LLC or the Surviving LLC to assume or substitute such Company Contracts), Guarantees and Surety Bonds and (D) not permit any Company or their respective Affiliates to (x) renew or extend the term of, (y) increase its obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under any such Guarantee or Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, Master LLC and the Surviving LLC shall use commercially reasonable efforts to (1) perform such obligations on behalf of such Released Party or (2) otherwise take such action as reasonably requested by Parent so as to put such Released Party in the same position as if Master LLC or the Surviving LLC, and not such Released Party, had performed or were performing such obligations.

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          Section 5.12 Name Change of Parent. Pursuant to DGCL Section 253(b), Parent shall, within six months following the Closing Date, change its corporate name from “Emdeon Corporation” to a name that does not contain “Emdeon”.
          Section 5.13 Public Announcements. The parties hereto have agreed to the forms of press release, employee communication materials and customer communication materials (the “Initial Communications”) to be issued promptly after the execution and delivery of this Agreement. Thereafter, Parent and the Purchaser shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all public announcements regarding any aspect of this Agreement; provided, that each of Parent and the Purchaser may make any such announcement that (i) contains only information consistent with the Initial Communications or (ii) it in good faith believes is necessary or advisable in connection with any requirement of Law (it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement or other communication). The Purchaser hereby consents to Parent filing a Current Report on Form 8-K regarding this Agreement, which Current Report will include a copy of this Agreement as an exhibit.
          Section 5.14 Retained Intellectual Property. (a) The Purchaser, Master LLC and EBS LLC explicitly acknowledge that, regardless of whether use of the Retained Names and Marks by the Companies was permitted prior to the Closing, no interest in or right to use the Retained Names and Marks is being retained by Master LLC or by the Companies pursuant to the transactions contemplated hereby and any such rights of the Companies shall terminate as of the Closing Date.
          (b) The Purchaser, Master LLC and EBS LLC hereby acknowledge and agree that, except as specifically provided in the Intercompany Agreements, (i) all express and implied licenses of Intellectual Property from Parent or any of its Affiliates (other than Master LLC, EBS LLC or the Companies) to Master LLC or the Companies shall be terminated as of the Closing and (ii) Master LLC is not retaining and, after the Closing, the Companies will not have any rights with respect to any Intellectual Property of Parent or its Affiliates (the “Parent Intellectual Property”) and that all right, title and interest in and to the Parent Intellectual Property is owned exclusively by Parent and/or its Affiliates (other than Master LLC, EBS LLC or the Companies). The Purchaser, Master LLC and EBS LLC agree that any information they or the Companies or their respective employees and Affiliates may have regarding the Parent Intellectual Property shall be maintained in confidence.
          (c) As of the Closing, Parent hereby agrees to transfer, and will cause its Affiliates to transfer, ownership and title to the trade name “Emdeon” and all trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto (“Emdeon Name and Mark”) to Master LLC (or its designee) and Master LLC (or its designee) shall enter into, and will cause its Affiliates to enter into, such agreements, documents and assignments as are necessary to effect such transfer (the “Trademark Assignment Agreement”). A form of trademark assignment is attached as Exhibit 5.14(c). In the event Parent or its Affiliates fail to timely execute any assignment contemplated by this Section 5.14(c), Parent irrevocably constitutes and appoints, and will cause its Affiliates to irrevocably

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constitute and appoint, the Purchaser and any officer, employee or agent thereof, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority to take all appropriate action and to execute any and all such assignments and other documents necessary to effectuate the foregoing.
          (d) Parent will use, and will cause its Affiliates to use, all reasonable efforts to remove or obliterate, as soon as practicable following the Closing Date, the Emdeon Name and Mark from Parent’s and its Affiliates’ signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials; and in any event, Parent shall and shall cause its Affiliates to so remove or obliterate the Emdeon Name and Mark within six (6) months following the Closing. Parent shall and shall cause its Affiliates not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear the Emdeon Name and Mark or any name, mark or logo similar thereto. Notwithstanding the foregoing, Parent may, for a period of six (6) months following the Closing Date, use such materials bearing the Emdeon Name and Mark, to the extent in existence on the Closing Date.
          Section 5.15 Financing.
          (a) The Purchaser, Merger LLC and Merger Co shall use commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) satisfy on a timely basis all conditions applicable to the Purchaser, Merger LLC or Merger Co in such definitive agreements that are within the control of the Purchaser, Merger LLC or Merger Co. The Purchaser, Merger LLC and Merger Co shall use commercially reasonable efforts to comply with their obligations, and enforce their rights, under the Commitment Letters. In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, the Purchaser, Merger LLC and Merger Co shall use commercially reasonable efforts to obtain any such portion from alternative sources on substantially the same terms and conditions (the “Alternative Financing”). The Purchaser shall give Parent prompt notice of any material breach by any party to the Commitment Letters or any termination of the Commitment Letters. The Purchaser shall keep Parent informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing, will endeavor to include Parent in all material meetings with the parties to the Debt Commitment Letter if practicable and commercially reasonable and shall not permit, without the prior written consent of Parent, any amendment or modification to be made to, or any waiver under, the Commitment Letters.
          (b) Parent shall provide, and shall cause the Companies and their respective representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser (provided that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of Parent and any of the Companies, (ii) cause any representation or warranty in this Agreement to be breached (without regard to any “materiality” or “Material Adverse Effect” qualification therein), (iii) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement or any Material Contract or (iv) involve any binding commitment by Parent or any of the Companies, which commitment is not conditioned on the Closing and

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does not terminate without liability to Parent or any of the Companies upon the termination of this Agreement), including (A) participation in meetings, drafting sessions and due diligence sessions, (B) upon request, furnishing the Purchaser and its financing sources who are subject to customary confidentiality agreements with financial statements and other pertinent information regarding the Companies as may be reasonably requested by the Purchaser, (C) assisting the Purchaser and its financing sources in the preparation of (x) an offering document for the Financing and (y) materials for rating agency presentations and making management available for meetings with such rating agencies and financing sources, (D) executing and delivering, and causing such Companies to execute and deliver, customary certificates, opinions or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably required by the Purchaser in connection with Financing, (E) granting the Purchaser, its accountants, its lenders and their respective representatives who are subject to customary confidentiality agreements reasonable access to the books and records of the Companies and to any employees or other representatives of the Companies knowledgeable about such books and records, in each case, to the extent reasonably requested by the Purchaser, (F) furnishing necessary financial information for interim periods subsequent to the date of the Six-Month Unaudited Financial Statements and prior to the Closing in connection with such financings, (G) providing reasonable and customary management and legal representations to the Companies’ accountants, and (H) otherwise reasonably cooperating with the marketing efforts of the Purchaser and its financing sources for any of the Financing. Notwithstanding the foregoing, no obligation of Parent or any of the Companies under any such certificate, document, opinion or instrument required to be delivered pursuant to this Section 5.15(b) shall be effective until the LLC Merger Effective Time and none of Parent or any of the Companies shall be required to pay any commitment or other fee in connection with the Financing prior to the LLC Merger Effective Time, unless the Purchaser agrees promptly to reimburse such fees if the Closing does not occur.
          Section 5.16 Stockholder Approval. Not later than one day after the date of this Agreement, (a) Merger LLC, as sole stockholder of Merger Co, shall adopt this Agreement in accordance with the requirements of the DGCL and (b) Parent shall cause Envoy, as sole stockholder of Medifax, to adopt this Agreement in accordance with the requirements of the DGCL.
          Section 5.17 Further Action.
          (a) The parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and obtain any waivers, consents or approvals from third parties, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and in any event prior to the Termination Date; provided, that except as provided otherwise in this Agreement, no party hereto shall be required to offer or pay any consideration to obtain any consent, waiver or approval from any third-party.
          (b) The Purchaser shall take and cause to be taken all actions that it is permitted and able to take or cause to be taken, pursuant to the terms of the LLC Agreement, in

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its capacity as a member of Master LLC, to cause Master LLC to perform and comply with all of its obligations under this Agreement at all times following the Closing.
          Section 5.18 Notification of Developments. Parent shall give reasonably prompt notice to the Purchaser, and the Purchaser shall give reasonably prompt notice to Parent, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would cause or be reasonably expected to cause any condition set forth in Article VIII not to be satisfied from the date hereof to the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect the remedies available hereunder (including Article IX) to a party receiving such notice or the representations and warranties of the parties, or the conditions to the obligations of the parties hereto.
          Section 5.19 Brokers and Finders. As of the Closing, after payment by Parent of the fees and expenses referred to in Section 3.20, (i) there shall be no further obligation of the Companies or the Purchaser under any engagement agreement with The Blackstone Group L.P., Citigroup Global Markets Inc. or their Affiliates, (ii) The Blackstone Group L.P. and Citigroup Global Markets Inc. shall deliver a release, in form and substance satisfactory to the Purchaser, of any such obligations of the Companies and (iii) Parent shall assume any ongoing indemnification and other obligations under any such agreement, in each case, excluding any obligations to Citigroup Global Markets Inc. or its Affiliates in respect of the Debt Financing, which shall be borne by the Surviving LLC (or Master LLC as its guarantor).
          Section 5.20 Amounts Payable. On the Closing Date and promptly following the Closing, Master LLC shall pay or cause the Surviving LLC to pay to General Atlantic Service Company, LLC the amounts set forth on Exhibit 5.20.
          Section 5.21 No Solicitation. Parent agrees that it shall, and shall cause each of its Affiliates and their respective representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Parent shall not, and shall not authorize or permit any of the Companies or any of their respective representatives to, (i) initiate, solicit or encourage (including, by way of furnishing information), or facilitate the making of, any offer or proposal which constitutes a Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information to, any Person (other than the Purchaser or any of its Affiliates) with respect to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal and (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise with respect to any Acquisition Proposal. Parent shall promptly notify the Purchaser if any Acquisition Proposal is received by Parent or any of the Companies or any director or executive officer of Parent or its Affiliates. “Acquisition Proposal” shall mean a proposal or offer with respect to a sale, merger, acquisition, consolidation or similar business combination transaction involving, or any sale of all or a substantial portion of the assets of (other than sales to customers in the ordinary course consistent with past practice), or any sale of any equity securities of, any Company, other than the transactions to be effected pursuant to this Agreement.

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          Section 5.22 Transition Services. Not more than 10 Business Days after the date hereof, the Purchaser shall deliver to Parent a written notice setting forth the “End Date” for each of the “Parent Services” (as those terms are defined in the Transition Services Agreement). The End Date for each Parent Service shall not be later than the “Outside Date” (as such term is defined in the Transition Services Agreement) with respect to such Parent Service as set forth on the annexes to the Transition Services Agreement. If the Purchaser does not specify an End Date with respect to any Parent Service, the End Date for such Service shall be deemed to be the Outside Date applicable to such Parent Service as set forth on the annexes to the Transition Services Agreement.
          Section 5.23 Master LLC. At the Closing, the Purchaser and Parent shall cause the LLC Agreement to read substantially in the form of Exhibit 2.05(a). From and after the Closing, Purchaser and Parent shall cause the directors and officers of Master LLC to be determined pursuant to the terms of the LLC Agreement.
          Section 5.24 Trade Credits. (a) After the Closing, EBS LLC shall use commercially reasonable efforts to enter into an agreement with Verizon Business (as MCI WorldCom Communications, Inc. is now known) for services substantially similar to the services provided under the MCI Service Agreement, dated as of September 1, 2005, between MCI WorldCom Communications, Inc. and WebMD Corporation, as amended (the “MCI Agreement”), for a term ending August 31, 2009, which agreement (the “New MCI Agreement”) shall authorize EBS LLC to apply trade credits (the “Trade Credits”) of up to $1.8 million under Parent’s agreement, dated April 5, 2004, with Active Media Services, Inc. to 11% of the amounts payable under the New MCI Agreement. With respect to such obligation: (i) Parent shall make available to EBS LLC, for use by EBS LLC in partial satisfaction of EBS LLC’s obligations of payment for its use of services under the New MCI Agreement, the amount of Trade Credits that can be applied to such payments; (ii) EBS LLC shall apply such Trade Credits in partial satisfaction of its obligations of payment under the New MCI Agreement; and (iii) promptly after the receipt by EBS LLC of refunds, or utilization by EBS LLC of credits, from Verizon Business in consideration of the application of such Trade Credits, EBS LLC shall promptly pay the amount of such credits or refunds to Parent.
          (b) After the Closing and only if (i) requested in writing by EBS LLC and (ii) if Parent has additional Trade Credits that it is not using and can make available to EBS LLC, Parent shall make available to EBS LLC trade credits in addition to the Trade Credits (“Additional Trade Credits”) for EBS LLC to apply to obligations of payment under any agreement for the purchase of goods and services to which EBS LLC or any of its Affiliates is a party. To the extent that EBS LLC receives and applies any such Additional Trade Credits for the purchase of goods and services, then promptly after the receipt by EBS LLC of refunds, or utilization by EBS LLC of credits, from the applicable vendor in consideration of the application of such Additional Trade Credits, EBS LLC shall pay 75% of the amount of such credits or refunds to Parent. For the avoidance of doubt, Additional Trade Credits received by EBS LLC pursuant to this Section 5.24(b), and the obligations of EBS LLC with respect thereto, shall be in addition to, and not in lieu of, the Trade Credits referred to in Section 5.24(a).
          Section 5.25 Loan Option. From and after the Closing until December 15, 2006, EBS LLC shall have the right to borrow from Parent and Parent shall lend to EBS LLC, in

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one or more increments, an aggregate sum of $5,000,000. In the event that EBS LLC shall borrow any sums pursuant to this Section 5.25, such borrowed amount shall be repaid not later than the repayment of the Minimum Cash Balance pursuant to Section 2.15(b) hereof.
ARTICLE VI
EMPLOYEE MATTERS
          Section 6.01 Employee Benefits. (a) Master LLC agrees to notify Parent in writing as promptly as practicable following the termination of employment of any employee who is a party to the letter agreements set forth in paragraph 1 of Section 3.09 of the Disclosure Schedule and such notice shall include in reasonable detail the reasons for such termination.
          (b) As of the Closing, Master LLC and the Surviving LLC agree to provide, or to cause the Companies to provide, the employees of the Companies, for a period of one year after the Closing (or, if earlier, until December 31, 2007), with employee benefits that are, in the aggregate substantially equivalent to those non-equity benefits (under any stock option, stock purchase or restricted stock plan, program or agreement or otherwise) provided to similarly situated employees of Master LLC and the Companies immediately prior to the Closing and, in the aggregate, at no substantial increase in cost to employees of the Companies; provided, however, that nothing herein shall prohibit Master LLC or any Company from terminating any employee, subject to the provisions of applicable Law and applicable Contracts.
          (c) With respect to any employee benefit plan of Master LLC or a Company in which the employees of the Companies participate pursuant to Section 6.01(b), Master LLC shall, or shall cause the Companies to: (i) waive all limitations as to pre-existing condition exclusions and waiting periods applicable to such employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not be excluded or required under the plans in which such employees were participating immediately prior to the Closing; (ii) credit all deductibles and co-pays under any of Parent’s or any of its Affiliates’ health plans, during the applicable plan year that includes the Closing, towards deductibles and co-pays under the health plan of Master LLC or a Company, as the case may be; and (iii) recognize all service of such employees with Parent or any of its Affiliates for purposes of eligibility to participate, vesting and benefit accrual under any employee benefit plan, severance policy, vacation, sick, holiday or other paid leave policy of Master LLC or a Company in which such employees may be eligible to participate after the Closing, in each case, to the same extent taken into account under the corresponding plan or policy in which such employees participated immediately prior to the Closing; provided, however, that this provision shall not be construed in any way that would result in a duplication of benefits provided to any such employee.
          (d) As soon as practicable following the Closing Date, Parent shall cause the trustee of the trust established under the Emdeon 401(k) Savings and Employee Stock Ownership Plan (the “Emdeon Savings Plan”) to transfer to the trustee of the trust established under such defined contribution plan as shall be designated by Master LLC or the Surviving LLC (the “New Plan”) all assets and liabilities, as of the date of such transfer, attributable to the accounts under the Emdeon Savings Plan of each person who, on the Closing Date, is an employee of any of the Companies. Such transfer shall be in cash or in kind as reasonably agreed to by Parent and Master LLC or the Surviving LLC, as the case may be, provided that,

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(i) to the extent such accounts hold securities of Parent, such transfer shall be in kind and (ii) all participant loans shall be transferred in kind. Master LLC shall, or shall cause the Surviving LLC to, cause the trustee of the trust established under the New Plan to accept such transfer. Notwithstanding the foregoing, the amount transferred shall in no event be less than the amount required to satisfy the requirements of Section 414(l) of the Code. No loan from the Emdeon Savings Plan shall be treated or declared in default solely by reason of the transactions contemplated by this Agreement.
          (e) If the Closing Date occurs prior to January 1, 2007, Parent shall transfer to Master LLC (or to the Surviving LLC, if so directed by Master LLC) and Master LLC (or to the Surviving LLC, if so directed by Master LLC) shall accept the flexible spending account elections and account liabilities (maintained pursuant to Code Sections 105, 125 and 129) under a flexible spending account plan maintained by Parent (or its affiliates) of each person who, on the Closing Date, is an employee of any of the Companies and Parent shall transfer to Master LLC (or the Surviving LLC, if so directed by Master LLC) the aggregate net cash amount (determined immediately prior to transfer) for contributions paid but not yet reimbursed for such employees.
ARTICLE VII
TAX MATTERS
          Section 7.01 Tax Indemnities. (a) Parent shall be responsible for and shall indemnify and hold the Purchaser, Master LLC and their respective Affiliates harmless against all Losses arising out of or arising from any (i) Excluded Tax and (ii) any breach by Parent or any of its Affiliates of any covenant by Parent or its Affiliates set forth in this Article VII. Master LLC and the Companies shall be responsible for and shall indemnify and hold Parent and its Affiliates harmless against all Losses arising out of Taxes (other than Excluded Taxes) of Master LLC or the Companies (or attributable to the operation of their businesses) that are imposed on Parent or its Affiliates, but should have been imposed on Master LLC or any of the Companies; for the avoidance of doubt, such indemnity shall not cover Taxes attributable to allocations of taxable income to the Parent Members or their Affiliates pursuant to the LLC Agreement or otherwise as a result of Parent Members’ capacity as members of Master LLC. Master LLC and the Companies shall also be responsible for and shall indemnify Purchaser and its Affiliates harmless against all Losses arising out of Taxes of Master LLC or the Companies (or attributable to the operation of their businesses) that are imposed on Purchaser or its Affiliates, but should have been imposed on Master LLC or any of the Companies; for the avoidance of doubt, such indemnity shall not cover Taxes attributable to allocations of taxable income to the Purchaser or their Affiliates pursuant to the LLC Agreement or otherwise as a result of the Purchaser’s capacity as a member of Master LLC. Master LLC and the Companies shall indemnify and hold the Purchaser, Parent and their respective Affiliates harmless against all Losses arising out of or arising from any breach by Master LLC or any Company of any covenant by Master LLC or any Company to such indemnified person or its Affiliates set forth in this Article VII. The Purchaser shall indemnify and hold Parent and its Affiliates harmless against all Losses arising out of or arising from any breach by the Purchaser or its Affiliates of any covenant by the Purchaser or its Affiliates set forth in this Article VII. For purposes of this Section 7.01(a), Master LLC and the Companies shall not be considered Affiliates of the Purchaser.

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          (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:
          (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the Closing; and
          (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.
          (c) Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Sections 7.01(b)(i) and (b)(ii) above taking into account the type of Tax to which the credit or refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(c) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies or any of their respective Subsidiaries as the case may be.
          (d) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due; provided, that the indemnifying party shall not be required to make any payment earlier than two days before the Taxes to which such indemnification payment relates are due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if Parent receives an assessment or other notice of Taxes due with respect to the Companies for which Parent is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then Master LLC or the Companies shall pay such Taxes, or if Parent pays such Taxes, then Master LLC or the Companies shall pay to Parent the amount of such Taxes for which Parent is not responsible within five days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

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          (e) Transactions occurring or actions taken on the Closing Date but after the Closing outside the ordinary course of business of Master LLC or the Companies shall be treated as occurring on the next day and, as such, shall for purposes of this Agreement and the LLC Agreement be treated (and consistently reported by the parties) as occurring in the taxable period (or portion thereof) beginning the day after the Closing Date.
          Section 7.02 Tax Refunds. (a) Any Tax refund or credit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the date of the Closing shall be for the benefit and the property of Parent. If such Tax refund or credit is received by Master LLC or the Companies, Master LLC or the appropriate Company, as the case may be, shall promptly pay over to Parent the amount of such refund or, in the case of a credit, the amount of such credit as such credit is actually used to reduce a cash payment for Taxes (in each case, as determined on a “with and without” basis and reduced by any income Taxes resulting from receiving such refund or credit or the right to receive such refund or credit payable by Master LLC or the Companies). Master LLC shall, if Parent so requests and at Parent’s expense, cause the Companies or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which Parent is entitled under this Section 7.02. Master LLC shall permit Parent to participate in (at Parent’s expense) the prosecution of any such refund claim.
          (b) Any amount otherwise payable by Parent under Section 7.01 shall be reduced by any Tax Benefit actually received by Master LLC, its members or the Companies in a taxable period (or portion thereof) beginning after the Closing Date as a result of the Tax payment or any underlying adjustment resulting in the obligation of Master LLC, its members or the Companies to pay Taxes or other amounts for which Parent is responsible under Section 7.01 or the accrual or payment of such Taxes. If and to the extent the Tax payment or underlying adjustment gives rise to a deduction for income Tax purpose that can be allocated to the Parent Members in accordance with the LLC Agreement (including by means of a special allocation of such deduction), there shall be no reduction in the amount of the indemnification payment payable by Parent under Section 7.01 and there shall be no obligation to make a payment to the indemnifying party in respect of such Tax Benefit; provided, that if such allocation to the Parent Members is subsequently disallowed in whole or in part and such disallowance results in any Tax Benefits described in the first sentence hereof, the amount of such Tax Benefit shall promptly be paid to Parent. If an indemnification payment has been reduced on account of a Tax Benefit pursuant to this Section 7.02(b) (or if a payment has been made by the indemnified party to Parent in respect of a Tax Benefit pursuant to this Section 7.02(b)) and if such Tax Benefit is subsequently disallowed (in whole or in part) by a Governmental Authority, then Parent shall remit to the appropriate indemnified party the amount of the disallowed Tax Benefit, together with any additional amount to reimburse the indemnified party for any interest imposed by the applicable Governmental Authority.
          Section 7.03 Contests. (a) After the Closing, Parent, the Purchaser and Master LLC shall promptly notify each other in writing of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding (a “Contest”) which could result in a claim for indemnification under Section 7.01; provided, that no such notice is required if the indemnifying party has actual notice of such contest. Such notice shall contain factual information (to the extent known to such party) describing the asserted Tax liability in

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reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If any party fails to give the other parties prompt notice of an asserted Tax liability as required by this Section 7.03, then such parties shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that such failure to give such notice results in a detriment to the indemnifying party.
          (b) In the case of a Contest that relates to taxable periods ending on or before the date of the Closing, Parent shall have the sole right, at its expense, to control the conduct of such Contest; provided, however, that Parent shall not settle or compromise any asserted liability with respect to any such Contest without the prior written consent of the Purchaser if such settlement or compromise would adversely affect the Tax liability of the Purchaser, its Affiliates, Master LLC or the Companies in a post-Closing Tax period, which consent shall not be unreasonably withheld or delayed.
          (c) With respect to Straddle Periods, Parent may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from Parent pursuant to Section 7.01. If Parent elects to direct such Contest, Parent shall within thirty (30) days of receipt of the notice regarding such Contest notify Master LLC of its intent to do so, and Master LLC shall cooperate and shall cause the Companies to cooperate, at Parent’s expense, in each phase of such Contest. If Parent elects to direct such Contest, then Master LLC may participate in such Contest, at Master LLC’s or the Surviving LLC’s expense. If Parent elects not to direct the Contest, Master LLC may assume control of such Contest (at Master LLC’s or the Surviving LLC’s expense). If Master LLC assumes control of such Contest, then Parent may participate, at its own expense, in the Contest. Neither Parent nor Master LLC may settle or compromise any asserted liability with respect to any Contest governed by this Section 7.03(c) without prior written consent of the other party, which shall not be unreasonably withheld or delayed.
          (d) Master LLC and Parent agree to cooperate, and agree to cause their Affiliates to reasonably cooperate, in the defense against or compromise of any claim in any Contest.
          Section 7.04 Preparation of Tax Returns. (a) Parent shall prepare and file (or cause the Companies to prepare and file) all income and franchise Tax Returns relating to the Companies for taxable periods ending on or before the date of the Closing and all other Tax Returns required to be filed prior to the Closing Date. All expenses (excluding internal overhead any Company) incurred subsequent to the Closing in connection with the preparation of the Tax Returns described in this Section 7.04(a) and not included in the determination of Closing Net Working Capital shall be borne by Parent. To the extent applicable, such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods except where a different treatment of an item is required by an intervening change in Law.
          (b) Master LLC shall prepare and file (or cause the Companies to prepare and file), in accordance with the LLC Agreement, all Tax Returns of the Companies that are not prepared by Parent pursuant to subparagraph (a) above (including for Straddle Periods); it being understood that Master LLC shall remit, or cause the appropriate Company to remit, to the

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appropriate Governmental Authority all Taxes required to be paid by Master LLC or any Company in respect of such Tax Returns subject to reimbursement or contribution by Parent in respect of the portion of such Taxes for which Parent is responsible pursuant to Section 7.01, which Parent shall pay in accordance with this Article VII. With respect to any such Tax Return that begins prior to the Closing Date or as to which Taxes are otherwise allocable to Parent under Section 7.01 hereof, Master LLC and the Companies shall provide Parent and its authorized representative with a copy of such completed Tax Return and a statement (with which Master LLC and the Companies will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Parent pursuant to Section 7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and Parent and its authorized representative shall have the right to review and approve (not to be unreasonably withheld or delayed) such Tax Return and statement prior to the filing of such Tax Return. Parent and Master LLC agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Parent or its authorized representative. If the Purchaser and Parent cannot resolve such dispute, then Parent and the Purchaser shall submit the items in dispute for resolution to the Independent Accounting Firm (or, if such firm declines or is unable to act, or is not, at the time of such submission, independent of the Purchaser, Master LLC and Parent, then to another independent accounting firm of international reputation mutually acceptable to Parent and the Purchaser), which shall, as soon as practicable after such submission, determine and report to Parent and the Purchaser its resolution of such disputed items. The report of such firm shall be final and binding upon the parties hereto. The fees for such firm shall be paid in the same manner as the Independent Accounting Firm as described in Section 2.14(b).
          Section 7.05 Tax Cooperation and Exchange of Information. Parent and Master LLC shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Master LLC shall cause the Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Parent, Master LLC and the Companies shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of Parent and Master LLC shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before Parent or Master LLC shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary

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in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
          Section 7.06 Tax Covenants. Neither Master LLC nor any Affiliate of Master LLC shall amend, refile or otherwise modify, or cause or permit any Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of Parent.
          Section 7.07 Miscellaneous. (a) For purposes of this Article VII, all references to Master LLC, Parent, Affiliates or the Companies include successors.
          (b) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII, the representations and warranties contained in Section 3.15 (to the extent such representations and warranties cover Tax matters) and Section 3.16 shall survive the Closing and shall remain in full force until sixty (60) days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
          (c) Except for this Agreement, any Tax sharing agreement or arrangement between Parent or any of its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand, shall be terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on or after the Closing Date.
          (d) Payments by Parent under this Article VII shall be net of any insurance, indemnification or other recoveries actually paid to Master LLC, the Companies or any of their respective Subsidiaries or any Affiliates of Master LLC under any insurance policy (net of any increase in premiums required to be paid as a result of such recovery) or any other Contract in connection with the facts giving rise to the right of indemnification.
          (e) The Parent Members and the Purchaser agree to cause an election under Section 754 of the Code to be made by Master LLC for the taxable year that includes the LLC Merger Effective Time.
          (f) The parties shall treat for all income Tax purposes any indemnification payment made in accordance with this Article VII (i) that is paid to the Purchaser, as an adjustment to the LLC Cash Merger Consideration, and (ii) that is paid to or by Master LLC, as an adjustment to the net fair market value of Master LLC as of the date of the Closing.
          Section 7.08 Tax Treatment of Merger Transaction.
          (a) For federal and state income Tax purposes, the parties hereto agree to treat and report the LLC Merger as follows: (i) first, so much of the LLC Cash Merger Consideration derived from borrowings under the Debt Financing or the Alternative Financing shall be treated as having been distributed to the Parent Members in pro rata reduction of their equity interests in Master LLC (except to the extent required by Section 707(a) of the Code and the Regulations promulgated thereunder), and (ii) following such distribution, each of the Parent Members shall

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be deemed to have sold 52% of its membership interests in Master LLC directly to the Purchaser for the remainder of the cash proceeds disbursed to the Parent Members. In connection with the foregoing, not later than 90 days following the Closing, Parent shall provide the Purchaser with an allocation of the enterprise value of Master LLC among its assets (the “Allocation”) for the Purchaser’s review and approval, which approval shall not be unreasonably withheld. As a subpart of the Allocation, Parent is authorized to have Master LLC engage a valuation firm acceptable to the Purchaser to conduct a formal valuation study to identify and value the identifiable intangibles of the Companies for financial reporting and tax purposes. The Allocation shall be used by the parties hereto for all relevant income Tax purposes pertaining to the transactions contemplated by this Agreement, including the establishment of “initial gross asset values” for Master LLC’s assets and the Purchaser’s adjustments under Section 754 of the Code in respect of its membership interests. If Parent and the Purchaser cannot agree on the proper Allocation, then Parent and the Purchaser shall submit the items in dispute for resolution to an independent valuation or accounting firm of international reputation mutually acceptable to Parent and the Purchaser, which shall, as soon as practicable after such submission, determine and report to Parent and the Purchaser its resolution of such disputed items. The report of such firm shall be final and binding upon the parties hereto. The fees for such firm shall be paid in the same manner as the Independent Accounting Firm as described in Section 2.14(b). The Allocation shall be binding upon the Purchaser, Master LLC and Parent and none of them (nor any of their Affiliates) shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation. Parent and Purchaser hereby agree to revise the Allocation to reflect any adjustment made to the LLC Cash Merger Consideration pursuant to Section 2.14.
          (b) For federal and state income Tax purposes, the parties hereto agree to treat and report the Corporate Merger as if the cash proceeds disbursed in the merger were borrowed by Medifax under the Financing or the Alternative Financing and paid to Parent or Holdco 1, as applicable, in satisfaction of the Medifax Note.
          Section 7.09 Options; Restricted Stock.
          (a) Options. In the event that subsequent to the Closing Date any current or former employee of a Company exercises options to purchase stock of Parent which options were received by such employee in connection with the performance of services for such Company or its Affiliates, as the case may be, and are outstanding on the Closing Date (the “Parent Options”), Parent and Master LLC agree and acknowledge that they shall report the exercise of the Parent Options in accordance with Section 7.09(c). Master LLC shall (or shall cause its Affiliate to) immediately inform Parent of any event that results in the forfeiture of any Parent Options by any person holding such options.
          (b) Restricted Stock. In the event that subsequent to the Closing Date any current or former employee of a Company becomes vested (in whole or in part) in any restricted stock of Parent which (i) was received by such employee in connection with the performance of services for such Company or its Affiliates, as the case may be, and (ii) with respect to which an effective election under Section 83(b) of the Code was not made (the “Parent Restricted Stock”), Parent and Master LLC agree and acknowledge that they shall report the vesting of the Parent Restricted Stock in accordance with Section 7.09(c). Master LLC shall (or shall cause its

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Affiliate to) immediately inform Parent of any event that results in the vesting or forfeiture of any of the Parent Restricted Stock.
          (c) Compensation Expense; Employment Taxes; Reimbursement. Upon the exercise of the Parent Options or the vesting of the Parent Restricted Stock, as applicable, except as set forth in subsection (e) below, Parent (and not Master LLC or any of its Affiliates) shall (i) claim the compensation expense deduction associated with such exercise or vesting measured by the fair market value of the Parent stock at the time of such exercise (less the exercise price) or vesting (the “Compensation Deduction”), (ii) pay all employment and withholding Taxes resulting from such exercise or vesting and (iii) file all Tax Returns related to the payment of such employment and withholding Taxes. Parent shall have the right to control, and shall be fully responsible and indemnify Master LLC, the Companies, Purchaser and its Affiliates for any expenses incurred in connection with, any Contest challenging the Compensation Deduction.
          (d) If, upon the subsequent disposition of an audit or other examination by a Governmental Authority (whether by settlement or otherwise), it is determined that a Compensation Deduction claimed by Parent should properly have been reported by Master LLC or one of its Affiliates and not by Parent, then:
          (i) Parent shall notify Master LLC (if Master LLC has not already received such notice) and shall provide Master LLC with adequate information so that it can reflect the Compensation Deduction on the appropriate Tax Returns; and
          (ii) Master LLC (to the extent the Compensation Deduction was reportable by it or one of its subsidiaries that is not treated as a corporation for federal income Tax purposes) shall specially allocate the deduction to the Parent Members pro rata in proportion to their respective number of Units (and the Parent Members shall also be credited in a similar fashion with a cash capital contribution to fund the compensation to which the Compensation Deduction relates); provided, that if the Compensation Deduction is properly claimed by a subsidiary of Master LLC that is treated as a corporation for federal income tax purposes, such subsidiary shall pay, subject to Section 7.09(f), Parent the amount of any Tax Benefits actually realized by such subsidiary that relates to any adjustments resulting from such Compensation Deduction within 30 days of the date such Tax Benefits are actually realized.
          (e) If, the Compensation Deduction relates to services performed for Medifax or another direct or indirect subsidiary of Master LLC that is treated as a corporation for federal income Tax purposes and such Compensation Deduction is required to be claimed by such subsidiary in its taxable year that begins after the Closing Date, such subsidiary shall (i) claim the Compensation Deduction, (ii) pay all employment and withholding Taxes resulting from the exercise or vesting of the related Parent Options or Parent Restricted Stock, (iii) file all Tax Returns related to the payment of such employment and withholding Taxes, and (iv) subject to Section 7.09(f), pay over to Parent the amount of any Tax Benefits actually realized by such corporation or its Affiliates as a result of the Compensation Deduction, minus the employer share of any employment Taxes described in clause (ii) above, within 30 days of the date such Tax Benefits are actually realized. In connection with the delivery of Parent stock to the employee upon exercise of the Parent Option or vesting of the Parent Restricted Stock, Parent will be

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responsible for withholding the amount of withholding Taxes and the employees’ share of employment Taxes described in clause (ii) above and shall promptly remit such amount to Medifax or any other direct or indirect subsidiary of Master LLC that is treated as a corporation for federal income Tax purposes, as the case may be. The parties agree that the transactions described in this paragraph (e) shall be reported for tax purposes as a purchase, by the applicable corporate subsidiary of Master LLC, of the Parent stock transferred to the employee for an amount equal to its fair market value (a portion of which purchase price is satisfied by the payment described in clause (iv)) and a concurrent capital contribution by Parent to such corporate subsidiary of cash equal to the purchase price of the stock less the payment described in clause (iv).
          (f) If a subsidiary of Master LLC that is treated as a corporation for federal income tax purposes remits a payment to Parent pursuant to Section 7.09(d)(ii) or 7.09(e) in respect of Tax Benefits relating to a Compensation Deduction (each such payment is a “Tax Benefit Payment”) and if any such Tax Benefit has been disallowed (in whole or in part) by a Governmental Authority, then Parent shall remit to the appropriate subsidiary the amount of the disallowed Tax Benefit, together with any additional amount to reimburse such subsidiary for any interest imposed by the Governmental Authority. If any such Tax Benefit Payment is required to be treated as a distribution under Section 301 of the Code by such subsidiary, then any income or gain recognized on account of such distribution shall be specially allocated to the Parent Members (pro rata in proportion to their respective number of Units) and Parent and the Parent Members shall indemnify and hold harmless the Purchaser and its Affiliates from any Taxes related to such income or gain.
ARTICLE VIII
CONDITIONS TO CLOSING
          Section 8.01 Conditions Precedent to Obligations of Parent, Holdco 1, Master LLC, EBS LLC and Medifax. The obligations of Parent, Holdco 1, Master LLC, EBS LLC and Medifax under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by Parent:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Purchaser, Merger LLC and Merger Co at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

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          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Mergers shall have expired or shall have terminated.
          Section 8.02 Conditions Precedent to Obligations of the Purchaser, Merger LLC and Merger Co. The obligations of the Purchaser, Merger LLC and Merger Co under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualification therein) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualification therein) as of such date, except in any such case where such failures of such representations and warranties to be true and correct have not had, and would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. In addition, the representations and warranties in Section 3.03 and Section 3.04 shall be true and correct in all material respects as of the Closing.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC and Medifax at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Mergers shall have expired or shall have terminated.
          (e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and be continuing.
ARTICLE IX
INDEMNIFICATION
          Section 9.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing regardless of any investigation made by or on behalf of Parent or the Purchaser, for a period of eighteen months after the Closing Date; provided, however, that: (a) the representations and warranties contained in Section 3.01, the first sentence of Section 3.02(a), Sections 3.03, 3.20, 4.01, and 4.09 (the “Fundamental Reps”) shall survive the Closing indefinitely; and (b) the representations and warranties contained in Section 3.15 (to the extent such representations and warranties cover Tax or ERISA matters) and Section 3.16 shall survive until 60 days after the expiration of the applicable statute of limitations; provided, that any claim made with reasonable

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specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.
          Section 9.02 Indemnification by Parent. (a) From and after the Closing, the Surviving LLC shall be indemnified and held harmless by Parent for and against all losses, damages, claims, costs and expenses, interest, diminution in value from the enterprise value of the Surviving LLC and its Subsidiaries, taken as a whole, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses) suffered or incurred by it (hereinafter, “Losses”), arising out of or resulting from: (i) the breach of any representation or warranty made by Parent contained in this Agreement (other than the representations and warranties contained in Section 3.03(a)) or in the certificate delivered pursuant to Section 2.11(e); (ii) the breach of any (A) pre-Closing covenant or agreement by Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax contained in this Agreement or (B) post-Closing covenant or agreement by Parent, Holdco 1 or Holdco 2 contained in this Agreement; (iii) any Excluded Liability; or (iv) the Retained Claims. For purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification under this Article IX, except with respect to the representations and warranties in Sections 3.07 and 3.09(n), each representation or warranty contained in this Agreement (and the certificate delivered pursuant to Section 2.11(e)) shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty), except that specific dollar thresholds in such standard or qualification shall be regarded and given effect with respect to information required to be listed in the Disclosure Schedule.
          (b) The Purchaser shall be indemnified and held harmless by Parent for and against all Losses arising out of or resulting from the breach of the representations and warranties made by Parent contained in Section 3.03(a) and in the certificate delivered pursuant to Section 2.11(e) as it relates to the representations and warranties made by Parent in Section 3.03(a).
          Section 9.03 Indemnification by the Purchaser. From and after the Closing, Parent shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or (ii) the breach of any (A) pre-Closing covenant or agreement by the Purchaser, Merger LLC or Merger Co contained in this Agreement or (B) post-Closing covenant or agreement by the Purchaser contained in this Agreement.
          Section 9.04 Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.01.

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          (b) Notwithstanding the foregoing, except as provided in the immediately following sentence: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a)(i) or Section 9.03(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $10,000,000 after which the Indemnifying Party shall be liable only for those Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02(a)(i) or Section 9.03(i) by an Indemnified Party, or shall be reimbursable by an Indemnifying Party, or shall be included in calculating the aggregate Losses set forth in clause (i) above, other than Losses in excess of $50,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances (in which case the full amount of such Loss shall be recoverable), (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a)(i) or Section 9.03(i) and shall be an amount equal to $150,000,000; (iv) neither party shall have any liability under any provision of this Agreement or the Transition Services Agreement for any punitive, incidental, consequential, special or indirect damages, including speculative, unforeseeable, exemplary damages or lost profits unless such damages are suffered or incurred pursuant to a Third-Party Claim (it being understood that this clause (iv) is not intended to be construed to limit the inclusion of a diminution in value in the definition of “Loss”) and (v) no Losses may be claimed under Section 9.02 or Section 9.03 by any Indemnified Party to the extent the amount of such Loss was reflected in Current Liabilities in Closing Net Working Capital. Notwithstanding any limitations in the immediately preceding sentence of this Section 9.04(b), from and after the Closing, an Indemnifying Party shall indemnify, defend and hold harmless any Indemnified Party from and against 100% of all Losses suffered or incurred by any such Indemnified Party to the extent resulting from a breach of a Fundamental Rep. The limitations set forth in this Section 9.04 shall not apply with respect to any claim for indemnification arising from or relating to any breach of any of the representations or warranties set forth in Section 3.16 to the extent such breach results in a Loss for which Parent is responsible pursuant to Section 7.01(a).
          (c) For all purposes of this Article IX, (i) “Losses” shall be net of any insurance, indemnification or other recoveries actually paid to the Indemnified Party or its Affiliates under any insurance policy (net of any increase in premiums required to be paid as a result of such Loss) or any other Contract in connection with the facts giving rise to the right of indemnification and (ii) any Tax Benefit actually realized by the Indemnified Party (and, in the case of Master LLC, and its Members) in a taxable period (or portion thereof) beginning after the Closing Date as a result of the accrual, incurrence or payment of any such Losses shall be taken into account in a manner consistent with Section 7.02(b) (including the special allocation of deductions to the Indemnifying Party, if applicable).
          Section 9.05 Notice of Loss; Third-Party Claims; Retained Claims. (a) An Indemnified Party shall give the Indemnifying Party notice (a “Claims Notice”) of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence or failure to deliver timely notice of a Third-Party Claim as contemplated by Section 9.05(b) shall not affect the Indemnified Party’s right to indemnification

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hereunder for Losses in connection with such claim, but the amount of indemnification to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been materially less had such notice been timely delivered.
          (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not make any payment toward a settlement of such claim, nor permit to be paid any monies as part of a settlement, unless the Indemnifying Party consents in writing (which consent shall not be unreasonably withheld) to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim. If the Indemnifying Party declines to direct the defense of any such claims or proceeding pursuant to this Section 9.05 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate, at its own expense, in the settlement or assume or reassume the defense of such claims or proceeding.
          (c) Control of Action, Defense and Settlement. Parent shall have the unrestricted right to control, defend and/or settle any Action in respect of a Retained Claim, commence any future Action on behalf of the Companies and control, defend and/or settle any such future Action relating to a Retained Claim, and shall have the right to employ its own counsel in connection therewith. Master LLC and the Surviving LLC shall also have the right to be represented by separate counsel at Parent’s expense in connection with any such Action in respect of a Retained Claim. Master LLC and EBS LLC acknowledge and agree that Parent shall at all times retain exclusive control over all negotiations with respect to such Actions and final authority to settle any and/or all issues related to the Retained Claims, except with respect to any settlement agreement that contains a sanction or restriction upon the conduct of any business by Master LLC or the Companies.
          Section 9.06 Remedies. (a) The parties to this Agreement acknowledge and agree that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement (including the Disclosure Schedule). The parties to this Agreement also acknowledge and agree that, except in the case of fraud or intentional misrepresentation (i) following the Closing, the indemnification provisions of Section 9.02 and Section 9.03 shall be

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the sole and exclusive remedies of the parties for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Purchaser shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the Mergers, to rescind this Agreement or any of the transactions contemplated by this Agreement. Each party shall use commercially reasonable efforts to mitigate its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. In furtherance and not in limitation of the foregoing, in the event any Losses are recoverable under insurance policies or other collateral sources, the parties shall, if commercially reasonable, pursue recovery of such Losses under such insurance policies or other collateral sources (it being understood that no party hereto shall be required to initiate litigation in order to pursue such recovery); provided, that in the event any amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to Section 9.03, then Master LLC shall, or shall cause the Surviving LLC to, pursue such insurance policies or collateral sources, and in the event Master LLC or the Surviving LLC receives any recovery, the amount of such recovery shall be applied to refund any payments made by Parent which would not have been so paid had such recovery been obtained prior to such payment. Notwithstanding anything to the contrary, the Investor Guaranty shall be the sole and exclusive remedy for any breach or violation by the Purchaser of this Agreement and in no event will the Purchaser or any of its Affiliates have any liability in excess of the amount provided for in the Investor Guaranty either prior to or following a termination of this Agreement or will Parent be entitled to specific performance or any other equitable remedy.
          (b) In connection with the Purchaser’s investigation of the Companies, the Purchaser has received certain estimates, projections, forecasts, plans, budgets and similar forward-looking statements, materials and information regarding or relating to such materials, and the Purchaser and Merger LLC acknowledge and agree that no representation or warranty is being made by or on behalf of Parent with respect to such materials. Following the Closing, for purposes of the indemnification provided for in this Article IX, Master LLC and EBS LLC agree that all the acknowledgements and agreements contained in this Section 9.06(b) shall apply to Master LLC and the Surviving LLC in their capacity as an Indemnified Party as if expressly made by it herein.
          Section 9.07 Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters other than any breach or inaccuracy of the representations and warranties in Section 3.15 (to the extent such representations and warranties cover Tax matters) or Section 3.16, which breaches shall be covered by this Article IX except as provided in the next sentence) shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX. Notwithstanding anything to the contrary, matters relating to a breach of Section 3.16 shall not be subject to Section 9.05, but rather shall be governed by Article VII.

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          Section 9.08 Treatment of Indemnification Payments. The parties shall treat for all income Tax purposes any indemnification payment made in accordance with this Article IX (i) that is paid to the Purchaser by Parent or by Parent to the Purchaser, as an adjustment to the LLC Cash Merger Consideration, and (ii) that is paid to or by Master LLC or the Surviving LLC, as an adjustment to the net fair market value of Master LLC as of the Closing Date.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
          Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Parent and the Purchaser;
          (b) by either Parent or the Purchaser if the Closing shall not have occurred by February 15, 2007 (the “Termination Date”); provided, however, that such date may be extended by either Parent or the Purchaser upon written notice to the other party if a Governmental Authority has issued a supplemental information request in connection with the filings under the HSR Act made in connection with this Agreement, such extension to continue to the earlier of the date that is (i) 10 Business Days after the waiting period under the HSR Act has expired or been terminated and April 1, 2007; provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (c) by either the Purchaser or Parent in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
          (d) by the Purchaser if Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured by the Termination Date as may be extended pursuant to Section 10.01(b);
          (e) by Parent, if the Purchaser, Merger LLC or Merger Co shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII; or
          (f) by Parent, if the conditions to Closing set forth in Section 8.02 shall have been satisfied and remain satisfied as of the date of termination, and Purchaser shall not have obtained either the Debt Financing or the Alternative Financing by February 2, 2007.
          Section 10.02 Effect of Termination.
          (a) In the event of termination of this Agreement as provided in Section 10.01, (i) the Purchaser shall return to Parent all documents and other materials received from Parent, the Companies and their respective Affiliates or agents (including all copies of or

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materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the date of this Agreement; and (ii) this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (1) as set forth in Section 5.03 and Article XI and (2) that nothing herein shall relieve either party from liability for any willful and material breach of this Agreement occurring prior to such termination.
          (b) In the event of termination of this Agreement as provided in Section 10.01(f), then, upon such termination, the Purchaser shall promptly, and in any event within two Business Days after such termination, pay to Parent by wire transfer in immediately available funds to an account designated by Parent an amount equal to $17,500,000, which shall be the sole and exclusive remedy available to Parent and its Affiliates following any such termination and shall constitute liquidated damages.
ARTICLE XI
GENERAL PROVISIONS
          Section 11.01 Expenses. Except as otherwise specified in this Agreement, all fees, costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such fees, costs and expenses, whether or not the Closing shall have occurred; provided, that (i) if the Closing shall occur Master LLC shall pay, or shall cause the Surviving LLC to pay, all such fees, costs and expenses of the Purchaser (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP) and (ii) Parent shall pay all fees, costs and expenses of the Blackstone Group, L.P., Citigroup Global Markets Inc. and O’Melveny & Myers LLP and other fees, costs and expenses incurred by Parent or any Company in connection with this Agreement and the transactions contemplated hereby; provided, however, that Master LLC shall, or shall cause the Surviving LLC to, reimburse Parent for fifty percent of Parent’s out-of-pocket fees, costs and expenses, up to $4,000,000. On the Closing Date and immediately following the Closing, Master LLC shall, or shall cause the Surviving LLC to, (i) pay to General Atlantic Service Company, LLC the amounts set forth on Exhibit 5.20 and (ii) reimburse the Purchaser for or pay to the Lenders all fees, costs and expenses (including the reimbursement of all fees, costs and expenses of their counsel) due to the Lenders in respect of the Debt Financing and any fees, costs and expenses of lenders in connection with the Alternative Financing.
          Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
          (a) if to Parent, Holdco 1, Holdco 2, Master LLC, EBS LLC or Medifax:
Emdeon Corporation

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River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3443

with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars
7 Floor
Los Angeles, California 90067-6035
Attention: Steven Grossman, Esq.
Facsimile: (310) 246-6779

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Spencer D. Klein, Esq.
Facsimile: (212) 326-2061
          (b) if to the Purchaser, Merger LLC, Merger Co or, after the Closing, to Master LLC or the Surviving LLC:
EBS Acquisition LLC
c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
Attention: Matthew Nimetz
Facsimile: (203) 618-9207

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Douglas A. Cifu, Esq.
Facsimile: (212) 492-0436
          Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected

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in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          Section 11.04 Entire Agreement. This Agreement (including the Disclosure Schedule and all Exhibits hereto, it being understood that all references herein to this “Agreement” refer to the Original Agreement as amended and restated hereby, that all references herein to “the date hereof” or “the date of this Agreement” refer to September 26, 2006 and that all references herein to any other date shall mean such specified date), the Transition Services Agreement, the LLC Agreement, the Trademark Assignment Agreement, the Investor Guaranty and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between any of the parties hereto with respect to the subject matter hereof and thereof.
          Section 11.05 Assignment. (a) Subject to paragraph (b), this Agreement may not be assigned by operation of law or otherwise without the express written consent of Parent and the Purchaser (which consent may be granted or withheld in the sole discretion of Parent or the Purchaser, as the case may be).
          (b) Without the written consent of any party hereto, (i) the Purchaser may assign its rights and obligations to any of its Affiliates and (ii) the Purchaser may assign its rights hereunder as collateral security to any lender to a Company, but no such assignment described in clause (i) or (ii) shall relieve the Purchaser of any liability hereunder.
          Section 11.06 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 11.07.
          Section 11.07 Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other such party pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
          Section 11.08 Schedules. Any matter, information or item disclosed in the Disclosure Schedule, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in the Disclosure Schedule shall not

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be deemed to constitute an admission of any liability by Parent, Master LLC, EBS LLC or any Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality or Material Adverse Effect for the purposes of this Agreement.
          Section 11.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          Section 11.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
          Section 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          Section 11.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that its has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certification in this Section 11.12.
          Section 11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMDEON CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

EBS HOLDCO, INC.
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

EBS MASTER LLC
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

EMDEON BUSINESS SERVICES LLC
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

MEDIFAX—EDI HOLDING COMPANY
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

EBS ACQUISITION LLC
By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Executive Vice President and Secretary

GA EBS MERGER LLC
By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Executive Vice President and Secretary

EBS MERGER CO.
By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Executive Vice President and Secretary

EXHIBIT 1.01(a)
EXCLUDED LIABILITIES
1.	All Liabilities of Parent and its current or former Affiliates (other than the Companies and their predecessors and successors) that are not related to the Companies or their business or properties, including, without limitation, all amounts outstanding and all other obligations under indentures and other instruments of indebtedness for borrowed money, including debt instruments convertible into equity of Parent.

2.	Any Liability with respect to the ownership of the Twinsburg, OH real property that was previously owned by MedE America Corporation of Ohio (“MedE of Ohio”) and has been transferred to Parent and leased back to MedE of Ohio, except as provided in the lease with respect thereto.

3.	Any Liability with respect to the payment of Retention Bonuses or Project Bonuses under either the Emdeon Business Services Change of Control Retention Plan, Emdeon Business Services Project Bonus Plan, Emdeon Corporation Change of Control Retention Plan or Emdeon Corporation Project Bonus Plan or any similar plan of Parent that may hereafter be adopted.

4.	Any Liability in connection with the dissolution of IMS-Net of Arkansas, Inc. and Minnesota Medical Comm. Network, LLC, except for ordinary course legal expenses incurred in such dissolution.

EXHIBIT 1.01(b)
INTERCOMPANY AGREEMENTS
1.	Marketing Agreement, dated as of January 31, 2006, by and among Parent, Envoy Corporation and WebMD Health Corp.

2.	Subcontract Agreement, dated as of September 30, 2004, by and between Vips, Inc. and Envoy Corporation.

3.	Subcontract Agreement, dated as of January 31, 2005, by and between Vips, Inc. and MedE America Corporation.

4.	Lease Agreement dated as of September 25, 2006 between PRX Holdings Corp. (an Affiliate of Parent) and Envoy Corporation.

5.	CDHP Marketing Plan Agreement, dated as of September 25, 2006, by and among Master LLC, WebMD Health Corp., Envoy Corporation and Advanced Business Fulfillment, LLC, with side letter.

6.	Amended and Restated Business Services Agreement, dated as of September 25, 2006, by and among Master LLC, Envoy Corporation and WebMD Health Corp.

7.	Data License Agreement, dated as of September 25, 2006, by and among Parent, Master LLC and the Business Services Entities as defined therein.

8.	Provisional Patent License Agreement, dated as of September 25, 2006, by and between Envoy Corporation and WebMD Health Corp.

9.	Database Agreement, dated as of September 25, 2006, by and between Envoy Corporation and WebMD Health Corp.

EXHIBIT 1.01(c)
PARENT’S KNOWLEDGE
Kevin M. Cameron
Charles A. Mele
Robert Newport
George Lazenby
Philip Hardin
Gary Stuart
Michael B. Glick
RoseAnn Stampe
Jack C. Scheffel
Anne Smith

EXHIBIT 1.01(d)
REORGANIZATION TRANSACTIONS
     1. Parent will contribute all of the stock of Envoy to Holdco 1 as a contribution to the capital of Holdco 1 by Parent and Envoy will immediately be converted into a single-member limited liability company owned by Holdco 1.
     2. Parent will contribute all of the stock of MedE to Holdco 1 as a contribution to the capital of Holdco 1 by Parent.
     3. All of the stock of ViPS, Medifax and ExpressBill, and the Medifax Note, will then be distributed by Envoy to Holdco 1.
     4. Holdco 1 will contribute its 100% membership interest in Envoy and the stock of MedE to Master LLC as a contribution to the capital of Master LLC by Holdco 1.
     5. Master LLC will contribute its 100% membership interest in Envoy and the stock of MedE to EBS LLC as a contribution to the capital of EBS LLC by Master LLC.
     6. The following subsidiaries of Envoy will be converted into Delaware limited liability companies:
•	Dakota Imaging, Inc., a Maryland corporation

•	THINC Acquisition Corp., a Delaware corporation

•	Claims Processing Service, Inc., a Connecticut corporation

•	IMS-Net of Colorado, Inc., a Colorado corporation

•	IMS-Net of Illinois, Inc., an Illinois corporation

•	Illinois Medical Information Network, Inc., an Illinois corporation

•	IMS-Net of Central Florida, Inc., a Colorado corporation

•	Interactive Payer Network, Inc., a Delaware corporation
Medifax will remain a C corporation along with its subsidiaries. In addition, IMS-Net of Arkansas, Inc., an indirect 51%-owned subsidiary of Envoy with no business operations, will remain a corporation and not be converted into a limited liability company.
     7. EBS LLC will form ExpressBill LLC, a Delaware limited liability company (“ExpressBill LLC”).

     8. MedE and its subsidiaries, Healthcare Interchange, Inc., a Missouri corporation, and MedE America Corporation of Ohio, an Ohio corporation, will be converted into Delaware limited liability companies.
     9. At least one Business Day following the implementation of steps 1-8, ExpressBill will contribute its assets and liabilities to Master LLC in exchange for a membership interest in Master LLC. As a result of this step 9, Master LLC will be converted into a two-member partnership for tax purposes.
     10. Master LLC will contribute the ExpressBill assets and liabilities to EBS LLC, which in turn will contribute them to ExpressBill LLC as a contribution to the capital of ExpressBill LLC by EBS LLC. For convenience, the assignment of the assets and liabilities of ExpressBill to Master LLC in step 9 will be made directly to ExpressBill LLC.
     Capitalized terms not defined herein have the meaning assigned to them in the Agreement to which this Exhibit 1.01(d) relates.

EXHIBIT 1.01(e)
RETAINED CLAIMS
     Any Losses in respect of: (i)(A) Parent’s or Envoy’s obligation to make earnout payments (the “Dakota Earnout”) with respect to the Agreement and Plan of Merger, dated as of April 15, 2004 (the “Dakota Merger Agreement”), among WebMD Corporation, Envoy and Dakota Imaging, Inc. (“Dakota”), including the earnout-calculation dispute currently before BDO Seidman for arbitration and (B) the employment agreements between Dakota and each of Sandeep Goel and Pradeep Goel and any other claims brought by the Goel’s with respect to Envoy’s acquisition of Dakota; (ii) the Quintiles Insurance Subrogation Claim (as defined below); (iii) the ongoing investigation by the United States Attorney for the District of South Carolina and the U.S. Department of Justice, of Parent, which Parent first learned about on September 3, 2003 disclosed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”); (iv) the formal investigation brought by the Securities and Exchange Commission (“SEC”) with respect to the matters disclosed in clause (iii) and disclosed in the Form 10-K, (v) litigation regarding distribution of shares in Healtheon Initial Public Offering (in S.D.N.Y.) and related settlement; (vi) Ari Weitzner, M.D., P.C. et al. v. National Physicians Datasource LLC; (vii) Porex Mammary Implant Litigation; (viii) Porex Corporation v. Kleanthis, Dean Haldopoulos, Benjamin T. Hirokawa and Micropore Plastics, Inc.; and (ix) Lasala et al. v. Backweb Technologies, Ltd. et al., to the extent this matter is unrelated to the business of the Companies.
     “Quintiles Insurance Subrogation Claim” means the Action by Envoy and Envoy’s insurer, Federal Insurance Company (“Federal”), against Quintiles Transnational Corp. (“Quintiles”) seeking to recover amounts allegedly owed by Quintiles pursuant to an indemnification provision in the merger agreement among Parent, Envoy, Quintiles and others dated as of May 26, 2000 and the counterclaims by Quintiles against Envoy, Parent and Federal for declaratory judgment, breach of contract, breach of a contractual duty of good faith, violations of North Carolina’s Unfair Business Practices Act, and reformation and all other related claims and losses.

EXHIBIT 1.01(f)
FORM OF TRANSITION SERVICES AGREEMENT

FORM OF TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT, dated as of [•], 2006 (this “Agreement”), is made by and between Emdeon Corporation, a Delaware corporation (“Parent”), and EBS Master LLC, a Delaware limited liability company (“Master LLC”).
WITNESSETH:
          WHEREAS, Parent and Master LLC have entered into an Agreement and Plan of Merger, dated as of September 26, 2006, with EBS Holdco Inc., a Delaware corporation, MediFax-EDI Holding Company, a Delaware corporation, EBS Acquisition LLC, a Delaware limited liability company (the “Purchaser”), GA EBS Merger LLC, a Delaware limited liability company (“Merger LLC”), and EBS Merger Co., a Delaware corporation (the “Merger Agreement”; all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), pursuant to which the Purchaser acquired an indirect 52% interest in certain businesses owned by Parent through the merger of Merger LLC with and into Master LLC; and
          WHEREAS, in connection with the Mergers, Master LLC will provide or cause the Companies to provide Parent, its subsidiaries and Emdeon Practice Services, Inc. and its subsidiaries (Emdeon Practice Services, Inc. and its subsidiaries, collectively, “EPS”) the services (the “Company Services”) set forth on Annexes B1 through B6 hereto (the “Company Services Annexes”) and Parent will provide or cause its subsidiaries to provide Master LLC and the Companies the services (the “Parent Services” and, together with the Company Services, the “Services”) set forth on Annexes Al through A9 hereto (the “Parent Services Annexes” and, together with the Company Services Annexes, the “Services Annexes”), in each case on a transitional basis and subject to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, Parent and Master LLC hereby agree as follows:
     Section 1. Provision of Services. (a) Master LLC agrees to cause the Companies to provide the Company Services to Parent and its subsidiaries and to EPS, as applicable, for the respective periods and on the other terms and conditions set forth in the respective Company Services Annexes. Master LLC represents, warrants and agrees that the Company Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Company Services Annexes, in a manner generally consistent with the historical provision of the Company Services prior to the Closing Date and with the same general standard of care as historically provided prior to the Closing Date and that all employees of the Companies, when on the property of Parent or its subsidiaries or EPS (as applicable) or when given access to any equipment, computer software, network or files owned or controlled by Parent or its subsidiaries or EPS (as applicable), shall conform to the rules and regulations of Parent or EPS (as applicable) concerning health, safety and security which were applicable during the historical provision of the Company Services prior to the Closing Date or which are made known to Master LLC in advance in writing. It is understood and agreed that the Companies have been retaining, and will continue to retain, third-party service providers to provide some of the Company Services. In addition, Master LLC or the Companies shall have the right to hire other third party subcontractors to provide all or part of any Company Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Master LLC shall obtain the prior written consent of Parent, such consent not to be unreasonably withheld. All amounts paid to third parties, including, without limitation, incremental licenses and subcontractor fees (collectively, “Out-of-Pocket Costs”) incurred by Master LLC or the Companies in connection with the provision of the Company Services shall be reimbursed by Parent. Except as expressly set forth in this Section 1(a), Master LLC makes no representations and warranties of any kind, implied or expressed, with respect to the Company Services, including (without limitation) no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Parent acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Company Services are provided by Master LLC or the Companies as an independent contractor.
          (b) Parent agrees to provide, or to cause its subsidiaries to provide, Parent Services to the Companies for the respective periods and on the other terms and conditions set forth in the respective Parent Services Annexes. Parent represents, warrants and agrees that Parent Services shall be provided in good faith, in accordance with Law and, except as specifically provided in Parent Services Annexes, in a manner generally consistent with the historical provision of Parent Services prior to the Closing Date and with the same general standard of care as historically provided prior to the Closing Date and that all employees of Parent, when on the property of the Companies or Master LLC or when given access to any equipment, computer software, network or files owned or controlled by Master LLC or the Companies, shall conform to the rules and regulations of the Companies concerning health, safety and security which were applicable during the historical provision of the Parent Services prior to the Closing Date or which are made known to Parent in advance in writing. It is understood and agreed that Parent has been retaining, and will continue to retain, third-party service providers to provide some of Parent Services to Master LLC and the Companies. In addition, Parent shall have the right to hire other third party subcontractors to provide all or part of any Parent Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Parent shall obtain the prior written consent of Master LLC, such consent not to be unreasonably withheld. All Out-of-Pocket Costs incurred by Parent in connection with the provision of the Parent Services shall be reimbursed by Master LLC. Except as expressly set forth in this Section 1(b), Parent makes no representations and warranties of any kind, implied or expressed, with respect to Parent Services, including (without limitation) no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Master LLC acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Parent Services are provided by Parent as an independent contractor.
     Section 2. Terms of Payment, Termination of Services and Related Matters. (a) As more fully provided in the Services Annexes and subject to the terms and conditions therein: (i) Parent and Master LLC shall present to the other monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as the invoice recipient may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and (ii) payments pursuant to this Agreement shall be due and payable within thirty (30) days after the applicable invoice date. Parent and Master LLC reserve the right to charge interest on any amount which has been due from the invoiced party for more than thirty (30) days, at a rate equal to the prime lending rate (as quoted in the Wall Street Journal on the last Business Day of the month of such overdue invoice) plus 2% per annum. Invoices shall be sent to the respective representatives of Parent and Master LLC listed on Annex C hereto, by the methods set forth therein. Either party

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may change its representatives listed on Annex C and its addresses set forth on Annex C by notice to the other party provided in accordance with Section 5 this Agreement.
          (b) Subject to its obligations to make payments pursuant to this Agreement for Company Services rendered prior to termination, Parent may terminate any or all of the Company Services to be provided under some or all of the Company Services Annexes, either in whole or in part, under this Agreement by providing, in writing, the advance notice required under the applicable Company Services Annex. Termination of Company Services shall result in a reduction of the amounts payable for Company Services with respect to periods after the effectiveness of such termination and, in the case of any partial termination of Company Services under a Company Services Annex, the parties agree to negotiate in good faith with respect to the amount of any such reduction to the extent that the terms and conditions of the applicable Company Services Annex do not provide a method for calculating the price reduction resulting from such partial termination.
          (c) It is the intent of the parties that the compensation set forth in the respective Services Annexes reasonably approximate the cost of providing the services, without any intent to cause the Services provider to receive profit or incur loss. If at any time, Master LLC or Parent believes that the payments contemplated by a specific Services Annex are materially insufficient to compensate it for Services it is obligated to provide hereunder or materially overcompensate the other party for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.
          (d) In the event of an invoice dispute, the party disputing an invoiced amount or amounts shall deliver a written statement to the other party prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2(a). The parties shall seek to resolve all such disputes expeditiously and in good faith.
          (e) In no event shall either party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Each party acknowledges that the Services to be provided to it or its subsidiaries (and, in the case of Parent, Services to be provided to EPS) hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1, including (without limitation) the limitations on representations and warranties with respect to the respective Services.
          (f) The party receiving Services hereunder (and, in the case of Services provided to EPS, Parent) shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of such Services by the other party.
     Section 3. Force Majeure. The obligations of a party to provide Services shall be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by any of the following causes beyond its reasonable control: (i) acts of

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God, (ii) weather, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or regulation, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) Action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. In such event, such party shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and such party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.
     Section 4. Confidentiality. (a) Master LLC hereby acknowledges that it may receive confidential information of Parent, Parent’s subsidiaries and/or EPS as a result of the activities contemplated by this Agreement. Master LLC agrees that, except as required by law or by legal process, it shall, and shall direct its employees, officers, directors, stockholders, controlled Affiliates and advisors to, keep all such information strictly confidential, unless the prior written consent of Parent shall have been obtained. Upon request of Parent, Master LLC shall enter into a customary non-disclosure agreement with respect to such information, upon terms reasonably satisfactory to each of the parties hereto.
          (b) Parent acknowledges that it may receive confidential information of Master LLC as a result of the activities contemplated by this Agreement. Parent agrees that, except as required by law or legal process, it shall, and shall direct its employees, officers, directors, stockholders, controlled Affiliates and advisors to, keep all such information strictly confidential, unless the prior written consent of Master LLC shall have been obtained. Upon request of Master LLC, Parent shall enter into a customary non-disclosure agreement with respect to such information, upon terms reasonably satisfactory to each of the parties hereto.
     Section 5. Notices. Invoices shall be delivered as provided in Annex C. Except for Invoices, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given by such party in accordance with this Section 5):
          (a) if to Parent:
Emdeon Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07404-1371
Attention: General Counsel
Facsimile: (201) 703-3401

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with copies (which shall not constitute notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars
7th Floor
Los Angeles, California, 90067-6035
Attention: Steven Grossman, Esq.
Facsimile: (310) 246-6779
and
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Spencer D. Klein, Esq.
Facsimile: (212) 326-2061
          (b) if to Master LLC:
Attention: [                    ]
Facsimile: [                    ]
with a copy to:
Attention: [                    ]
Facsimile: [                    ]
     Section 6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     Section 7. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Parent and Master LLC with respect to the subject matter hereof; provided, however, that the parties hereto acknowledge that this Agreement is being entered into pursuant to the provisions of the Merger Agreement and supersedes the Merger Agreement only to the extent specifically contemplated by the Merger Agreement.
     Section 8. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Parent and Master LLC (which consent may be granted or withheld in the sole discretion of Parent or Master LLC, as the case may be, except in the case of an assignment by operation of law, in which case such consent may not be unreasonably withheld); provided, however, that Master LLC may assign all or any portion of its right to receive Services to any of the Companies and Parent may, as provided in the Company Services Annexes, assign the applicable portion of its right to receive Company Services to EPS

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and may also assign all or any portion of its right to receive Services to any of its subsidiaries to the extent such other subsidiaries have been receiving such services from the Companies prior to the Closing.
     Section 9. Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, Parent and Master LLC or (ii) by a waiver in accordance with Section 10.
     Section 10. Waiver. Either party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (ii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     Section 11. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
     Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     Section 13. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certification in this Section 13.

6

     Section 14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
          IN WITNESS WHEREOF, Parent and Master LLC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMDEON CORPORATION
By:
Name:
Title:

EBS MASTER LLC
By:
Name:
Title:

7

ANNEX A1 – ACCOUNTING SERVICES

Description of Services:	Transition Period Services: Accounting Services as currently provided, including services of Parent’s financial and accounting employees relating to: (a) accounting for fixed assets, depreciation and amortization and capital-expenditure tracking; (b) coordination of inter-entity charges for services rendered by related entities; (c) accounting for Parent stock-based compensation plans; (d) accounting for prepaid assets; (e) accounting for payroll and related costs; (f) accounting for employee benefits; and (g) accounting for worker’s compensation costs.

Additional Assistance: In addition, Parent will provide such assistance as Master LLC may reasonably request to assist in transitioning the above services to Master LLC and the Companies, including file and data transfers.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $14,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

ANNEX A2 – ACCOUNTS PAYABLE PROCESSING

Description of Services:	Transition Period Services: Accounts Payable Processing Services as currently provided, including 1099 issuance and mailing,[1] processing, scanning and imaging of invoices, purchase orders and expense reports and delivery to appropriate contact at Master LLC or the Companies for payment.

Additional Assistance: In addition, Parent will provide such assistance as Master LLC may reasonably request to assist in transitioning the above services to Master LLC and the Companies, including file and data transfers.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $21,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

[1]	Issuance and mailing services to be provided in January 2007 with respect to accounts payable processing services that have been provided in 2006, even in the event that such accounts payable processing services terminate prior to January 1, 2007. Master LLC will pay Parent for Parent’s Out-of-Pocket Costs for these mailing services as described in “Payment Terms.”

2

ANNEX A3 – CORPORATE IT SERVICES

Description of Services:	Transition Period Services: Financial Systems Services as currently provided, including services of Parent’s Corporate Technology employees relating to: (a) maintenance and administration of corporate financial systems and their feeder systems, including Oracle, Kronos and Rivermine; (b) maintenance and administration of Oracle HR systems; and (c) maintenance and administration of management reporting, analysis, and planning systems and the data warehouse underlying those systems.

Additional Assistance: In addition, Parent will provide such assistance as Master LLC may reasonably request to assist in transitioning the above services to Master LLC and the Companies, including file and data transfers.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	First anniversary of the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $247,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

3

ANNEX A4 – PAYROLL AND RELATED SERVICES

Description of Services:	Transition Period Services: Payroll and Related Services as currently provided by internal Parent personnel and through Parent’s existing vendor relationships, including: paycheck generation; reconciliation of overtime, non-paid days, vacation, personal days, etc.; W-2 issuance and mailing;[2] processing of address changes; and additional benefits reporting to record keepers and benefits administrators for benefit plans.

Additional Assistance: In addition, Parent will provide such assistance as the Companies may reasonably request to assist in transitioning the above services to Master LLC and the Companies, including file and data transfers.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $19,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC is responsible for funding, in advance, all payroll costs for employees of the Companies to the accounts and within the time periods specified by Parent from time to time.
Master LLC/Companies Contact(s):

Parent Contact(s):

[2]	Issuance and mailing services to be provided in January 2007 with respect to payroll services that have been provided in 2006, even in the event that such payroll services terminate prior to January 1, 2007. Master LLC will pay Parent for Parent’s Out-of-Pocket Costs for these mailing services as described in “Payment Terms.”

4

ANNEX A5 – TREASURY SERVICES

Description of Services:	Transition Period Services: Treasury Services, including: management of lock box accounts and concentration banking process; management of disbursements for payroll, payables and other miscellaneous transactions; and execution of wire transfers to facilitate the movement of cash to concentrate receipts and to fund disbursements.

Additional Assistance: In addition, Parent will provide such assistance as Master LLC may reasonably request to assist in transitioning the above services to Master LLC and the Companies.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $8,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

5

ANNEX A6 – CONTRACT AND LITIGATION SUPPORT

Description of Services:	Transition Period Services: Parent shall provide reasonable transition assistance with respect to contract and litigation support as currently provided, including half of the time of one (1) senior attorney in the Parent’s legal department relating to contract review, contract drafting and vendor contract review and approval; provided, however, that in no event shall Parent’s Legal Department be required to provide legal advice to Master LLC or the Companies or to take any action that would violate any of the applicable ethical rules for attorneys or result in any conflicts.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	First anniversary of the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $19,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

6

ANNEX A7 – TAX SERVICES

Description of Services:	Transition Period Services: Parent shall provide reasonable transition assistance with respect to Tax services as currently provided, including services of Seller’s tax employees relating to: (a) federal, state, and local tax planning and filing, (b) sales and use tax administration, and (c) personal property taxes and business license administration; provided, however, that in no event shall Parent’s Tax Department be required to provide tax advice to Master LLC or the Companies.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	First anniversary of the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $45,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

7

ANNEX A8 – REAL ESTATE VENDOR MANAGEMENT SERVICES

Description of Services:	Transition Period Services: Parent shall provide reasonable transition assistance with respect to real estate vendor management.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $9,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

8

ANNEX A9 – HR ADMINISTRATIVE SERVICES

Description of Services:	Transition Period Services: Human resources administrative services as currently provided, including services of Parent’s human resources employees relating to facilitating the administration of the Companies’ benefit plans (including a 401(k) plan) and HRIS administration, including data input and reporting; provided, however, that (a) in furtherance of, and without limiting, Section 1(b) of this Agreement, Parent shall not be deemed to be a fiduciary for any purpose, (b) such services shall be provided solely with respect to benefit plans sponsored and maintained by the Companies and Master LLC and (c) to the extent that Parent deducts any salary deferrals, premium payments or other amounts from the wages of any employees of the Companies or Master LLC under any employee benefit plan of a Company or Master LLC, Parent shall act solely as the agent of Master LLC or the Companies without discretion over the funds and shall deposit or otherwise pay over such amounts in accordance with directions from Master LLC or the Companies.

Additional Assistance: In addition, Parent will provide such assistance as Master LLC may reasonably request to assist in transitioning the above services to the Companies, including file and data transfers.

Service Provider:	Parent

Service Recipient:	The Companies

Outside Date	180 calendar days after the Closing

End Date:	[To be determined pursuant to Section 5.22 of the Merger Agreement, but not later than the Outside Date]

Payment Terms:	For Transition Period Services: $25,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates Parent for the time of its employees; and Master LLC shall reimburse Parent for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

9

ANNEX B1 – TELECOMMUNICATIONS INFRASTRUCTURE SERVICES

Description of Services:	Transition Period Services: Telecommunications infrastructure services, as currently provided, including continued use of network-infrastructure related items, including: (a) network switches/routers/VPN concentrators; (b) load balancers; (c) firewalls; (d) SecurelD servers; (e) PBX telephone systems and support; (f) domain names services support; (g) network-intrusion prevention systems; and (h) telecommunications circuit support.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to Parent and its subsidiaries.

Service Provider:	The Companies

Service Recipient:	Parent and its subsidiaries (including WebMD Health)

End Date:	First anniversary of the Closing

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $47,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

10

ANNEX B2-I – TELECOMMUNICATIONS MANAGEMENT SERVICES (PARENT)

Description of Services:	Transition Period Services: Telecommunications management services, as currently provided, including continued use of the Companies’ existing vendor relationships and the maintenance and administration of the Rivermine system.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to Parent and its subsidiaries.

Service Provider:	The Companies

Service Recipient:	Parent and its subsidiaries (including WebMD Health)

End Date:	Second anniversary of the Closing

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $7,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

11

ANNEX B2-II – TELECOMMUNICATIONS MANAGEMENT SERVICES (EPS)

Description of Services:	Transition Period Services: Telecommunications management services, as currently provided, including continued use of the Companies’ existing vendor relationships and the maintenance and administration of the Rivermine system.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to EPS.

Service Provider:	The Companies

Service Recipient:	EPS

End Date:	June 15, 2007

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services:
$13,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

12

ANNEX B3-I – DATA CENTER AND IT SUPPORT SERVICES (PARENT)

Description of Services:	Transition Period Services: Data center services, network and computing services and other IT support services as currently provided, including Hosting services for Emdeon Corporate applications, email gateway and spam blocker services and, following the transition by Parent and its subsidiaries to new domains, working with Parent and its subsidiaries to set up forwarding to correct individual recipients at the new domains. Services and cost allocations (see below) include, among other things: data center hosting, data center floor/rack space, enterprise monitoring, system administration, Database Administration, Data Center Power/HVAC and data backup, storage of backed up data and disaster recovery.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to Parent and its subsidiaries, including file and data transfers.

Service Provider:	The Companies

Service Recipient:	Parent and its subsidiaries (including WebMD Health)

End Date:	Second anniversary of the Closing

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $1,500 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Master LLC/Companies Contact(s):

Parent Contact(s):

13

ANNEX B3-II – DATA CENTER AND IT SUPPORT SERVICES (EPS)

Description of Services:	Transition Period Services: Data center services, network and computing services and other IT support services as currently provided, including application hosting and application administration support for EPS’ enterprise Siebel environment, email gateway and spam blocker services and, following the transition by EPS to new domains, working with EPS to set up forwarding to correct individual recipients at the new domains. Services and cost allocations (see below) include, among other things: data center hosting, data center floor/rack space, enterprise monitoring, system administration, Database Administration, Data Center Power/HVAC and data backup, storage of backed up data and disaster recovery.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to EPS, including file and data transfers.

Service Provider:	The Companies

Service Recipient:	EPS

End Date:	September 15, 2008

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $25,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

14

ANNEX B4 – OFFICE PRINTING SERVICES

Description of Services:	Transition Period Services: Business-card printing and other printing Services, as currently provided by the Companies to Parent and its subsidiaries (including WebMD Health), including continued use of the Companies’ existing contractual relationship with Control-o-Fax.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to Parent and its subsidiaries.

Service Provider:	The Companies

Service Recipient:	Parent and its subsidiaries (including WebMD Health)

End Date:	30 calendar days after the Closing

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 30 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: Services to be provided by Control-o-Fax at the same price as such Services have been provided prior to the Closing.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

15

ANNEX B5 – INVOICE PRINTING SERVICES

Description of Services:	Transition Period Services: Printing and mailing services for EPS’ customer invoicing and collection activities.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to EPS.

Service Provider:	The Companies

Service Recipient:	EPS

End Date:	September 15, 2008

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: The amounts set forth in Section II – Patient Statements and Related Services – on Exhibit A to the Emdeon Business Services EDI Partner Agreement made as of August 7, 2006 (the “EDI Agreement”) between Envoy Corporation and Emdeon Practice Services, Inc. (it being understood that payment of such amounts shall not be duplicated, and such amounts shall not be paid to the Companies or Master LLC if they have been paid by Emdeon Practice Services, Inc. to any of the Companies or Master LLC pursuant to the EDI Agreement) plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

16

ANNEX B6-I – PURCHASING AND PROCUREMENT SERVICES (PARENT)

Description of Services:	Transition Period Services: Purchasing and Procurement Services, as currently provided, including the use of the Companies’ existing vendor relationships; provided, that the Companies and their personnel shall not be responsible for any contract negotiations with any third parties in the name of the Parent or any of its subsidiaries.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to Parent and its subsidiaries.

Service Provider:	The Companies

Service Recipient:	Parent and its subsidiaries (including WebMD Health)

End Date:	First anniversary of the Closing

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $10,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

17

ANNEX B6-II – PURCHASING AND PROCUREMENT SERVICES (EPS)

Description of Services:	Transition Period Services: Purchasing and Procurement Services, as currently provided, including the use of the Companies’ existing vendor relationships; provided, that the Companies and their personnel shall not be responsible for any contract negotiations with any third parties in the name of EPS.

Additional Assistance: In addition, the Companies will provide such assistance as Parent may reasonably request to assist in transitioning the above services to EPS.

Service Provider:	The Companies

Service Recipient:	EPS

End Date:	December 31, 2006

Early Termination Rights:	Parent may terminate, with respect to some or all of these services, by giving at least 60 calendar days advanced written notice to Master LLC.

Payment Terms:	For Transition Period Services: $20,000 per month, plus Out-of-Pocket Costs.

For Additional Assistance: Parties to negotiate in good faith an amount that compensates the Companies for the time of their employees; and Parent shall reimburse the Companies for Out-of-Pocket Costs.

Amounts shall be invoiced within 15 business days following the end of a month and shall be payable within 30 calendar days of invoice date; provided, however, that Out-of-Pocket Costs may be estimated for any such invoice and subject to true-up in a subsequent invoice.

Master LLC/Companies Contact(s):

Parent Contact(s):

18

ANNEX C – DELIVERY OF INVOICES

Purchaser representative:	[Name]
[Title]
Emdeon Corporation
669 River Drive, Center 2
Elmwood Park, NJ 07407
Fax:

With a copy to:	[Name]
[Title]
Emdeon Corporation
669 River Drive, Center 2
Elmwood Park, NJ 07407
Fax:

Master LLC representative:	[Name]
[Title]
[Address]
Fax:

With a copy to:	[Name]
[Title]
[Address]
Fax:

Method of delivery:	U.S. mail, internationally recognized
overnight courier service or fax

19

EXHIBIT 2.05(a)
FORM OF LIMITED LIABILITY COMPANY AGREEMENT

FORM OF EXHIBIT 2.05(a)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
[EBS MASTER LLC]
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into and shall be effective as of the Effective Date (as defined below), between EBS Holdco, Inc. (“Holdco 1”), a Delaware corporation and a wholly-owned subsidiary of Emdeon Corporation, a Delaware corporation and its successors (“Parent”), ENVOY/ExpressBill, Inc., a Tennessee corporation and indirect wholly-owned subsidiary of Parent (“Holdco 2,” and, together with Holdco 1, the “Emdeon Members”), EBS Acquisition LLC, a Delaware limited liability company (“Purchaser”), as the Members, pursuant to the provisions of the Act, on the following terms and conditions.
R E C I T A L S
     WHEREAS, [EBS Master LLC], a Delaware limited liability company (the “Company”), was formed pursuant to a Certificate of Formation filed in the office of the Delaware Secretary of State on September 20, 2006;
     WHEREAS, the Members of the Company desire to amend and restate the initial limited liability company agreement of the Company in its entirety as set forth herein in order to, among other things, reflect the addition of the Purchaser as a Member of the Company; and
     WHEREAS, this Agreement shall be deemed effective, and shall supersede such initial limited liability company agreement in its entirety, as of the Effective Date.
     NOW THEREFORE, the Members hereby agree as follows:
A G R E E M E N T
     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,
     (a) The terms defined in this Section 1.1 have the meanings assigned to them in this Section 1.1 and are applicable to the singular as well as the plural forms of such terms;
     (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP (as defined below);
     (c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;
     (d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (e) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
     (f) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     As used in this Agreement and the Annexes, Schedules and Exhibits attached to this Agreement, the following definitions shall apply.
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
     “Adjusted Basis” has the meaning given such term in Section 1011 of the Code.
     “Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:
(i)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.7041(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of the Treasury Regulations Sections 17042(g)(1) and 1.7042(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and

(ii)	debit to such Capital Account the items described in Treasury Regulations Sections 1.7041(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.7041(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. In addition, the Purchaser, GAP LP, GAP LLC, GAP Coinvestments III, GAP Coinvestments IV, GapStar, GmbH Coinvestment and GAPW shall be deemed to be Affiliates of one another. Except as otherwise set forth in this Agreement, no portfolio company of GA LLC (or its affiliates) shall be deemed or treated as an Affiliate of the Purchaser Member.
     “Agreement” has the meaning set forth in the preamble.
     “Allocation” shall have the meaning set forth in the Merger Agreement.
     “Auditors” means Ernst & Young LLP, or such other firm of independent accountants selected in accordance with the terms of this Agreement to independently audit and report on the financial statements of the Company.
     “Annual Target Tax Distribution” shall have the meaning set forth in Section 5.2(a).
     “Beginning Net Capital” means the amount of capital (net of distributions) contributed or deemed to have been contributed by each of the Members on the Effective Date, the amount or deemed value of which is set forth on Exhibit A.
     “beneficially own” and “beneficial owner” shall be as defined in Rule 13d3 of the rules promulgated under the Exchange Act.
     “Board” means the Board of Directors of the Company.
     “Board Restructuring” has the meaning set forth in Section 6.1(c).
     “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information maintained, created or prepared by the Companies.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Business Services Policy” means the insurance policy of Envoy listed on Exhibit 1.01(a) to the Merger Agreement.

     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4 of this Agreement.
     “Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Units held or purchased by such Member.
     “Claim” means any claim, demand, assessment, action, investigation, or cause of action.
     “Closing Leverage Ratio” means                      to                     . [Closing Leverage Ratio to be determined as of the Effective Date.]
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)
     “Companies” means: Envoy; MedE; Healthcare Interchange, Inc.; MedE America Corporation of Ohio; Dakota Imaging, Inc.; Dakota Imaging, S.A.; CareInsite LLC; THINC Acquisition Corp.; The Health Information Network Connection, LLC; MediFAX-ED1 Holding Company; MediFAX-ED1 LLC; Medi, Inc.; MediFAX, Inc.; MediFAX-ED1 Holdings, Inc.; MediFAX-ED1 Services, Inc.; Claims Processing Service, Inc.; Kinetra LLC, IMS - Net of Colorado, Inc.; IMS — Net of Illinois, Inc.; Illinois Medical Information Network, Inc.; IMS — Net of Arkansas, Inc.; IMS — Net of Central Florida, Inc.; Minnesota Medical Comm. Network, LLC; Emdeon Clinical Services, LLC; Advanced Business Fulfillment, LLC; ENVOY/ExpressBill, Inc.; and Interactive Payer Network, Inc. [In the execution version of the Agreement, the names of entities included in the foregoing definition of Companies will be revised to reflect the names of these entities following the Reorganization, as necessary.]
     “Company” has the meaning set forth in the recitals.
     “Company Change of Control” means the occurrence of any one of the following events after the Effective Date: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons (other than any Person or “group” of Persons consisting solely of Members as of the Effective Date and their Affiliates) becomes, directly or indirectly, the “beneficial owner” of more than 50% of the Equity Securities of the Company; or (ii) the Company consolidates with or merges with or into any Person or, in one or more transactions, sells, conveys, transfers or leases all or substantially all of its assets to any Person or “group” of Persons (other than any Person or “group” of Persons consisting solely of Members as of the Effective Date and their Affiliates).
     “Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.7042(b)(2) and 1.7042(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Regulations Section 1.7022(b)(2) including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
     “Compliance Officer” has the meaning set forth in Section 11.1(d).
     “Confidential Information” has the meaning set forth in Section 13.6.
     “Consolidated Funded Net Indebtedness” means, on a pro forma basis, the amount of the consolidated Indebtedness of the Company and its Subsidiaries, net of cash and cash equivalents, as of the date of determination, and giving effect to the Recapitalization or Refinancing Transaction in which additional Indebtedness is incurred.
     “Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
     “Contributed Assets” means the EBS assets.
     “Contributed Equity” means, with respect to any Member, such Member’s Beginning Net Capital as of the Effective Date.
     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “CPS Merger Agreement” means the Agreement and Plan of Merger, dated as of September 25, 2003, among Claims Processing Services, Inc. and the other parties thereto.
     “Credit Facility” means (i) the credit agreement entered into on or about the date hereof among the Company, as successor, MediFax, as successor and the lenders party thereto, together with all agreements entered into in connection therewith, in each case as may be amended, supplemented and/or restated from time to time and (ii) if such Credit Facility is refinanced in the manner permitted hereunder, the agreements governing such refinancings.
     “Dakota Earnout” has the meaning set forth in Exhibit 1.01(g) of the Merger Agreement.
     “Dakota Merger Agreement” has the meaning set forth in Exhibit 1.01(g) of the Merger Agreement.
     “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
     “Director” means any of the individuals elected by the Members to serve on the Board in accordance with Section 6.1.
     “Drag Along Events” has the meaning set forth in Section 9.6(a).
     “Drag Along Notice” has the meaning set forth in Section 9.6(c).
     “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation and amortization, with such further adjustments to be approved by the Board following completion of the Company’s first full fiscal year.
     “EBS Business” means: (i) the business of operating an electronic data interchange clearinghouse for the electronic routing of healthcare claims, encounters, eligibility verification requests, electronic remittance advice, and other administrative healthcare transactions between healthcare providers and payers; and (ii) the business of printing, inserting and mailing paper-based explanations of patient benefits forms, explanation of healthcare provider payments forms and patient statements of healthcare providers, as conducted by Emdeon and its Subsidiaries as of the Effective Date.
     “Economic Risk of Loss” means the determination of whether a Member bears the economic risk of loss with respect to any partnership liability made in accordance with Treasury Regulations Section 1.7522 (without regard to whether that Section otherwise applies to such liability).
     “Effective Date” means the closing date of the transactions contemplated by the Merger Agreement.
     “Election Notice” has the meaning set forth in Section 9.5(b).
     “Election Period” has the meaning set forth in Section 9.5(b).
     “Emdeon Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons becomes (through a purchase, merger, consolidation or otherwise), directly or indirectly, the beneficial owner of more than 50% of the Equity Securities or voting securities of Parent or otherwise has the direct or indirect right or power to appoint or elect a majority of the board of directors of Parent; (ii) as a direct result of any proxy contest or solicitation opposed by Parent, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of Parent’s board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director; or (iii) Parent consolidates with or merges with or into any Person (other than a Subsidiary of Parent) or, in one or more transactions, sells, conveys, transfers or leases all or substantially all of its assets to any Person that is not a Subsidiary of Parent, or any Person that is not a Subsidiary of Parent consolidates with or merges into or with Parent.
     “Emdeon Controlled Obligation” shall have the meaning set forth in Section 7.1(b).
     “Emdeon Members” has the meaning set forth in the preamble.
     “Emdeon Parties” means, collectively, the Emdeon Members and any Emdeon Permitted Transferees (other than clause (iv) of the definition of “Emdeon Permitted Transferee”), if any.
     “Emdeon Transaction Expenses” means an amount equal to 50% of the out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by the Merger Agreement as of the Effective Date, but in any event not more than $4 million.
     “Emdeon Permitted Transferee” means (i) Parent and its Affiliates and Subsidiaries, (ii) any Person that acquires all or substantially all of Emdeon’s business, whether pursuant to an Emdeon Change of Control or otherwise, (iii) any entity (a) a majority of whose Equity Securities, and voting power in the election of directors (or the equivalent) if any, are beneficially owned by, and (b) which is otherwise controlled by, one or more executive officers and/or directors of Parent, provided, that (1) the Purchaser Member is afforded the first opportunity to negotiate, for a period of thirty (30) days after the Emdeon Members notify the Purchaser Member of the proposed terms and conditions for any third-party equity financing in connection with the proposed Transfer, to provide that equity financing, and (2) if the Purchaser Member or its Affiliates do not provide that equity financing, equity financing may be provided by any other parties on terms no more favorable to the financing parties in any material respect than the last or final terms offered to the Purchaser Member or its Affiliates or (iv) the Purchaser or its Affiliates.
     “Emdeon Selling Members” has the meaning set forth in Section 9.5(c).
     “Emdeon Valuation Floor” means an amount that, together with the value of any distributions (other than Tax Distributions) previously received on account of the Emdeon Members’ Interests (which distributions shall be valued (other than with respect to cash distributions, which shall be deemed to have a value equal to the amount or cash so distributed), as determined by the Board, or if not determined by the Board as agreed by the Emdeon Members and the Purchaser Member; provided that if they cannot agree, as valued by the Independent Accounting Firm)), would result in the Emdeon Members generating an aggregate compounded annual internal rate of return on the value of the Emdeon Members’ Contributed Equity of at least 15% as calculated in the examples set forth in Exhibit B hereto; provided, that any payments made pursuant to Sections 2.14 and 9.02 of the Merger Agreement, as contemplated by Section 3.6(f) hereof, or made pursuant to any Related Party Agreement between the Company and Parent or its Affiliates, shall not be taken into account in computing the Emdeon Valuation Floor.

     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or other encumbrance.
     “Envoy” means Envoy Corporation, a Delaware corporation. [In the execution version of the Agreement, the name of this entity will be revised to reflect the Reorganization.]
     “Equity Securities” means (i) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (ii) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means the fair market value of any property as determined in good faith by the Board after taking into account such factors as the Board shall deem appropriate.
     “Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31st, (ii) any subsequent twelve (12) month period commencing on January 1st and ending on December 31st, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article IV hereof.
     “GA Closing Fee” has the meaning set forth in Section 6.9.
     “GA LLC” means General Atlantic LLC, a Delaware limited liability company.
     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
     “GAP Coinvestments III” means GAP Coinvestments III LLC, a Delaware limited liability company.
     “GAP Coinvestments IV” means GAP Coinvestments IV, LLC, a Delaware limited liability company.
     “GAP LP” means General Atlantic Partners 82, L.P., a Delaware limited partnership.
     “GapStar” means GapStar, LLC, a Delaware limited liability company.
     “GAP-W” means GAP-W, LLC, a Delaware limited liability company.

     “GmbH Coinvestment” means GAPCO GmbH & Co. KG a German limited partnership.
     “GmbH Management” means GAPCO Management GmbH, a German company with limited liability.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
     “Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:
(a)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset; provided that the parties agree that the initial Gross Asset Values of the Contributed Assets as of the Effective Date shall be determined on the basis of the Allocation;

(b)	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.7041(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)	The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d)	The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.7041(b)(2)(iv)(m) and subsection (vi) in the definition of “Profits” and “Losses” below and Section 3.4 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Board determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Holdco 1” has the meaning set forth in the preamble.
     “Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
     “Indemnified Person” has the meaning set forth in Section 6.7(a).
     “Independent Accounting Firm” has the meaning set forth in Section 9.6(a).
     “Independent Director” means an individual who is not (i) an Affiliate of the Company, Parent or GA LLC or (ii) an officer, director or employee of the Company, Parent, GA LLC or any of their respective Affiliates. For purposes of this definition, GA LLC shall not be deemed to be an Affiliate of any portfolio company of GA LLC or its Affiliates, unless (x) GA LLC and its Affiliates beneficially own a majority of the Equity Securities of such portfolio company and (y) such portfolio company is not subject to periodic disclosure requirements of the Exchange Act.
     “Initiating Member” has the meaning set forth in Section 9.6(b).
     “Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.
     “IPO” has the meaning set forth in Section 8.1.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).
     “Legal Action” has the meaning set forth in Section 13.8.
     “Leverage Ratio” means, as of any date of determination, the ratio of (i) the Company’s Consolidated Funded Net Indebtedness to (ii) the Company’s EBITDA determined on a pro forma basis for the twelve month period ending no more than 45 days before the closing of the Recapitalization or Refinancing Transaction.

     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
     “Liquidating Events” has the meaning set forth in Section 12.1.
     “Liquidity Events” means (i) any transaction or event identified in Section 9.6(a)(i) or Section 9.6(a)(ii) or (ii) an IPO that was initiated by either the Emdeon Parties or the Purchaser Member Parties pursuant to Article VIII hereof.
     “LLC Merger” means the merger of Merger LLC into the Company on the Effective Date.
     “Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).
     “M&A/Transaction Fee” shall have the meaning set forth in Section 6.9(a).
     “Management Incentive Plan” has the meaning set forth in Section 3.3(d).
     “Management Purchaser” has the meaning set forth in Section 3.3(d).
     “Marketable Securities” has the meaning set forth in Section 9.5(f).
     “MedE” means MedE America Corporation, a Delaware corporation.
     “Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest. “Members” mean all such Persons.
     “Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.7042(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.7042(d) and -2(g)(3).
     “Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Section 1.7042(b)(4) of the Treasury Regulations.
     “Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Sections 1.7042(i)(1) and 1.7042(i)(2) of the Treasury Regulations.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of September 26, 2006, among Parent, EBS Holdco, Inc., the Company, MEDIFAX-ED1

HOLDING COMPANY (“MediFax”), the Purchaser, GA EBS Merger LLC (“Merger LLC”) and EBS Merger Co.
     “Mergers” means the merger transactions contemplated by the Merger Agreement.
     “Newco” has the meaning set forth in Section 7.4.
     “Nonrecourse Debt” means any Company Liability that is considered to be nonrecourse for purposes of Treasury Regulation Section 1.10011 (without regard to whether such Liability is a recourse Liability under Treasury Regulations Section 1.7522), and any Company Liability for which the creditor’s right to repayment is limited to one or more assets of the Company.
     “Nonrecourse Deductions” has the meaning set forth in Section 1.7042(b)(1) of the Treasury Regulations.
     “Nonrecourse Liability” has the meaning set forth in Section 1.7042(b)(3) of the Treasury Regulations.
     “Orders” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Organizational Documents” means (i) any certificate or articles filed with any state which filing forms a Person and (ii) all agreements, documents or instruments governing the internal affairs of a Person, including such Person’s by-laws, codes of regulations, partnership agreements, limited liability company agreements and operating agreements.
     “Other Member” has the meaning set forth in Section 9.7(a).
     “Other Similar Activities” has the meaning set forth in Section 2.9(b).
     “Parent” has the meaning set forth in the preamble.
     “Parent Business” means the business of Parent and its Subsidiaries as conducted as of the Effective Date, but in any event excluding the EBS Business and the practice services business.
     “Parent Cash Repayment” shall mean the obligation of the Company to pay $10 million in cash within 60 days from the Effective Date, with respect to funds retained by the Company in connection with the closing of the transactions contemplated by the Merger Agreement.
     “Parent Policy” means the insurance policy of Parent listed on Exhibit 1.01(d) to the Merger Agreement.
     “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     “Preemptive Holder” has the meaning set forth in Section 9.9(a).
     “Preemptive Offer” has the meaning set forth in Section 9.9(a).
     “Preemptive Offer Period” has the meaning set forth in Section 9.9(a).
     “Preemptive Reoffer Period” has the meaning set forth in Section 9.9(c).
     “Preemptive Securities” has the meaning set forth in Section 9.9(a).
     “Preemptive Share” has the meaning set forth in Section 9.9(b).
     “President and Chief Executive Officer” has the meaning set forth in Section 6.5(b).
     “Prime Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
     “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)	any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b)	any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(c)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(d)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) or the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e)	gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f)	any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Sections 4.3 through 4.5 hereof shall not be taken into account in computing Profits and Losses for any taxable year.
     “Profits Interests” has the meaning set forth in Section 3.3(d).
     “Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.
     “Proposed Transfer” has the meaning set forth in Sections 9.5(a) and 9.5(c).
     “Proprietary Information” has the meaning set forth in Section 10.1.
     “Purchaser” has the meaning given such term in the preamble.
     “Purchaser Controlled Obligation” shall have the meaning set forth in Section 7.1(b).
     “Purchaser Corp.” means one or more entities that, directly or indirectly, own interests in the Purchaser and are treated as corporations for federal income tax purposes.
     “Purchaser Equity Owners” has the meaning set forth in Section 9.8.
     “Purchaser Member” means the Purchaser.
     “Purchaser Member Permitted Transferee” means (i) the Purchaser’s Affiliates (other than the members of GA LLC, GmbH Management, the stockholders of GmbH Management, the limited partners of each of GAP LP or GmbH Coinvestment, and the members of GAP Coinvestments III, GAP Coinvestments IV, GapStar or GAP-W); and (ii) any Emdeon Member or its Affiliates.
     “Purchaser Member Party” means, collectively, the Purchaser Member and any Purchaser Member Permitted Transferee (other than clause (ii) of the definition of “Purchaser Member Permitted Transferee”).
     “Purchaser Selling Members” has the meaning set forth in Section 9.5(a).
     “Purchaser Transaction Expenses” means an amount equal to the out-of-pocket fees and expenses incurred by GA LLC and its Affiliates in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the fees and expenses related to the debt financing contemplated by the Merger Agreement and the fees an expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP), as of the Effective Date, as provided in the Merger Agreement.

     “Purchaser Valuation Floor” means an amount that, together with the value of any distributions (other than Tax Distributions) previously received on account of the Purchaser Members’ Interests (which distributions shall be valued (other than with respect to cash distributions, which shall be deemed to have a value equal to the amount of cash so distributed), as determined by the Board, or if not determined by the Board, as agreed by the Emdeon Members and the Purchaser Member; provided that if they cannot agree, as valued by the Independent Accounting Firm)), would result in the Purchaser generating a compounded annual internal rate of return on the value of the Purchaser’s Contributed Equity of at least 15% as calculated in the examples set forth in Exhibit B hereto; provided, that any payments made pursuant to any Related Party Agreement between the Company and Purchaser or any of its Affiliates shall not be taken into account in computing the Purchaser Valuation Floor.
     “Recapitalization or Refinancing Transaction” means a transaction providing for the modification of the Company’s Indebtedness through replacing or exchanging the Company’s existing Indebtedness or otherwise incurring Indebtedness, which transaction does not involve the issuance of Equity Securities other than any such Equity Securities issued as an incidental component of or as compensation in connection with the primary transaction.
     “Regulatory Allocations” has the meaning set forth in Section 4.4(g).
     “Related Party Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Member or any of its Affiliates, on the other hand, entered into in accordance with the terms of this Agreement and including, without limitation, the Merger Agreement, the Transition Services Agreement and any management, investment banking or financial advisory Contract entered into as of the Effective Date and attached as an Exhibit to the Merger Agreement.
     “Retained Claims” means those claims listed on Exhibit 1.01(g) of the Merger Agreement.
     “Sale Notice” has the meaning set forth in Section 9.7(b).
     “Section 351 Exchange” means an exchange that qualifies for treatment under Section 351 of the Code.
     “Section 404” has the meaning set forth in Section 11.1(b)(ii).
     “Section 704(c) Property” means (1) each item of Company property which is contributed to the Company and to which Section 704(c) of the Code or Section 1.7043(a)(3) of the Treasury Regulations applies, and (2) each item of Company property which, as contemplated by Section 1.7041(b)(4)(i) and other analogous provisions of the Treasury Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).
     “Securities Act” means the Securities Act of 1933, as amended.

     “Sponsor Fees” has the meaning set forth in Section 6.9(a).
     “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (x) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (y) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.
     “Tag-Along Notice” has the meaning set forth in Section 9.7(b).
     “Tag-Along Right” has the meaning set forth in Section 9.7(a).
     “Tag-Along Sale Transaction” has the meaning set forth in Section 9.7(a).
     “Tag-Along Seller” has the meaning set forth in Section 9.7(a).
     “Tax Depreciation” means depreciation, accelerated cost recovery, or modified cost recovery, and any other amortization, deductions allowed or allowable with respect to any Company Property for federal income tax purposes.
     “Tax Distribution” has the meaning set forth in Section 5.2(a).
     “Tax Matters Member” means the “tax matters partner” as defined in Code Section 6231(a)(7) and as appointed in Section 11.4.
     “Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, other than Parent, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, other than Parent, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, other than Parent, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of, provided, that a change in the relative equity ownership in GA LLC among the individual officers, directors, managers, partners or other individual controlling persons of GA LLC as of the Effective Date shall not of itself constitute a “Transfer.” The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
     “Transfer Notice” has the meaning set forth in Section 9.5(a).
     “Transition Services Agreement” means the agreement between Parent and the Company dated as of the date hereof.
     “Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

     “Units” means the Units issued hereunder, and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.
     “WebMD Business” means the business of WebMD Health Corp., a Delaware corporation and its Subsidiaries as conducted from and after the Effective Date.
     “Winding-Up Member” has the meaning set forth in Section 12.3(a).
ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
2.1 Formation
     The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.
2.2 Filing
     Parent has caused to be filed a Certificate of Formation with the Delaware Secretary of State in accordance with the Act. The Members shall execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its Business.
2.3 Name
     The name of the Company is “[EBS MASTER LLC]” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.
2.4 Registered Office, Registered Agent
     The location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Board from time to time may select. The name and address for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other qualified Person as the Board may designate from time to time and its business address.
2.5 Principal Place of Business
     The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.

2.6 Purpose; Powers
     The purpose of the Company shall be to operate the EBS Business, together with all activities and transactions that are necessary or appropriate in connection therewith, and to conduct any other business activities permitted from time to time under the Act as such business activities may be determined by the Board. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 2.6.
2.7 Term
     The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XII hereof.
2.8 Intent
     It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a ''partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.
2.9 Independent Activities; Transactions with Affiliates
     Except as set forth in this Agreement or any Related Party Agreement:
     (a) The Directors and officers of the Company shall be required to devote such time to the affairs of the Company as may be necessary to manage and operate the Company, and, except as set forth in this Agreement, each Director and officer shall be free to serve any other Person or enterprise in any capacity that each such Director or officer may deem appropriate in his or her discretion.
     (b) The Members acknowledge and understand that, except as set forth in Section 10.2, each Member, each Director, each officer and/or one or more of their respective Affiliates has heretofore engaged and may hereafter engage in business activities which may be the same as or similar to and may compete with the business conducted by the Company, including the management, owning or operating of the Parent Business or the WebMD Business (“Other Similar Activities”). Without limiting Section 6.1(l), Section 13.6 or any other agreements by which a Member or its Affiliates may be bound restricting that Person’s activities (including, without limitation, the non-compete obligations of Parent and its Affiliates under the Merger Agreement), for purposes of the Members’, Directors’, officers’ and their respective Affiliates’ liability in such capacity under this Agreement, to the fullest extent permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member, any Director, any officer or any of their respective Affiliates from engaging in whatever activities they choose, including Other Similar Activities, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken (pursuant to an acquisition or otherwise) without having or incurring any obligation to offer any interest in such activities to the Company or any other Member or consult with the Company, any officer, any Director or any other Member regarding such activities, or require any Member to permit the Company or any other Member, any officer or any of their respective Affiliates to participate in any manner in such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right, expectancy or claim of participation. Each Member expressly disclaims any fiduciary duties to or from any other Member due to such Member’s status as a Member.
     (c) No Director other than an Independent Director (in each case, in his or her capacity as such), or any Affiliate or agent of any such Director, shall owe any fiduciary duties to the Company, any Member, or any of their respective Affiliates (other than any fiduciary duties owed to the Affiliates that designated him or her and the implied covenant of good faith and fair dealing) and each Director other than an Independent Director shall be entitled to consider only the interests of his or her Affiliates that appointed him or her in connection with any decision or action brought before such Director in his or her capacity as such Director and shall have no duty or obligation to consider any other interests or factors affecting the Company, any Member, or any of their respective Affiliates. Without limiting the foregoing, any Director acting in accordance with this Agreement shall not be liable to the Company, any Member or any of their respective Affiliates for his or her good-faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they eliminate or restrict the duties of a Director otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law. The fiduciary duties of the Independent Directors to the Company and its Members shall be those of a director to a corporation and its shareholders under the General Corporation law of the State of Delaware as in effect from time to time.
     (d) To the fullest extent permitted by applicable law, but subject to the provisions of this Agreement, the Board is hereby authorized to cause the Company to purchase assets and/or services from, sell assets and/or provide services to, or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member, so long as such purchase, sale, provision of services or other transaction has been approved (i) by the Board (including at least one Director not affiliated with the Person engaged in the transaction with the Company) and (ii) following the Board Restructuring, by the Board, which approval shall include the approval by a majority of the disinterested Directors, and no such transaction between the Company and any Member or Affiliate thereof may be entered into without such approval.

ARTICLE III
OWNERSHIP AND CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS
3.1 Authorized Units; General Provisions With Respect to Units
     (a) Subject to the provisions of this Agreement, including Article VI and Section 9.9, the Company shall be authorized to issue from time to time up to an aggregate of 1,250 Units. Each authorized Unit may be issued pursuant to such agreements as the Board or a committee thereof properly established pursuant to this Agreement shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.
     (b) Each outstanding Unit shall be identical (except as provided in Section 3.3).
     (c) Initially, none of the Units will be represented by certificates. If the Board determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.
     (d) As of the Effective Date, the total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement).
3.2 Voting Rights
     No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. The holders of Units will vote together as a single class on all matters to be approved by the Members.
3.3 Capital Contributions; Unit Ownership
     (a) Capital Contributions. Each Member named on Exhibit A attached hereto shall be credited with the amount of Beginning Net Capital set forth on Exhibit A in respect of their Interests specified thereon. No Member shall be required to make additional Capital Contributions.
     (b) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, and subject to Section 9.9 and Section 6.4(c) hereof, the Board shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Board (A) additional Units or other interests in the Company (including creating other classes or series thereof having different rights), (B) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company and (C) Equity Securities; provided that at any time following the date hereof, the Company shall not issue Equity Securities to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Board. In that event, the Board shall update Exhibit A to reflect such additional issuances and resulting dilution, which shall be borne pro rata by all Members based on their Units.
     (c) Tax Treatment of Mergers. For purposes of this Agreement, the Mergers shall be treated as having the consequences described in Section 7.08 of the Merger Agreement, which Section is incorporated herein by reference.
     (d) Management Incentive Plan. From time to time after the date hereof, the Board shall have the sole power and discretion to establish a management incentive plan (a “Management Incentive Plan”) to provide for the issuance and terms of Units, profits interests, or options, warrants or rights to acquire upon exercise or conversion thereof up to a total of such number of Units or profits interests (collectively, “Profits Interests”) representing up to 7% of the total Units or profits, in order to provide equity incentive compensation to employees, officers, managers, other service providers or consultants of the Company (each such participant, a “Management Purchaser”), with such terms, conditions, rights and obligations, including vesting and forfeiture, as may be determined by the Board in its sole discretion and as set forth herein. Subject to the limitations set forth herein, the Board shall have sole and complete power and discretion to determine which employees, officers, other service providers or consultants of the Company shall be offered such interests, the number to be offered and issued to each such Management Purchaser, the purchase price therefor and the terms and conditions of any agreement or other instrument to be entered into reflecting that Management Purchaser’s rights and obligations with respect to an interest. In connection with any approved issuance of interests to a Management Purchaser hereunder (including upon exercise or conversion of any option, warrant or right to acquire such interest), such Management Purchaser shall enter into such other documents and instruments to effect such purchase as are required by the Board. Upon the issuance of any such interests to a Management Purchaser, (i) the Company shall update Exhibit A to reflect that issuance and resulting dilution, which shall be borne pro rata by all Members based on their Units, and (ii) the Board shall amend this Agreement to set forth the consent rights, if any, of the Management Purchasers under this Agreement in their capacity as Members, the rights and obligations, if any, of the Management Purchasers under Article IX and Section 13.6, and any other rights or obligations of the Management Purchasers under this Agreement.
3.4 Capital Accounts.
     A Capital Account shall be maintained for each Member. The Capital Account balance of each Member as of the date hereof is its Beginning Net Capital set forth on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) credited with such Member’s share of Profits, any individual items of income and gain allocated to such Member pursuant to the provisions of Article IV hereof, and the amount of additional cash, or the value as determined by the Board of any asset (net of any Liabilities assumed by the

Company and Liabilities to which the asset is subject) contributed to the Company by such Member, and (b) debited with the Member’s share of Losses, any individual items of deduction and loss allocated to such Member pursuant to the provisions of Article IV hereof, the amount of any cash distributed to such Member and the value as determined by the Board of any asset distributed to such Member (net of any Liabilities assumed by the Member and Liabilities to which the asset is subject).
3.5 Member Loans.
     Other than with respect to the Parent Cash Repayment, any Member may, with the approval of the disinterested members of the Board, and subject to the other provisions of this Agreement, lend or advance money to the Company. Other than with respect to the Parent Cash Repayment, any such transaction shall be carried out on customary terms and conditions and on an arm’s length basis. If any Member shall make any loan or loans to the Company, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company, unless otherwise agreed by the Members. No Member shall be obligated to make any loan or advance to the Company.
3.6 Other Matters.
     (a) Except as otherwise provided in or contemplated by this Agreement, no Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash except as may be specifically provided herein.
     (b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement or the Management Agreement, or as may otherwise be authorized by the Board.
     (c) The liability of each Member shall be limited as set forth in the Act and other applicable law and, except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.
     (d) A Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company, except as may be required under the Merger Agreement,.
     (e) The Company shall not be obligated for the repayment of any Capital Contributions of any Member.
     (f) The obligations of the Emdeon Members to make certain payments to the Company pursuant to Sections 2.14, 6.01(e), 7.01(a) and 9.02 of the Merger Agreement and

the obligation of the Company to make a payment to the Emdeon Members pursuant to Section 2.14 of the Merger Agreement shall be treated as contributions or distributions, as applicable, in respect of the Emdeon Members’ Interests in the Company immediately prior to the LLC Merger, but shall not result in the issuance of additional Units to the Emdeon Members; provided, that such contributions or distributions shall not be taken into account in computing the Emdeon Valuation Floor.
ARTICLE IV
ALLOCATIONS OF PROFITS AND LOSSES
4.1 Profits and Losses.
     Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 4.2 and 4.3, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.3(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
4.2 Section 754 Election.
     The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Merger Agreement occur. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.7041(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.
4.3 Regulatory and Curative Allocations; Other Allocations.
     (a) Company Minimum Gain Chargeback. Except as otherwise provided in Section 1.7042(f) of the Treasury Regulations, notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the portion of that Member’s share of the net decrease in Company Minimum Gain during such year that is allocable to the disposition of any Company assets subject to one or more Nonrecourse Liabilities of the Company. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.7042(j)(2)(i). Any Member’s share of any net decrease in Company Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.7042(g). This section is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement except Section 4.3 (a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease of Member Minimum Gain. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.7042(j)(2)(ii). Any Member’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.7042(i)(5). This section is intended to comply with the partner recourse debt minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation paragraph (4), (5) or (6) of Section 1.7041(b)(2)(ii)(d), items of income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.
     (d) Gross Income Allocation. If any Member has a deficit Capital Account balance at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.7042(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Sections 4.3(c) and 4.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members pro rata in proportion to their Units. The amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulation Section 1.7042(d).
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.7042(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.7042(i)(1).
     (g) Curative Allocations. The allocations set forth in Sections 4.3(a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.7041(b) and 1.7042. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.3(g) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
     (h) Other Special Allocations. (i) The Emdeon Members will be specially allocated (pro rata in proportion to their Units) any compensation deduction described in Section 7.09(d)(ii) of the Merger Agreement, and shall be credited with having contributed cash to the Company to fund the equity compensation to which the deduction relates, but for the avoidance of doubt, no such credit shall be given for purposes of calculating the Emdeon Valuation Floor; (ii) if any tax indemnification payment made to the Company pursuant to Section 7.01(a) of the Merger Agreement relates to a tax payment or underlying adjustment that gives rise to a deduction reportable by the Company for income tax purposes, such deduction shall, solely for tax purposes, be specially allocated to the Emdeon Members (in proportion to their Units); (iii) allocations of income or gain shall be allocated to the Emdeon Members (pro rata in proportion to their Units) in the circumstances described in Section 7.09(f); (iv) if any “Loss” described in Section 9.04(c) of the Merger Agreement gives rise to a deduction reportable by the Company for income tax purposes, such deduction shall, solely for income tax purposes, be allocated to the indemnifying party or its Affiliates as described in said Section 9.04(c); and (v) any income attributable to the payment of the Medifax promissory note pursuant to the Mergers will be allocated among the Members in proportion to their Units. Each Member will fully indemnify the other Members against any taxes attributable to income allocated to the indemnifying Member under this subparagraph (h), notwithstanding any reallocation of such income upon audit or otherwise.

4.4 Allocations for Tax Purposes.
     (a) Tax Allocations. Except as otherwise provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 4.1 through Section 4.3 hereof:
     (b) Contributed Property. Items of income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder so as to take account of any variation between the Adjusted Basis and the initial Gross Asset Value of such property. Unless the Members otherwise agree, allocations pursuant to this Section 4.4(b) shall use the “traditional method” as set forth in Treasury Regulation Section 1.7043(b).
     (c) Adjustments to Value of Property. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to that asset shall take into account any variation between the Gross Asset Value of that asset below such adjustment and its Gross Asset Value after such adjustment in the same manner as the variation between Adjusted Basis and Gross Asset Value is taken into account under Section 4.4(a) hereof with respect to contributed property, and such variation shall be allocated in accordance with the principles of Treasury Regulation Section 1.7041(b)(2)(iv)(f).
     (d) Recapture of Deductions and Credits. If any “recapture” of deductions or credits previously claimed by the Company is required under the Code upon the sale or other taxable disposition of any Company property, those recaptured deductions or credits shall, to the extent possible, be allocated to the Members pro rata in the same manner that the deductions and credits giving rise to the recapture items were originally allocated using the “first-in, first-out” method of accounting; provided, however, that this Section 4.4(d) shall only affect the characterization of income allocated among the Members for tax purposes.
     (e) Limited Application. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
     (f) Allocation of Excess Nonrecourse Liabilities. All “excess nonrecourse liabilities,” as such term is defined in Treasury Regulation Section 1.7523(a)(3), shall be allocated to the Members in proportion to their pro rata Units.
4.5 Other Allocation Rules.
     (a) The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.
     (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
ARTICLE V
DISTRIBUTIONS
5.1 Amount and Time of Distributions.
     Except as set forth in Section 5.2, and the restrictions set forth in any Indebtedness of the Company, distributions shall be made to the Members only at such times as the Board shall reasonably determine and they shall be made to the Members pro rata in proportion to their Units. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board. Upon any distribution in kind (including distributions of Marketable Securities), the distribution shall be treated as if the property were sold for its Gross Asset Value, and the proceeds therefor distributed to the Members. The deemed gain or loss on such disposition shall be included in the calculation of Profit and Loss for the period in which the distribution occurred.
5.2 Tax Distributions.
     (a) During each Fiscal Year or within forty-five (45) days after the end thereof, the Company shall make distributions to each Member pro rata in accordance with their respective Units in an aggregate amount equal to the Annual Target Tax Distribution. The “Annual Target Tax Distribution” shall mean the product of (i) the excess of the Company’s total taxable income allocable to the Members in respect of such Fiscal Year over taxable losses allocated to the Members in prior Fiscal Years to the extent such losses have not previously been taken into account to reduce taxable income pursuant to this provision (ignoring partner level Section 754 adjustments except as described in subparagraph (c) below), and (ii) the highest maximum combined marginal federal, state and local income tax rates generally applicable to an individual resident (or, if higher, a corporation resident) in New York City, New York may be subject. Amounts distributed pursuant to this Section 5.2 shall be referred to as “Tax Distributions.” Tax Distributions shall be estimated by the Tax Matters Member on a quarterly basis and to the extent feasible shall be distributed to the Members on a quarterly basis to facilitate the payment of estimated taxes by the Members or their beneficial owners. A final accounting for Tax Distributions shall be made for each taxable year after the Company’s actual taxable income has been determined and (i) any shortfall in the amount of Tax Distributions the Members received for such taxable year based on such final determination shall promptly be distributed to such Members, and (ii) any excess in the amount of Tax Distributions the Members received for such taxable year shall be applied against the subsequent Tax Distributions due to such Members.

     (b) In the event of any audit adjustment by a taxing authority which affects the calculation of the Annual Target Tax Distribution for any Fiscal Year, or in the event the Company files an amended return which has such effect, the Annual Target Tax Distribution with respect to such year shall be recalculated by giving effect to such audit adjustment or changes reflected in the amended return, as applicable (and by including therein an additional amount that, when distributed to the Members pursuant to this sentence, will be sufficient to cover any interest or penalties incurred by any of Member or former Member in connection therewith), and the Members and former Members who were Members during the relevant tax year shall be entitled to an additional distribution or shall refund any overpayment required on the basis of such audit recalculated Annual Target Distribution Amount.
     (c) Solely for purposes of computing Annual Target Tax Distributions, the Company’s taxable income or loss shall be computed on the basis that the common tax bases of the Company’s assets were adjusted on the Effective Date in a manner that corresponds to (i) the Section 743 adjustments of the Purchaser Member in respect of such assets as of the Elective Date, divided by (ii) 52%. For purposes of this calculation, the deemed increases or decreases in the tax bases of the Company’s assets described in the preceding sentence will be treated in the same manner as the Section 743 adjustments of the Purchaser Member with respect to such assets. For example, if the Purchaser Member receives a partner level amortizable basis adjustment to goodwill of $190 million in respect of their Units on the Effective Date, the Company shall be treated as having received a hypothetical common basis adjustment to amortizable goodwill of $365 million (190 divided by 0.52) on the Effective Date. Notwithstanding the forgoing, to the extent that, as a result of the application of this subparagraph (c), the aggregate Tax Distributions that would otherwise be made to a Management Purchaser pursuant to subparagraph (a) above in respect of a Fiscal Year are less than such Person’s income tax liability (computed on the basis of the tax rates in subparagraph (a)(ii) above) in respect of his or her allocable share of the Company’s taxable income for such Fiscal Year, the Tax Distribution to such Person pursuant to subparagraph (a) shall be increased by the amount of the shortfall; provided that such increased amount shall be offset against and reduce subsequent distributions to which such Management Purchaser would otherwise be entitled pursuant to Section 5.1 above.
5.3 Distribution Upon Withdrawal.
     No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
ARTICLE VI
MANAGEMENT
6.1 Board of Directors.
     (a) Powers. Subject to the Act, Section 6.4 and the delegation of rights and powers provided for herein, the Board shall have the sole right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.
     (b) Size. Until restructured as provided in Section 6.1(c) below, the Board shall consist of six (6) Directors, subject to Sections 6.1(e) and (f) and subject to reduction in the number of Directors if a Member becomes entitled to appoint fewer than the maximum number of Directors which such Member is entitled to appoint pursuant to Section 6.1(d) below in a situation in which the right to appoint Directors has not been assigned as permitted by this Agreement or is not required to be so assigned.
     (c) Restructuring. On or before the two (2) year anniversary of the Effective Date, the Members shall restructure the composition of the Board to provide that the Board will consist of seven (7) Directors, with (i) the Emdeon Parties having the right to designate two (2) Directors, (ii) the Purchaser Member Parties having the right to designate two (2) Directors and (iii) the Emdeon Parties and the Purchaser Member Parties having the right to jointly designate three (3) additional Directors who must be Independent Directors (the “Board Restructuring”); provided, that if at any time after the Effective Date the Emdeon Parties, on the one hand, or the Purchaser Member Parties, on the other hand, no longer beneficially own at least 25% of the outstanding Units, such parties shall no longer have the right to designate the three (3) additional Directors, and the other parties shall have the sole right to designate such additional Directors (who in any event must be Independent Directors) by delivering a written notice to the other parties. The Members will cooperate and take all actions reasonably necessary (including amending this Agreement) necessary to implement and reflect a Board Restructuring; provided, however, any failure of or deadlock by the Members in reaching agreement on the joint designation of three (3) Independent Directors in connection with the Board Restructuring shall not constitute a dispute subject to judicial resolution and, in such event, the composition of the Board and the rights of the Members to designate Directors to the Board shall continue as otherwise provided herein. If neither the Emdeon Parties nor the Purchaser Member Parties are entitled to participate in the designation of Independent Directors, then the three (3) Independent Directors may be designated by any Member beneficially owning at least 25% of the outstanding Units, and, if there are more than one such Member, by the agreement of all such Members.
     (d) Designation.
(i)	Subject to the terms of this Agreement, prior to the Board Restructuring, the Emdeon Parties and the Purchaser Member Parties shall be entitled to appoint Directors of the Company as provided below:
(A)	So long as the Emdeon Parties in the aggregate beneficially own (x) more than 35% of the outstanding Units, they shall be entitled to appoint three (3) Directors, (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (z) not more than 25% but more than 5% of the outstanding Units, they shall be entitled to appoint one (1) Director.

(B)	So long as the Purchaser Member Parties in the aggregate beneficially own (x) more than 35`%, of the outstanding Units, they shall be entitled to appoint three (3) Directors, (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (z) not more than 25% but more than 5% of the outstanding Units, they shall be entitled to appoint one (1) Director.
(ii)	Subject to the terms of this Agreement, following the Board Restructuring, the Emdeon Parties and the Purchaser Member Parties shall be entitled to appoint Directors of the Company as provided below (in addition to the independent Directors the Emdeon Parties and the Purchaser Member Parties designate pursuant to Section 6.1(c)):
(A)	So long as the Emdeon Parties in the aggregate beneficially own (x) not less than 35% of the outstanding Units, they shall be entitled to appoint two (2) Directors, and (y) not more than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint one (1) Director; and

(B)	So long as the Purchaser Member Parties in the aggregate beneficially own (x) not less than 35% of the outstanding Units, they shall be entitled to appoint two (2) Directors and (y) not less than 35% but more than 25% of the outstanding Units, they shall be entitled to appoint one (1) Director.
The initial Director designees of the Emdeon Parties are [                    ], [                    ] and [                     ], and the initial Director designees of the Purchaser Member Parties are [                    ], [                    ] and [                    ]. [Names of initial Director designees to be provided by Parent and the Purchaser at or prior to closing, with such Directors to be qualified and designated as otherwise provided herein.] If the Purchaser Member Parties Transfer all or any portion of their Interests in accordance with Article IX hereof, they may assign their right (as a group) to appoint one (1) Director of the Board pursuant to this Section 6.1(d), if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 25% of the outstanding Units, and their right (as a group) to appoint two (2) Directors of the Board pursuant to this Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 35% of the outstanding Units. If the Emdeon Parties Transfer all or any portion of their Interests in accordance with Article IX hereof, they may assign their right (as a group) to appoint one (1) Director of the Board pursuant to this Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 25% of the outstanding Units, and their right (as a group) to appoint two (2) Directors of the Board pursuant to this Section 6.1(d) if and for so long as the transferee beneficially owns, subsequent to such Transfer, at least 35% of the outstanding Units. No Member shall be obligated to assign its rights pursuant to this Section 6.1(d). With respect to any Director other than the initial Directors listed above, a Member shall designate its Director or Directors by delivering to the Company its written statement designating its Director or Directors and setting forth such Director’s or Directors’ business address, telephone number, facsimile number and e-mail address. Subject to the provisions of Section 6.1(c), the Independent Directors shall be designated by the Emdeon Members and the Purchaser Member delivering to the Company a written statement designating such Independent Directors. Directors shall serve until their resignation or until their successors are designated.
     (e) Removal. A Director may be removed at any time, with or without cause, only by the written notice of the Member or Members that designated such Director (or, if such Member or Members no longer have the right to designate such Director, by the other Members), delivered to the Company, demanding such removal and designating the Person who shall fill the position of the removed Director, if any. The Members agree to cooperate fully in connection therewith. The written consent of the Emdeon Parties and the Purchaser Member Parties shall, for so long as such Members are entitled to designate Independent Directors pursuant to clause (d) above (but subject to Section 6.1(c)), be required to remove without cause any of the Independent Directors and an Independent Director only may be removed for cause if a majority of the Directors approve such removal.
     (f) Vacancies. If any Director dies or is unwilling or unable to serve as such or is removed from office by the Member or Members that designated such Director, the appropriate Member or Members shall promptly designate a successor to such Director. A Director chosen to fill a vacancy shall be designated by the Member whose previously designated Director shall have been removed or shall have resigned. A reduction pursuant to Section 6.1(c) in the number of Directors that a Member may be entitled to designate shall not constitute a vacancy on the Board or entitle any Member to otherwise designate a successor to such Director.
     (g) Expense Reimbursement. The Company shall reimburse each Director for all necessary and proper costs and expenses (including travel expenses) incurred in connection with such Director’s attendance and participation at meetings of the Board, or any committee thereof. Other than Independent Directors, Directors shall not be entitled to compensation from the Company for their services as Directors.
     (h) Votes. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board shall act by the affirmative vote of a majority of the total number of members of the Board.
     (i) Right to Delegate. The Board shall have the power to delegate authority to such committees of Directors, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation to a committee of Directors of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors must include as a member thereof at least one (1) Director appointed by each Member or Members then entitled to appoint Directors to the Board.
     (j) No Liability. A Director, as such, shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or Liability of the Company.

     (k) Agency. To the fullest extent permitted by law, each Director shall be deemed an agent of the Member or Members designating such Director and shall not be deemed an agent or sub-agent of the Company or any other Member.
     (l) No Affiliation With Competitors. No Director, whether designated by one or more Members or an Independent Director, may be affiliated with an employee, officer or director of, or engaged in business activities with a competitor of the EBS Business, except for those Directors designated by the Emdeon Parties who may have such affiliations or relationships, or engaged in activities, with Parent or WebMD Health Corp., and their respective Affiliates; provided, that no investment by any Affiliate of a Purchaser Member Party in any competitor of the EBS Business shall be deemed to cause a director to have an affiliation prohibited by this Section 6.1(l) solely due to such investment, and a Director designated by the Purchaser Member Party not otherwise affiliated with such competitor shall not be disqualified solely due to such investment.
     (m) Subsidiary Governance. The Board, acting on behalf of the Company, shall designate the directors to comprise the board of directors, managers or other similar governing body of each Subsidiary of the Company.
6.2 Meetings of the Board.
     (a) The Board shall hold regular meetings and shall establish meeting times, dates and places and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board, each meeting of the Board will be conducted by way of telephone conference call or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. If the Board shall decide that a meeting should be held in person, such meeting shall be held at a site agreed upon by the Board. At such meetings the Board shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.
     (b) Special meetings of the Board may be called by any Director. Written notice of each such meeting shall be given to each Director on the Board in person, by telephone, e-mail, facsimile or similar method (in each such case, notice shall be given at least 48 hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least 10 days before the meeting). Each such notice shall state (i) the time, date, and the means of conducting such meeting (which shall be conducted by way of telephone conference call, unless otherwise agreed to by all Directors) and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by all the Directors. Any Director may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.
     (c) The presence of a majority of the Directors shall constitute a quorum for any meeting of the Board; provided, however, that there must also be present at such meeting all

Directors designated by the Emdeon Parties and the Purchaser Member Parties (unless that requirement is waived by the Member then having a right to appoint Directors to the Board); provided further, however, that no Member may cause or fail to cause any of the Directors designated by that Member to attend any meeting of the Board for purposes of asserting the failure of a quorum to be obtained at any such meeting or challenging any action taken at that meeting.
     (d) Notwithstanding anything to the contrary in this Section 6.2, the Board may, without a meeting, take any action that may be taken by the Board under this Agreement if such action is approved by the unanimous written consent of the Directors.
6.3 Board of Director Powers.
     (a) Except as otherwise provided in this Agreement, the Board shall have the right and authority to take all actions that the Board deems necessary, useful or appropriate for the management and conduct of the business of the Company.
     (b) Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members.
6.4 Required Consents.
     Notwithstanding anything to the contrary contained in this Agreement, other than as set forth in clauses (a), (b), (c), (d), (e), (h), (i), (k), (l), (n), (v) and (w) below in connection with a Liquidity Event, or as may occur as a result of a Liquidity Event, or as provided in Section 7.1 with respect to an Emdeon Controlled Obligation or a Purchaser Controlled Obligation, the Company shall not (including by action of the Board) and shall not permit its Subsidiaries to, without (i) the consent of a majority of the Board and (ii) from the Effective Date until the third (3rd) anniversary of the Effective Date, with respect to those matters identified in Sections 6.4(a), (b) (except in connection with the Company’s exercise of its right of first offer pursuant to Section 9.5 hereof), (c), (d), (e), (h), (m), (n), (r), (u), (w) and (x), the additional written approval of each of the Emdeon Members and the Purchaser Member, so long as the Emdeon Members or the Purchaser Member, as applicable, beneficially own not less than 25% of the outstanding Units:
     (a) Except in connection with Tax Distributions or Liquidity Events, directly or indirectly declare, pay, set aside or reserve amounts for or make any distributions upon any of its Equity Securities, except, in the case of a Subsidiary of the Company, for a distribution made to the Company or another wholly-owned Subsidiary of the Company;
     (b) Except in connection with Liquidity Events, (i) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company’s or its Subsidiaries’ Equity Securities, other than repurchases of unvested Profits Interests from employees, directors or consultants upon termination of their services to the Company, to the extent such repurchases are not inconsistent with this Agreement, or (ii) directly or indirectly redeem, purchase or make any payments with respect to any equity appreciation rights, phantom equity plans or similar rights or plans;
     (c) Except in connection with Liquidity Events, authorize, issue, or enter into any agreement providing for the issuance or sale (contingent or otherwise) of any Equity Securities or any debt securities of the Company, which by their terms are convertible into or exchangeable for any Equity Securities or have any other equity participation feature or any security that is a combination of debt and equity, in each case whether by a public offering or a private placement, other than the issuance of Profits Interests pursuant to a Management Incentive Plan that has been previously approved pursuant to Section 6.4(g);
     (d) Except in connection with Liquidity Events, issue or sell any shares of the capital stock or other Equity Securities, or rights to acquire shares of the capital stock or other Equity Securities, of any Subsidiary of the Company to any Person other than the Company or a wholly-owned Subsidiary of the Company;
     (e) Except in connection with Liquidity Events, merge or consolidate with any person or permit any Subsidiary of the Company to merge or consolidate with any Person (other than the merger of one wholly-owned Subsidiary of the Company with another wholly-owned Subsidiary of the Company) or permit to occur any other Company Change of Control;
     (f) Except for issuances or grants pursuant to a Management Incentive Plan that has been previously approved pursuant to Section 6.4(g), issue or grant any option or other equity related rights or equity-based awards;
     (g) Adopt a Management Incentive Plan, or grant, enact or authorize any other compensation plan or arrangement for senior management;
     (h) Except in connection with Liquidity Events, liquidate, dissolve or effect a recapitalization (other than a recapitalization that is a sale of the Company) or reorganization in any form of transaction;
     (i) Except in connection with Liquidity Events, and other than as may be required by this Agreement, sell, lease or otherwise dispose of, or permit any Subsidiary of the Company to sell, lease or otherwise dispose of, more than $2 million worth of the consolidated assets of the Company and its Subsidiaries in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business and other than sales of fully depreciated assets or obsolete or surplus tangible personal property) in any twelve-month period;
     (j) Acquire or permit any Subsidiary of the Company to acquire any interest in any Person or business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture involving an aggregate consideration (including without limitation the assumption of Liabilities whether direct or indirect) exceeding $2 million in any twelve-month period;

     (k) Except in connection with Liquidity Events, create, incur, assume or suffer to exist, or permit any Subsidiary of the Company to create, incur, assume or suffer to exist, any Indebtedness, other than incurrences and refinancings of Indebtedness existing as of the Effective Date and Indebtedness incurred for normal, ordinary course working capital requirements of the Company and its Subsidiaries;
     (l) Except in connection with Liquidity Events, create, incur, assume or suffer to exist, any Encumbrance upon the assets of the Company or its Subsidiaries which, after giving effect thereto, would result in Encumbrances aggregating in excess of $2 million on such assets;
     (m) Change its fiscal year;
     (n) Except in connection with Liquidity Events, amend, repeal or modify any provision of the Company’s Certificate of Formation or the equivalent certificate of any Subsidiary;
     (o) Effect any changes in the strategic direction of lines of business of the Company;
     (p) Approve an annual consolidated operating and capital budget of the Company; provided, that if the proposed budget for any fiscal year has not been approved as provided in this Section 6.4(p), the approved budget for the prior fiscal year, with such increases to reflect inflation as measured by the “CPI Index,” shall constitute the budget for the fiscal year in questions;
     (q) Make any investment or make any capital expenditures, in each case in excess of $500,000 individually or $2 million in the aggregate for all such investments or expenditures, that are not included in the then-current annual consolidated operating and capital budget approved by the Board;
     (r) Enter into any contract, transaction or agreement with any of its Affiliates including, without limitation, for the sale or repurchase of any of the Company’s Equity Securities, other than any contract, transaction or agreement entered into with such Affiliate on terms not less favorable to the Company than would be obtained in an arm’s length transaction with a Person which is not an Affiliate of the Company; provided, however, that, in any event, following the Board Restructuring, none of the Company nor its Subsidiaries shall be permitted to enter into any transaction with an Affiliate (other than a wholly-owned Subsidiary of the Company) without the approval of a majority of the disinterested Directors (and the Emdeon Members and the Purchaser Member as and to the extent provided in the introductory paragraph to this Section 6.4) in instances in which the transaction involves aggregate consideration in excess of $100,000;
     (s) Institute or settle any Claims by or against the Company or any Subsidiary involving Claims or potential Losses that are material to the Company and its Subsidiaries;
     (t) Approve the appointment or removal of the CEO, CFO or General Counsel of the Company;

     (u) Select or change the Auditors of the Company or any Subsidiary;
     (v) Except in connection with Liquidity Events, select, engage or terminate the engagement of any underwriter, investment banker or other financial advisor to the Company;
     (w) Except in connection with Liquidity Events, enter into, or permit any Subsidiary of the Company to enter into, any financing arrangements or other agreements prohibiting, or limiting the circumstances under which the Company is permitted to make, Tax Distributions;
     (x) Except in connection with an action expressly approved by the Board (and by the Members, if applicable), waive, modify or amend any of the terms or provisions of this Agreement in a manner that is different or prejudicial relative to any Member (without the written consent of the holders of a majority in interest of the Member(s) holding the Interests so affected); or
     (y) Enter into, approve or authorize an agreement or arrangement in furtherance of any of the foregoing.
     Notwithstanding anything to the contrary contained in this Agreement, the provisions and restrictions pursuant to this Section 6.4 shall expire upon the occurrence of a Qualified IPO (as such term is defined in Section 8.1).
6.5	Officers.
     The day-to-day management of the Company shall be vested in the officers of the Company under the supervision of the Board.
     (a) The Board may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Board may delegate to any such Persons such authority to act on behalf of the Company as the Board may from time to time deem appropriate.
     (b) The initial president and chief executive officer of the Company (the “President and Chief Executive Officer”), will be [                    ], subject to the terms of any employment agreement between the Company and [                    ] in effect as of the Effective Date (as it may be amended in accordance with the terms of this Agreement). [Note: initial President and Chief Executive Officer to be named at or prior to the Effective Date by the mutual agreement of Parent and the Purchaser.]
     (c) Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and will see that all orders and resolutions of the Board are carried into effect. The President and Chief Executive Officer will report to the Board and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the General Corporation Law of the State of Delaware, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Board or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by Board to some other officer or agent of the Company.
     (d) Except as set forth herein, the Board may appoint officers at any time, and the officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, and any other officers that the Board deems appropriate. Except as set forth herein, the officers will serve at the pleasure of the Board, subject to all rights, if any, of such officer under any contract of employment. Any individual may hold any number of offices, and an officer may, but need not, be a Member of the Company. The officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Board.
     (e) Subject to this Agreement and to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board, other than those officers whose appointment or removal is specifically required to be approved by the Board, who may be removed, either with or without cause, only by the Board. Any officer may resign at any time by giving written notice to the Board. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.
6.6	Warranted Reliance by Directors and Officers on Others.
     In exercising their authority and performing their duties under this Agreement, the Directors and the officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
     (a) one or more employees or other agents of the Company or in subordinates whom the Director or officer reasonably believes to be reliable and competent in the matters presented; and
     (b) any attorney, public accountant, or other person as to matters which the Director or officer reasonably believes to be within such person’s professional or expert competence.

6.7	Indemnification of the Directors, Officers and the Tax Matters Member.
     (a) Unless otherwise provided in Section 6.7(d), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of the assets of the Company) shall indemnify, save harmless, and pay all judgments and claims against any of the Directors, the officers or the Tax Matters Member (each, an “Indemnified Person”) relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by any Indemnified Person (in such capacity) in good faith relating to or in connection with the business or affairs of the Company, including reasonable attorneys’ fees incurred by the Indemnified Person in connection with the defense of any action based on any such act or omission, which attorney’s fees shall be paid as incurred. In the event it is later determined that the Indemnified Person was not entitled to any attorneys’ fees paid to it in accordance with this Section 6.7(a), such Indemnified Person shall promptly reimburse the Company for such payments together with interest on such amounts accruing from the date of advancement of such payments until the date of repayment (calculated on the basis of a 360 day year) at the Prime Rate as in effect from time to time.
     (b) Unless otherwise provided in Section 6.7(d), in the event of any action by a Member against any Indemnified Person, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Indemnified Person, including reasonable attorneys’ fees, incurred in the defense of such action.
     (c) Unless otherwise provided in Section 6.7(d), the Company shall indemnify, save harmless and pay all expenses, costs, or Liabilities of any Indemnified Person, if for the benefit of the Company, at the direction of the Board, and in accordance with this Agreement if said Indemnified Person makes any deposit or makes any other similar payment or assumes any obligation in connection with any business proposed to be acquired by the Company and suffers any financial loss as the result of such action.
     (d) Notwithstanding the provisions of Sections 6.7(a), 6.7(b) and 6.7(c) above, and Section 6.7(f) below, (i) such Sections shall be enforced only to the maximum extent permitted by law and (ii) no Indemnified Person shall seek or be entitled to indemnification for any fraud, intentional misconduct, gross negligence or knowing violation of the Law made or committed by his, her or itself or any of his, her or its Affiliates which was material to the cause of action or other matter giving rise to a potential claim for indemnification.
     (e) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the indemnified Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     (f) No Director shall be liable to the Company or any other Director for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Director by this Agreement, except that a Director shall be liable for any such loss, damage or claim incurred by reason of such Director’s fraud, intentional misconduct, gross negligence, or knowing violation of law.
     (g) The obligations of the Company set forth in this Section 6.7 are expressly intended to create third party beneficiary rights of each of the Indemnified Persons.
6.8	Maintenance of Insurance or Other Financial Arrangements.
     In compliance with applicable law, the Company (with the approval of the Board) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Director, Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as a Director, officer, Member, employee or agent, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.
6.9	Management Fees.
     (a) Sponsor Fees and M&A / Transaction Fees. Other than the M&A fee payable to General Atlantic Service Company, LLC at the closing of the transactions contemplated by the Merger Agreement (the “GA Closing Fee”), if the Purchaser Member or any of its Affiliates charge the Company or any of its Subsidiaries (i) management fees, monitoring fees, or placement fees on the issuance of Indebtedness or additional Equity Securities or other sponsor-type fees (collectively, “Sponsor Fees”) or (ii) any “M&A” transaction or financing fees in connection with: (A) any merger, consolidation, exchange or acquisition transaction (including any follow-on acquisition by the Company or any Subsidiary), (B) any partial or full disposition of any business (including an asset sale) or (C) any financing, capital raising, refinancing or recapitalization transaction, of the Company or any Subsidiary (an “M&A/Transaction Fee”), then the amount of such Sponsor Fees or M&A/Transaction Fees shall be paid to the Purchaser Member and the Emdeon Members pro rata based on the number of outstanding Units held by each such Member. Notwithstanding anything in the foregoing sentence to the contrary, no Member other than the Purchaser Member or its Affiliates shall be entitled to share in the GA Closing Fee, and such fee shall not be deemed a distribution to the Purchaser for any purpose under this Agreement. The Purchaser Member will be entitled to waive any portion of the Sponsor Fees or M&A/Transaction Fees that it is entitled to charge pursuant to this Section 6.9.
     (b) Other Fees; Process. To the extent the Purchaser Member (or any of its Affiliates) wish to provide advisory and other customary deal-related services in connection with any potential transaction of the Company or any Subsidiary, such parties shall be required to present their suggested proposal or opportunity to the Board in advance of rendering the applicable service, which shall thereafter be provided pursuant to a Related Party Agreement. If such proposal or opportunity is accepted by the Board in its sole discretion, the Company and the Purchaser Member (or its Affiliates) will in good faith negotiate a reasonable and customary fee for such service to be paid upon the terms then agreed. If such proposal or opportunity (including the related fee) is not accepted by the Board in its entirety, no fee or other compensation will be owed.
6.10	Retained Claims.
     (a) Earnout Payments. The Company shall, and shall cause the Companies and their respective Affiliates to, comply with the terms and conditions of Section 1.7 of the Dakota Merger Agreement. The Company will act in good faith and not intentionally interfere or influence or otherwise take any action not in the ordinary course of business in such a way as to prevent or delay the payment of the Dakota Earnout, or cause such payment to be greater than the amount that would otherwise have been payable pursuant to Dakota Merger Agreement had the Company not taken such action. The Company hereby acknowledges its assumption of all of the obligations of Envoy relating to earnout payments under the CPS Merger Agreement.
     (b) Insurance; Subrogation; Recovery of Proceeds. The Company shall not, and shall cause the Companies not to, take any action prohibited by the Parent Policy or the Business Services Policy or fail to take any action necessary or advisable pursuant to the Parent Policy or Business Services Policy that, in either case, provides a basis for otherwise applicable insurance under the Parent Policy or Business Services Policy to be unavailable to Parent or the Companies with respect to a Retained Claim or provides a basis for an insurance carrier under the Parent Policy or Business Services Policy to refuse to insure Parent, the Company or the Companies. The Company (i) hereby transfers and assigns to Parent all rights, claims, or choses in action the Company has or may have against any Person or under any insurance policy for restitution, reimbursement or contribution with respect to any Retained Claim, (ii) shall execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to Parent and (iii) shall take such reasonable action when and as necessary or appropriate to assist Parent to obtain restitution, reimbursement or contribution for such indemnification from such Person or under any such insurance policy. As of the Effective Date and in the event any Company is entitled to the recovery of proceeds from any Person pursuant to or arising from a Governmental Order in respect of an Action involving a Retained Claim, the Company shall, and shall cause the Companies to, assign, transfer and convey all rights and interests in such proceeds to Parent.
     (c) Remittance of Proceeds. In furtherance and not in limitation of the foregoing, if at any time following the Effective Date, the Company or any of the Companies shall receive any proceeds pursuant to the Parent Policy with respect to any claims made by Parent or by the Companies under the Parent Policy or the Business Services Policy in connection with a Retained Claim, the Company shall promptly, and in any event within two (2) Business Days of receipt thereof, pay such proceeds to Parent and the proceeds shall not be retained by the Company or any of the Companies, and the Company and the Members hereby acknowledge and agree that without limiting their rights to indemnification under the Merger Agreement, no Member shall have any interest, claim or right to receive any portion of such proceeds. The Company hereby acknowledges and agrees that Parent retains the power, and shall have the sole authority, to pursue payment of any such proceeds notwithstanding that any of the Companies may be entitled to insurance coverage under the Parent Policy or the Business Services Policy.
     (d) Power of Attorney. With respect to the Retained Claims, the Company and the Companies shall grant Parent a power of attorney substantially in the form attached hereto as Exhibit C, which shall irrevocably appoint Parent and its successors and assigns as the Company’s and the Companies’ true and lawful attorney in fact for (i) the Business Services Policy and (ii) the Parent Policy to the extent any Company is an insured party under such insurance policy, and authorize Parent to: (A) prepare, file and sign the Company’s and the Companies’ name on any notice, claim, assignment, demand, or similar document under the Business Services Policy and the Parent Policy; (B) receive, open, and dispose of all mail addressed to the Company or the Companies with respect to the Business Services Policy and the Parent Policy; (C) endorse the Company’s or the Companies’ name on any documents or execute on behalf of the Company or the Companies any and all instruments, documents, and the like under the Business Services Policy and the Parent Policy; (D) amend and modify any claims brought under the Business Services Policy; (E) pursue and retain payment of any proceeds or amounts payable under the Business Services Policy and the Parent Policy; (F) do all acts and things reasonably necessary and appropriate in furtherance of any such purposes.
     (e) Cooperation with Parent. After the Effective Date, upon Parent’s request and without necessity of subpoena, the Company will cause the Companies and their respective representatives and counsel to cooperate fully with Parent and its representatives and counsel for purposes of permitting Parent to address and respond to any Action in respect of a Retained Claim, whether involving any Governmental Entity or third party. Such cooperation shall include (i) reasonable access during normal business hours and upon reasonable notice to the Company’s officers, directors, employees and auditors for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Action in respect of a Retained Claim in which Parent or any such Company may from time to time be involved, (ii) assisting Parent in connection with any Actions, including preparation for any Actions, such as discovery, depositions and similar activities, (iii) making counsel and representatives available as reasonably requested by Parent and (iv) making available to Parent any documents, materials or any other information in connection with any Action in respect of a Retained Claim in which Parent or any such Company may from time to time be involved. Parent shall, as promptly as practicable, reimburse the Company for reasonable out-of-pocket expenses, including, without limitation, document production costs and document storage costs (but excluding officers’ or employees’ salaries), incurred by the Company in connection with providing individuals, witnesses, documents and information pursuant to this Section 6.10(e).
     (f) Cooperation; Post-Closing Access to Information. Following the Effective Date, the Company shall allow the employees and representatives of Parent, upon reasonable prior notice and during regular business hours, the right, at Parent’s expense, to examine and make copies of any Books and Records relating to the Companies which were retained by the Companies and/or transferred to the Company, for the conduct of any Action, whether pending or threatened and any matters relating to the Retained Claims. From the Effective

Date, the Company shall cause the Companies to keep and preserve all Books and Records of the Companies existing as of the Closing relating to the Retained Claims for a period of five (5) years.
     (g) Legal Privilege. The Company agrees that Parent retains sole ownership and control of all attorney-client work product and other legal privileges existing on or established prior to the Effective Date for all matters relating to the Retained Claims, and that Parent shall have sole authority to make decisions concerning whether to assert privilege with respect to documents or information regardless of whether disclosure would be voluntary in response to a subpoena or Governmental Order, or otherwise. The Company and the Companies agree that they shall notify Parent or its attorneys, and shall allow sufficient time so that Parent will have reasonable opportunity to make a decision concerning whether to assert a privilege in the event that the Company intends to provide any documents or information to any Governmental Entity in connection with a Retained Claim. The Company agrees that it does not have the authority or standing to, and agrees not to, and not permit any of the Companies to (i) waive any privilege or (ii) contest a claim of privilege that could be asserted by Parent under Law, or a waiver of any privilege by Parent with respect to the Retained Claims.
ARTICLE VII
ROLE OF MEMBERS
7.1	Rights or Powers.
     (a) The Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.
     (b) Each of the Members acknowledges and understands all of the Company’s rights and obligations pursuant to the Merger Agreement, the Transition Services Agreement, the Parent Cash Repayment and any other Related Party Agreement entered into after the Effective Date in accordance with this Agreement, and the Company and the Board shall timely keep, observe and perform all of the Company’s duties and obligations thereunder. The Company shall not take or purport to take actions in contravention of or engaging in activities inconsistent with the Merger Agreement, the Transition Services Agreement or any Related Party Agreement. Notwithstanding anything to the contrary contained herein, the Emdeon Members shall have the sole and exclusive right and authority on behalf of the Company to cause the Company to keep and observe any and all of its obligations under the Transition Services Agreement that relate to services to be provided by the Company to Parent and its Affiliates (an “Emdeon Controlled Obligation”), and the Purchaser shall have the sole and exclusive right and authority on behalf of the Company to bring, handle, settle and otherwise control all indemnification and other claims of the Company arising after the Effective Date under the Merger Agreement (a “Purchaser Controlled Obligation”).
7.2	Meetings of the Members.
     Meetings of the Members may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Written notice of any such meeting shall be given to all Members not less than 5 days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.
     (a) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     (b) Each meeting of Members shall be conducted by an officer designated by the Board or such other individual person as the Board deems appropriate.
7.3	Various Capacities.
     The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities including as a Member, and as the Tax Matters Member.
7.4	Formation of Newco.
     Notwithstanding anything to the contrary contained in this Agreement, but subject to this Section 7.4, if the Board desires to effect an IPO or either the Emdeon Parties or the Purchaser Member Parties initiate an IPO pursuant to Section 8.2 below, or for any other reason in the discretion of the Board, without any vote or consent of the Members (except as required by the initial paragraph of Section 6.4), the Company and each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as may reasonably be necessary to effect an IPO of a newly formed corporation (“Newco”) that would own all or a portion of the Units of the Company. In connection with the IPO, the owners of Purchaser Corp. shall have the right to contribute their respective shares of stock of Purchaser Corp. to Newco in a Section 351 Exchange and the Members shall have the right to contribute all or a portion of their respective Units to Newco in a Section 351 Exchange. If the shares of Purchaser Corp. are contributed in the Section 351 Exchange, the Members and their Affiliates will not permit Purchaser Corp. to be liquidated or merged out of existence, nor will it be permitted to transfer its membership interest in the Company to Newco or one of its Affiliates, in each case, during the two year period following the IPO without the consent of Parent.
     Each Member shall have the right to abstain from contributing all or a portion of their respective Units to Newco and, thereby, continue to own such retained Units. Units owned by the Emdeon Parties or the Purchaser Member Parties after the IPO shall be exchangeable, at the option of the holder, into shares of Newco, where each Unit shall be eligible to be exchanged for the number of shares of Newco that would be received if such Units had been contributed to Newco in connection with the IPO. Upon the determination by the Board to effectuate an IPO, all Members agree to cooperate in the full and timely implementation of formation of Newco as contemplated by this Section 7.4. Without limiting the foregoing in this Section 7.4, the Company shall use its commercially reasonable efforts to structure the IPO in the most tax efficient manner with a view toward tax deferral, preserving long-term capital gain and tacking of holding periods for Units, including by providing for the exchange of Units in the Company for equity interests in a corporation, the assets of which would solely consist of Interests in the Company and by not otherwise changing the structure of the Company. At or prior to any such IPO, the Members will enter into a stockholders agreement or other appropriate agreement containing provisions substantially similar to those contained in Article VIII of this Agreement, and pursuant to which the Company shall provide for the continuance following the IPO of the rights and obligations of the Company and the Members under Article VIII hereof, with all other provisions of this Agreement terminating and being superseded by such shareholders or other agreement,
ARTICLE VIII
REGISTRATION RIGHTS
8.1	Definitions. For purposes of this Agreement:
     (a) “Capital Stock” means shares of common stock or preferred stock of Newco issued in connection with an IPO as contemplated by Section 7.4.
     (b) “Company Securities” means Other Securities sought to be included in a registration for the Company’s account.
     (c) “Demand” is defined in Section 8.2(a).
     (d) “Demand Registration” is defined in Section 8.2(a).
     (e) “Disclosure Package” means (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information that is deemed, under Rule 159 under the

Securities Act, to have been conveyed to purchasers of securities at the time of sale (including, without limitation, a contract of sale).
     (f) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     (g) “Form S-3 Registration Statement” is defined in Section 8.4(b).
     (h) “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 of the Securities Act.
     (i) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 8.2 hereof.
     (j) “IPO” means the first underwritten Public Offering of Capital Stock or other event in connection with which Capital Stock is registered under Section 12 of the Exchange Act.
     (k) “Other Securities” means securities of Newco sought to be included in a registration other than Registrable Securities.
     (l) “Ordinary S-3 Registration Statement” is defined in Section 8.4(d).
     (m) “Piggyback Notice” is defined in Section 8.3(a).
     (n) “Public Offering” means a public offering of Capital Stock pursuant to an effective registration statement (other than on Form S4, Form S8 or their equivalent) filed by Newco under the Securities Act or in accordance with Rule 144 (other than, prior to an IPO, under Rule 144(k)).
     (o) “Qualified IPO” means the first underwritten Public Offering of common stock of Newco in which the aggregate gross proceeds received by the selling Persons (which may include Newco) are at least $100 million, following which such common stock is listed on the New York Stock Exchange or quoted on the Nasdaq National Market.
     (p) “Registrable Securities” means shares of Capital Stock owned by the Members following the formation of Newco pursuant to Section 7.4.
     (q) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of common stock outstanding which are, and the number of shares of common stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.
     (r) “Registration Expenses” means any and all expenses incident to performance of or compliance with any registration of securities pursuant to this Article VIII, including, without limitation, (i) the fees, disbursements and expenses of the Company’s counsel and accountants, including for special audits and comfort letters; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters and the Selling Holders in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. (“NASD”) of the terms of the sale of the securities to be disposed of; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system or the rating of such securities; (ix) all expenses with respect to road shows that the Company is obligated to pay pursuant to Section 8.7(p); (x) the reasonable fees and expenses of one counsel for all Stockholders participating in the registration incurred in connection with any such registration, such counsel to be selected by the two Stockholders who have requested the largest number of shares of common stock to be included in the registration (or, if no shares of common sock are to be included in the registration, the largest number of other Registrable Securities); and (xi) any other fees and disbursements of underwriters customarily paid by the sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any (which underwriting discounts and commissions and transfer taxes shall be borne by each participant in a particular offering and, if selling securities in such offering, the Company, pro rata in accordance with the total amount of securities sold in such offering by each such Person in accordance with Section 8.6).
     (s) “Registration Party” means any Emdeon Party or Purchaser Member Party, or any of their respective permitted transferees under Section 8.2(c) hereof.
     (t) “SEC” means the Securities and Exchange Commission.
     (u) “Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     (v) “Selling Holders” means, with respect to any registration statement, any Member following the formation of Newco pursuant to Section 7.4, whose Registrable Securities are included therein.
     (w) “Stockholder” means the Members holding Registrable Securities of the Company following the formation of Newco pursuant to Section 7.4.

8.2	Stockholder Demand Rights.
     (a) Demand Rights. Subject to the terms and conditions of this Agreement, upon written notice delivered by a Registration Party (a “Demand”) at any time requesting that the Company effect the registration (a “Demand Registration”) under the Securities Act of any or all of the Registrable Securities held (or to be held following the formation of Newco) by the Registration Parties, which Demand shall specify the number and type of such Registrable Securities to be registered and the intended method or methods of disposition of such Registrable Securities, the Company shall promptly give written notice of such Demand to all other Stockholders and other Persons who may have piggyback registration rights with respect to such Demand Registration and shall use its best efforts to effect the registration under the Securities Act and applicable state securities laws of (x) the Registrable Securities which the Company has been so requested to register by such Stockholders in the Demand, and (y) all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company within thirty (30) days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with such intended methods of disposition) of the Registrable Securities to be so registered.
     (b) Limitations on Demand Rights. There shall be no limit to the number of occasions on which any Registration Party may make Demands, including with respect to requests for the filing of a Form S3 Registration Statement; provided, that a Registration Party shall only be entitled to make a Demand pursuant to this Section 8.2 (i) (A) following the 2nd anniversary of the Effective Date (unless otherwise provided pursuant to Section 9.10), but subject to Section 8.2(d), or (B) 180 days following a Public Offering and (ii) in any case, if such Registration Party, together with all other Registration Parties delivering the Demand, are requesting the registration of Capital Stock with an aggregate estimated market value of at least $100 million.
     (c) Assignment of Demand Rights. In connection with the Transfer of Registrable Securities to any Person in accordance with Article IX hereof, a Registration Party may assign (i) the right to exercise one Demand pursuant to this Section 8.2(a) with respect to each $100 million in fair market value of consideration received by such Registration Party in such Transfer and (ii) the right to participate in any registration pursuant to the terms of Section 8.3; provided, that in no event shall any such transferee have the right to effect a Demand for a Form S3 Registration Statement or require management of the Company to participate in any road show pursuant to Section 8.7(p) unless such transferee owns at least 20% of the outstanding Capital Stock. In the event of any such assignment, references to the Registration Parties in this Section 8.2(a) and in Section 8.4(a) shall be deemed to refer to the relevant transferee, as appropriate. The relevant Registration Party shall give prompt written notice of any such assignment to the Company and the other Stockholders.
     (d) Initial Public Offering. Notwithstanding anything to the contrary in this Section 8.2, prior to the initial public offering of the Company’s Capital Stock, no Registration Party may demand the registration of Capital Stock pursuant to a Demand unless (i) that Demand Registration would constitute a Qualified IPO and (ii) that Demand

Registration would result in a market valuation of the interest in the Company allocable to the Units issued to the Purchaser Member as of the Effective Date that meets or exceeds the Purchaser Valuation Floor, if initiated by the Emdeon Member or a market valuation of the interest in the Company allocable to the Units issued to the Emdeon Members as of the Effective Date that meets or exceeds the Emdeon Valuation Floor, if initiated by the Purchaser Member. The Purchaser Valuation Floor or Emdeon Valuation Floor shall be agreed upon pursuant to the provisions of Section 9.6(a).
     (e) Company Blackout Rights. With respect to any registration statement filed, or to be filed, pursuant to this Section 8.2, if (A) the Company determines in good faith that such registration would cause the Company to disclose material non-public information which disclosure (x) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (y) would not be required to be made at such time but for the filing or effectiveness of such registration statement and (z) would be materially detrimental to the Company or would materially interfere with any material financing, acquisition, corporate reorganization or merger or other similar transaction involving the Company or any of its subsidiaries and that, as a result of such potential disclosure or interference, it is in the best interests of the Company to defer the filing or effectiveness of such registration statement at such time, and (B) the Company promptly furnishes to the Selling Holders a certificate signed by the chief executive officer of the Company to that effect, then the Company shall have the right to defer such filing or effectiveness for the period necessary, as determined by the Board of Directors of the Company in good faith, provided, that such deferral, together with any other deferral or suspension of the Company’s obligations under Section 8.2 or Section 8.4, shall not be effected for a period of more than ninety (90) days, in the aggregate, for all such deferrals or suspensions over any twelve-month period. The Company shall promptly notify the Selling Holders of the expiration of any period during which it exercised its rights under this Section 8.2(b). The Company agrees that, in the event it exercises its rights under this Section 8.2(b), it shall, as promptly as practicable following the expiration of the applicable deferral period, file or update and use its best efforts to cause the effectiveness of, as applicable, the applicable deferred registration statement.
     (f) Fulfillment of Registration Obligations. Notwithstanding any other provision of this Agreement, a registration requested pursuant to this Section 8.2 shall not be deemed to have been effected (i) unless it has become effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by a Registration Party and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; provided, that if such registration is a shelf registration pursuant to Section 8.4, such registration shall be deemed to have been effected if such registration statement remains effective for the period specified in Section 8.4, (iii) if not a shelf registration and the registration does not contemplate an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or if not a shelf registration and such registration statement contemplates an underwritten offering, if it does not remain effective for at least one hundred eighty (180) days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer or (iv) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Registration Party.
8.3	Piggyback Registration Rights.
     (a) If the Company at any time proposes or is required to register any of its Capital Stock or any other securities under the Securities Act (including pursuant to Section 8.2 hereof), whether or not for sale for its own account, in a manner that would permit registration of Registrable Securities for sale for cash to the public under the Securities Act, subject to the last sentence of this Section 8.3(a), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Stockholder of its intention to do so, which Piggyback Notice shall specify the number and class or classes (or type or types) of Registrable Securities to be registered. Upon the written request of any Stockholder made within fifteen (15) business days after receipt of the Piggyback Notice by such Person (which request shall specify the number of Registrable Securities intended to be disposed of), subject to the other provisions of this Article V, the Company shall effect, in connection with the registration of such Capital Stock or other securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register; provided, that in no event shall the Company be required to register pursuant to this Section 8.3 any securities of a class or type other than the classes or types described in the Piggyback Notice. Notwithstanding anything to the contrary contained in this Section 8.3, the Company shall not be required to effect any registration of Registrable Securities under this Section 8.3 incidental to the registration of any of its securities on Forms S4 or S8 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans) or any other form that would not be available for registration of Registrable Securities.
     (b) Determination Not to Effect Registration. If at any time after giving such Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration the Company shall determine for any reason (including the withdrawal by any Stockholder exercising a Demand) not to register the securities originally intended to be included in such registration, the Company may, at its election, give written notice of such determination to the Selling Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of securities originally intended to be included in such registration, without prejudice, however, to the right of a Registration Party immediately to request that such registration be effected as a registration under Section 8.2 (including a shelf registration under Section 8.4) to the extent permitted thereunder.
     (c) Cutbacks in Company Offering. If the registration referred to in the first sentence of Section 8.3(a) is to be an underwritten registration on behalf of the Company,

and the lead underwriter or managing underwriter advises the Company in writing (with a copy to each Selling Holder) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, the Company shall include in such registration:
(i)	first, all Company Securities; and

(ii)	second, Registrable Securities and Other Securities that are requested to be included in such registration pursuant to this Section 8.3 and the terms of any other agreement providing for registration rights to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.
     (d) Cutbacks in Other Offerings. If the registration referred to in the first sentence of Section 8.3(a) is to be an underwritten registration other than on behalf of the Company, and the lead underwriter or managing underwriter advises the Selling Holders in writing (with a copy to the Company) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such registration:
(i)	first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person; and

(ii)	second, Registrable Securities and Other Securities (other than Company Securities) that are requested to be included in such registration pursuant to Section 8.2, this Section 8.3 and the terms of any agreement providing for registration rights to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Registrable Securities and Other Securities owned by the Persons seeking such registration.
     (e) Expiration. Notwithstanding any other provision of this Agreement, the right of any Stockholder to include securities of a particular class in a registration pursuant to this Section 8.3 shall expire at such time as all Registrable Securities of such class held by such Stockholder are eligible to be sold to the public pursuant to Rule 144 without limitation as a result of the volume restrictions set forth therein.

8.4 Form S-3 Registration.
     (a) Notwithstanding anything in Section 8.2 or Section 8.3 to the contrary, in case the Company shall receive from any Stockholders a written request or requests that the Company effect a registration on Form S3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder or Stockholders, and the Company is then eligible to use Form S3 for the resale of Registrable Securities, the Company will:
(i)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)	promptly effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Stockholder’s or Stockholders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.4:
(A)	if Form S3 is not available for such offering by the Stockholders;

(B)	if the Stockholders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $25 million;

(C)	if the Company shall furnish to the Stockholders a certificate signed by the Company’s chief executive officer or chairman of the Board stating that in the good faith judgment of the Board as evidenced by a resolution by the Board, it would be seriously detrimental to the Company and its stockholders for such Form S3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Stockholder or Stockholders under this Section 8.4; provided, that the Company shall not utilize this right more than once in any twelve-month period;

(D)	if the Company has, within the six (6) month period preceding the date of such request, already effected one

(1) registration on Form S3 for the Stockholders pursuant to this Section 8.2, provided, that any such registration shall be deemed to have been “effected” if the registration statement relating thereto (A) has become or been declared or ordered effective under the Securities Act, and any of the Registrable Securities of the Registration Party included in such registration have actually been sold thereunder and (B) has remained effective for a period of at least 180 days; or

(E)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
     (b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered promptly after receipt of the request or requests of the Stockholders (the “Form S3 Registration Statement”). Registrations effected pursuant to this Section 8.4 shall not be counted as requests for registration effected pursuant to Section 8.2 or Section 8.3 respectively.
     (c) If the Stockholders intend to distribute the Registrable Securities covered by their request under this Section 8.4 by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 8.4 and the Company shall include such information in the written notice referred to in subsection 8.4(a). The underwriter or underwriters will be selected by a majority in interest of the Stockholders participating in such registration and shall be reasonably acceptable to the Company. In such event, the right of any Stockholder to include Registrable Securities in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Stockholders participating in the registration and the Stockholder) to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 8.4(l)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 8.4, if the managing underwriter advises the Company and the Stockholders participating in such underwriting in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Stockholders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first among all Stockholders thereof, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Stockholder at the time of the filing of the registration statement; provided, however, that the number of shares of Registrable Securities held by Stockholders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

     (d) Notwithstanding the foregoing, if the Company shall receive from any Stockholders of Registrable Securities then outstanding a written request or requests under Section 8.4 that the Company effect a registration statement on Form S3 that includes only those items and that information that is required to be included in parts I and II of such Form, and does not include any additional or extraneous items of information (e.g., a lengthy description of the Company or the Company’s business) (an “Ordinary S3 Registration Statement”), then Section 8.4(b)(iv) shall not apply to such Ordinary S3 Registration Statement request.
8.5 Selection of Underwriters. In the event that any registration pursuant to this Article VIII shall involve, in whole or in part, an underwritten offering, the underwriter or underwriters shall be designated by the Board.
8.6 Withdrawal Rights; Expenses.
     (a) A Selling Holder may withdraw all or any part of its Registrable Securities from any registration (including a registration effected pursuant to Section 8.2) by giving written notice to the Company of its request to withdraw at any time. Except in the case of a withdrawal of Registrable Securities made within thirty (30) days of receipt by such Selling Holder of a certificate or notice from the Company that it will defer the filing or effectiveness of a registration statement pursuant to Section 8.2 or 8.4(b), the Company shall be entitled to reimbursement for any Commission registration fees incurred by the Company in connection with the registration of the Registrable Securities so withdrawn (unless such registration fees can be used in connection with the registration of other securities by the Company, including in connection with a future registration). In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.
     (b) Except as provided herein, the Company shall pay all Registration Expenses with respect to a particular offering (or proposed offering). Except as provided herein each Selling Holder and the Company shall be responsible for its own fees and expenses of counsel and financial advisors and their internal administrative and similar costs, as well as their respective pro rata shares of underwriters’ commissions and discounts, which shall not constitute Registration Expenses.
8.7 Registration and Qualification. If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Article V, the Company shall as promptly as practicable:
     (a) Registration Statement. Prepare and (as soon thereafter as practicable and in any event, no later than sixty (60) days after the end of the applicable period specified in Section 8.2(a) within which requests for registration may be given to the Company) file a registration statement under the Securities Act relating to the Registrable Securities to be offered and use its best efforts to cause such registration statement to become effective as promptly as practicable thereafter, and keep such registration statement effective for 180 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that, in the case of any registration of Registrable Securities on Form S3 which are intended to be offered on a continuous or delayed basis, such 180day period shall be extended, if necessary, to keep the registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of such Registrable Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until the earlier of when (i) the Stockholders have sold all of such Registrable Securities and (ii) the Stockholders may sell all of such Registrable Securities on a single day or pursuant to Rule 144(k) promulgated under the Securities Act as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and that affected Stockholders; furnish to the lead underwriter or underwriters, if any, and to the Selling Holders who have requested that Registrable Securities be covered by such registration statement, prior to the filing thereof with the Commission, a copy of the registration statement, and each amendment thereof, and a copy of any prospectus, and each amendment or supplement thereto (excluding amendments caused by the filing of a report under the Exchange Act), and use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as such Persons reasonably may on a timely basis propose;
     (b) Amendments; Supplements. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be (i) reasonably requested by any Selling Holder (to the extent such request relates to information relating to such Selling Holder), or (ii) necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of (A) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and (B) if a Form S3 registration, the expiation of the applicable period specified in Section 8.4(a) and, if not a Form S3 registration, the applicable period specified in Section 8.2(c); provided, that any such required period provided for in Section 8.4(a) or this 8.7(b) shall be extended for such number of days (x) during any period from and including the date any written notice contemplated by paragraph (f) below is given by the Company until the date on which the Company delivers to the Selling Holders the supplement or amendment contemplated by paragraph (f) below or written notice that the use of the prospectus may be resumed, as the case may be, and (y) during which the offering of Registrable Securities pursuant to such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court or by actions taken by the Company pursuant to Section 8.4(b)(ii); provided, further, that the Company will have no obligation to a Selling Holder participating on a “piggyback” basis in a registration statement that has become effective to keep such registration statement effective for a period beyond one hundred twenty (120) days from the effective date of such registration statement. The Company will respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC. With respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Stockholders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to such Stockholders, and make all required filings of all Free Writing Prospectuses with the SEC;
     (c) Copies. Furnish to the Selling Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus, summary prospectus and Free Writing Prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such Selling Holders or such underwriter may reasonably request, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental agency or self regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;
     (d) Blue Sky. Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
     (e) Delivery of Certain Documents. (i) Furnish to each Selling Holder and to any underwriter of such Registrable Securities an opinion of counsel for the Company (which opinion (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, or, in the case of a non-underwritten offering, to the Selling Holders) addressed to each Selling Holder and any underwriter of such Registrable Securities and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the applicable registration statement) covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings, (ii) furnish to each Selling Holder and any underwriter of such Registrable Securities a “cold comfort” and “bring-down” letter addressed to each Selling Holder and any underwriter of such Registrable Securities and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as any Selling Holder may reasonably request and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements and (iii) cause such authorized officers of the Company to execute customary certificates as may be requested by any Selling Holder or any underwriter of such Registrable Securities;

     (f) Notification of Certain Events; Corrections. Promptly notify the Selling Holders and any underwriter of such Registrable Securities in writing (i) of the occurrence of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in any such case as promptly as reasonably practicable thereafter, prepare and file with the Commission an amendment or supplement to such registration statement or prospectus which will correct such statement or omission or effect such compliance;
     (g) Notice of Effectiveness. Notify the Selling Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto has been filed or becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed, (ii) of any comments by the SEC, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction of the initiation or threat of any proceeding for such purpose;
     (h) Stop Orders. Use its reasonable best efforts to prevent the entry of, and use its best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus;
     (i) Plan of Distribution. Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Selling Holders holding a majority of each class of Registrable Securities being sold agree (with respect to the relevant class) should be included therein relating to the plan of distribution with respect to such class of Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
     (j) Other Filings. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

     (k) NASD Compliance. Cooperate with each Selling Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;
     (l) Listing. Use its reasonable best efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed;
     (m) Transfer Agent; Registrar; CUSIP Number. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement;
     (n) Compliance; Earnings Statement. Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to each Selling Holder, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;
     (o) Road Shows. To the extent reasonably requested by the lead or managing underwriters in connection with an underwritten offering pursuant to Section 8.2 (including a Form S3 underwritten offering pursuant to Section 8.4), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;
     (p) Certificates. Unless the relevant securities are issued in book-entry form, furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to this Article V unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by any Selling Holder or the underwriters of such Registrable Securities (it being understood that the Selling Holders will use their reasonable best efforts to arrange for delivery to the Depository Trust Company); and
     (q) Reasonable Best Efforts. Use its reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.
8.8 Underwriting; Due Diligence.
     (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Article VIII, the Company shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements generally with respect to secondary distributions to the extent relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 8.9, and agreements as to the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 8.7(e). The Selling Holders on whose behalf the Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders and the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such Selling Holders to the extent applicable. Subject to the following sentence, such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, when relevant. No Selling Holder shall be required in any such underwriting agreement or related documents to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations, warranties or agreements regarding such Selling Holder’s title to Registrable Securities and any written information provided by the Selling Holder to the Company expressly for inclusion in the related registration statement.
     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Article VIII, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Selling Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Selling Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Selling Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (b) into customary confidentiality agreements in a form reasonably acceptable to the Company).
     (c) In the case of an underwritten offering requested by the Registration Parties pursuant to Section 8.2 or Section 8.4, the price, underwriting discount and other financial terms for the Registrable Securities of the related underwriting agreement shall be determined by the Selling Holders. In the case of any underwritten offering of securities by the Company pursuant to Section 8.3, such price, discount and other terms shall be determined by the Company, subject to the right of Selling Holders to withdraw their Registrable Securities from the registration pursuant to Section 8.3(b).
     (d) Subject to Section 8.8(a), no Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreement and other documents reasonably required under the terms of such underwriting arrangements.
8.9 Indemnification and Contribution.
     (a) Indemnification by the Company. In the case of each offering of Registrable Securities made pursuant to this Article V, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each Selling Holder, each underwriter of Registrable Securities so offered and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing Persons, the Affiliates of each of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement by the Company or alleged untrue statement by the Company of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) or in the Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission by the Company or alleged omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any Person in any such case to the extent that any such loss, liability, cost, claim or damage arises out of or relates to any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Person furnished in writing to the Company by or on behalf of such Person expressly for inclusion in the registration statement (or in any preliminary, final or summary prospectus included therein), offering memorandum or other offering document, or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Person and shall survive the transfer of such securities.
     (b) Indemnification by Selling Holders. In the case of each offering made pursuant to this Agreement, each Selling Holder, by exercising its registration rights hereunder, agrees to indemnify and hold harmless, to the extent permitted by law, the Company, each other Selling Holder and each Person, if any, who controls or is alleged to control (within the meaning set forth in the Securities Act) any of the foregoing, any Affiliate of any of the foregoing, and the officers, directors, partners, employees and agents of each of the foregoing, against any and all losses, liabilities, costs (including reasonable attorney’s fees and disbursements), claims and damages to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, liabilities, costs, claims and damages (or actions or proceedings in respect thereof, whether or not such indemnified Person is a party thereto) arise out of or are based upon any untrue statement made by such Selling Holder of a material fact contained in the registration statement (or in any preliminary, final or summary prospectus included therein) or in the Disclosure Package relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or any omission by such Selling Holder of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement of a material fact occurs in reliance upon and in conformity with, or such material fact is omitted from, information relating to such Selling Holder furnished in writing to the Company by or on behalf of such Selling Holder expressly for inclusion in such registration statement (or in any preliminary, final or summary prospectus included therein) or Disclosure Package, or any amendment thereof or supplement thereto. The liability of any Selling Holder hereunder shall be several and not joint and in no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder under the sale of the Registrable Securities giving rise to such indemnification obligation.
     (c) Indemnification Procedures. Each party entitled to indemnification under this Section 8.9 shall give notice to the party required to provide indemnification promptly after such indemnified party has actual knowledge that a claim is to be made against the indemnified party as to which indemnity may be sought, and shall permit the indemnifying party to assume the defense of such claim or litigation resulting therefrom and any related settlement and settlement negotiations, subject to the limitations on settlement set forth below; provided, that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not unreasonably be withheld), and the indemnified party may participate in such defense at such party’s expense; and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8.9, except to the extent the indemnifying party is actually prejudiced by such failure to give notice. Notwithstanding the foregoing, an indemnified party shall have the right to retain separate counsel, with the reasonable fees and expenses of such counsel being paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel or if the indemnifying party has failed to assume the defense of such action. No indemnified party shall enter into any settlement of any litigation commenced or threatened with respect to which indemnification is or may be sought without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld). No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, reasonably satisfactory to the indemnified party, from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
     (d) Contribution. If the indemnification provided for in this Section 8.9 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, liability, cost, claim or damage as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 8.9(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 8.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.9(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section.
     (e) Indemnification/Contribution under State Law. Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 8.9 (with appropriate modifications) shall be given by the Company and the Selling Holders and underwriters with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.
     (f) Obligations Not Exclusive. The obligations of the parties under this Section 8.9 shall be in addition to any liability which any party may otherwise have to any other Person.
     (g) Survival. For the avoidance of doubt, the provisions of this Section 8.9 shall survive any termination of this Agreement.

8.10 Cooperation; Information by Selling Holder.
     (a) It shall be a condition of each Selling Holder’s rights under this Article VIII that such Selling Holder cooperate with the Company by entering into any undertakings and taking such other action relating to the conduct of the proposed offering which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of the NASD or which are otherwise customary and which the Company or the underwriters may reasonably request to effectuate the offering.
     (b) Each Selling Holder shall furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article VIII. The Company shall have the right to exclude from the registration any Selling Holder that does not comply with this Section 8.10.
     (c) At such time as an underwriting agreement with respect to a particular underwriting is entered into, the terms of any such underwriting agreement shall govern with respect to the matters set forth therein to the extent inconsistent with this Article VIII; provided, however, that the indemnification provisions of such underwriting agreement as they relate to the Selling Holders are customary for registrations of the type then proposed and provide for indemnification by such Selling Holders only with respect to written information furnished by such Selling Holders.
8.11 Rule 144 and Rule 145. Following a Public Offering, the Company shall use its best efforts to ensure that the conditions to the availability of Rule 144 and Rule 145 set forth in paragraph (c) of Rule 144 shall be satisfied. The Company agrees to use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after it has become subject to such reporting requirements. Upon the request of any Stockholder for so long as such information is a necessary element of such Person’s ability to avail itself of Rule 144 or Rule 145, the Company will deliver to such Person (i) a written statement as to whether it has complied with such requirements and (ii) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Person may reasonably request in availing itself of any rule or regulation of the Commission allowing such Person to sell any such securities without registration.
8.12 Holdback Agreement. Each of the Company and each holder of Registrable Securities (whether or not such Registrable Securities are covered by a registration statement filed pursuant to Section 8.2 or 8.3 hereof) agrees, if requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Registrable Securities, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the period beginning ten (10) days prior to, and ending one hundred twenty (120) days after, the closing date of the underwritten offering made pursuant to such registration statement. The foregoing provisions shall not apply to the Company or any other Person if such Person is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such Person shall undertake not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of the underwritten offering) during such period unless it has provided sixty (60) days’ prior written notice of such sale or distribution to the managing underwriter.
8.13 Suspension of Sales. Each Selling Holder participating in a registration agrees that, upon receipt of notice from the Company pursuant to Section 8.7(f), such Selling Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until receipt of the copies of the supplemented or amended prospectus contemplated by Section 8.7(f), or until advised in writing by the Company that the use of the prospectus may be resumed, as the case may be, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of the notice of the event described in Section 8.7(f).
8.14 Third Party Registration Rights. Nothing in this Agreement shall be deemed to prevent the Company from providing registration rights to any other Person on such terms as the Board deems desirable in its sole discretion; provided, that, so long as (i) the Emdeon Parties collectively own at least 50% of the Units (as adjusted for stock splits, the formation of Newco contemplated by Section 7.4 and the like) owned by the Emdeon Members immediately following the Effective Date, such registration rights are approved by the Emdeon Members and (ii) the Purchaser Member Parties collectively own at least 50% of the Units (as adjusted for stock splits, the formation of Newco contemplated by Section 7.4 and the like) owned by the Purchaser Member immediately following the Effective Date, such registration rights are approved by the Purchaser Member.
ARTICLE IX
TRANSFERS OF INTERESTS
9.1 Restrictions on Transfer.
     (a) Except as provided in Sections 9.5, 9.6 and 9.7, no Member shall be entitled to Transfer all or any portion of its Interests directly or indirectly without the prior written consent of the Emdeon Members, in connection with Transfers by any Member other than an Emdeon Member, or the Purchaser Member, in connection with Transfers by any Member other than the Purchaser Member, except for Transfers (i) by any Emdeon Member to an Emdeon Permitted Transferee, and (ii) by the Purchaser Member to a Purchaser Member Permitted Transferee or pursuant to Section 9.8 of this Agreement. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member unless each Member consents in writing to such admission, which consent shall be granted or withheld in each Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. In the event a Transfer of any Interests causes a termination of the Company for tax purposes under Section 708 of the Code, the transferring Member shall indemnify and hold harmless the other Members with respect to the net amount of any incremental tax costs resulting from such termination.
     (b) In addition to any other restrictions on Transfer herein contained, including, without limitation, the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause a termination of the Company for federal or state income tax purposes; (iii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iv) other than a Transfer pursuant to Section 9.6, if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (v) other than a Transfer pursuant to Section 9.6, if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (vi) other than a Transfer pursuant to Section 9.6, if such Transfer requires the registration of such Interests pursuant to any applicable federal or state securities laws; or (vii) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended.
     (c) The Purchaser hereby represents and warrants as of the Effective Date, for the benefit of the Company and the Emdeon Members, that Purchaser Corp. is a newly-formed entity formed solely to consummate the transactions contemplated by the Merger Agreement (including the debt financing contemplated thereby) and to enter into this Agreement, and has not engaged, and will not engage, in any other business other than the holding of Interests and all activities related to the exercise of rights and fulfillment of obligations arising under this Agreement and the Merger Agreement.
9.2 Notice of Transfer.
     Each Member shall, after complying with the provisions of this Agreement, but prior to any Transfer of Interests, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. The Transferring Member shall be entitled to Transfer such Interests, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.
9.3 Transferee Members.
     A Transferee of Interests pursuant to this Article IX (including an Emdeon Permitted Transferee or a Purchaser Member Permitted Transferee, as applicable) shall have the right to become a Member only if (i) the requirements of this Article IX, including Section 9.1 relating to consent of the Members, are met (except for Transfers to Emdeon Permitted Transferees or Purchaser Member Permitted Transferees, as applicable) and except for transfers made in compliance with Sections 9.5, 9.6, 9.7 and 9.8 hereto, which do not require written consent of the Members as provided therein) and this Section 9.3, (ii) such transferee executes an instrument reasonably satisfactory to the remaining Members agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such transferee represents that the Transfer was made in accordance with all applicable securities laws and regulations and (iv) the transferor or transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated. Unless agreed to in writing by all Members, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any Related Agreement. Written notice of the admission of a Member shall be sent promptly by the Transferor to each remaining Member and the Company. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by (a) one or more Emdeon Members (or a transferee of the type described in this clause (a)) to an Emdeon Permitted Transferee of all or substantially all of their Interests or (b) Purchaser Member (or a transferee of the type included in this clause (b)) to a Purchaser Member Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of the Emdeon Member, or the Purchaser Member, as applicable, under this Agreement.
9.4 No Transfers to Competitors.
     Notwithstanding anything to the contrary set forth in this Agreement, and so long as the Emdeon Parties continue to beneficially own at least (i) 50% of the Units beneficially held by the Emdeon Members as of the Effective Date or (ii) 5% of the outstanding Units, and the Emdeon Members or their Affiliates continue to operate the Parent Business or the WebMD Business, as applicable, then, other than (a) Transfers made with the consent of a majority of the Emdeon Members or the Purchaser Members, as applicable (depending on the party seeking to make a Transfer) or (b) Transfers pursuant to Section 9.6, no Member may Transfer any Interests (or portions thereof) to any Person (or to any Affiliate thereof) who directly or indirectly competes with the conduct of (A) the EBS Business, (B) the Parent Business or (C) the WebMD Business, including any successors of the EBS Business, the Parent Business or the WebMD Business, as applicable, so long as the competitive business as conducted by that successor would have constituted at least 25% of the successor’s revenue on a pro forma basis in the prior fiscal year; provided, however, that notwithstanding the foregoing, any Emdeon Member may Transfer its Interests (or any portion thereof) to any Emdeon Permitted Transferee that competes with the conduct of the Parent Business or the WebMD Business (or to any Affiliate thereof). The Persons who are deemed to directly or indirectly compete under clause (A), (B) or (C) of this Section 9.4 as of the Effective Date are listed on Exhibit D hereto. Emdeon shall update Exhibit D from time to time to reflect the then-current list of Persons deemed to directly or indirectly compete under such clauses, and the Purchaser Member Parties may rely on such updated list for purposes of this Agreement.
9.5 Right of First Offer.
     (a) Prior to the Transfer for value of any Interests in the Company by a Purchaser Member Party or a Member (other than an Emdeon Party) who has acquired its interests from a Purchaser Member Party and holds Units equal to at least 5%, of the outstanding Units (other than to a Purchaser Member Permitted Transferee) (for purposes of this paragraph (a) and paragraph (b) below, a “Proposed Transfer”), such Member(s) (the “Purchaser Selling Members”) shall give a notice in writing (the “Transfer Notice”) to the Company and the Emdeon Parties setting forth the desire to Transfer, which notice shall include the price and other material terms that the Purchaser Selling Members would be willing to accept. Each such notice shall constitute a binding commitment by the applicable Member to sell the Interest referred to therein as provided in this Section 9.5.
     (b) Upon receipt of such Transfer Notice, the Company (acting for purposes of this Section 9.5 upon the decision of the disinterested Directors) will have an option to purchase, in the aggregate, all (but not part) of the Interest described in the Transfer Notice at the price specified in the Transfer Notice. If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver a notice (an “Election Notice”) to the Purchaser Selling Members and the Emdeon Parties within ten (10) days of receipt of the Transfer Notice (the “Election Period”). If the Company does not deliver an Election Notice to the Purchaser Selling Members and the Emdeon Parties within the Election Period, then the Emdeon Parties will have the option to deliver an Election Notice to the Purchaser Selling Members within twenty (20) days after the expiration of the Election Period. Subject to the restrictions contained in Section 9.1(b) and 9.4, the Emdeon Parties may assign the right to exercise all or part of the option to purchase Interest described in a particular Transfer Notice to one or more of its Affiliates or other Persons, in which case (i) the Emdeon Parties shall specify the Persons exercising such option and the amount of Interests to be acquired by each such assignee not less than ten (10) days before the consummation of the Proposed Transfer (provided that, in any event, all Interests specified in the relevant Transfer Notice shall be purchased) and (ii) references to the Emdeon Parties in this Section 9.5 shall be deemed to refer to such assignees as appropriate to reflect such assignment.
     (c) Prior to the Transfer for value of any Interests in the Company by an Emdeon Party or a Member (other than a Purchaser Member Party) who has acquired its interests from an Emdeon Party and holds Units equal to at least 5% of the outstanding Units (other than to an Emdeon Permitted Transferee) (for purposes of this paragraph (c) and paragraph (d) below, a “Proposed Transfer”) such Member (the “Emdeon Selling Members”) shall give a Transfer Notice to the Company and the Purchaser Member Parties setting forth the desire to Transfer, which notice shall include the price and other material terms and conditions the Emdeon Selling Members would be willing to accept. Each such notice shall constitute a binding commitment by the applicable Member to sell the Interest referred to therein as provided in this Section 9.5.

     (d) Upon receipt of such Transfer Notice, the Company (acting for purposes of this Section 9.5 upon the decision of the disinterested Directors) will have an option to purchase, in the aggregate, all (but not part) of the Interest described in the Transfer Notice in each case at the price specified in the Transfer Notice. If the Company desires to exercise the option set forth in the preceding sentence, it shall deliver an Election Notice to the Emdeon Selling Members and the Purchaser Member Parties within the Election Period. If the Company does not deliver an Election Notice before the end of the Election Period, then the Purchaser Member Parties shall have the option to deliver an Election Notice to the Emdeon Selling Members within twenty (20) days after the expiration of the Election Period. Subject to the restrictions contained in Section 9.1(b) and 9.4, the Purchaser Member Parties may assign the right to exercise all or part of the option to purchase Interests described in a particular Transfer Notice to one to more of its Affiliates or other Persons, in which case (i) the Purchaser Member Parties shall specify the Persons exercising such option not less than ten (10) days before the consummation of the Proposed Transfer (provided that, in any event, all Interests specified in the relevant Transfer Notice shall be purchased) and (ii) references to the Purchaser Member Parties in this Section 9.5 shall be deemed to refer to such assignees as appropriate to reflect such assignment.
     (e) If the Company, the Emdeon Parties or the Purchaser Member Parties deliver an Election Notice, then such Members shall be obligated to purchase, and the applicable Member(s) shall be obligated to sell, the Interests described in such Transfer Notice at the cash price and on the other terms indicated in the notice, except that the closing of such purchase and sale shall be held on the tenth business day after the expiration of the Election Period at 9:00 a.m., local time, at the principal executive office of the Company, or at such other time and place as the parties to such purchase and sale may mutually agree.
     (f) If a Member that is subject to the transfer restrictions of Section 9.5(a) or (c) has complied with the provisions of this Section 9.5 and no Election Notice is delivered pursuant thereto, such Member may, subject to the provisions of the last sentence of Section 9.1(a) and Section 9.1(b) hereof and compliance with the provisions of Section 9.6 or Section 9.7 hereof, Transfer the Interests described in the Transfer Notice, but only for consideration consisting solely of cash and/or Marketable Securities and on terms and conditions that are no more favorable in any material respect to the purchaser than those specified in such Transfer Notice; provided, that (i) the restrictions set forth in Section 9.4 (in the case of a Transfer under Section 9.7) and the procedures of Section 9.6 or Section 9.7, as applicable, are met, (ii) the acquiring Person in such Transfer is not an Affiliate of the transferring Member, including, for purposes of the restriction in this Section 9.5(f)(ii), any portfolio company (A) controlled by the Purchaser Member Party or its Affiliates or (B) of which the Purchaser Member Party or its Affiliates beneficially own more than 10% of the Equity Securities, (iii) to the extent the transferring Member will receive Marketable Securities in the transaction, such Marketable Securities are of an issuer having a public market capitalization of at least $300 million, exclusive of the value of any such securities held by Affiliates of that issuer, and (iv) the closing of such Transfer takes place within sixty (60) business days following the termination of the Election Period. In addition, subject to the limitations contained in Section 8.2(a), in connection with any such Transfer, the transferring Member may assign the right to effect Demands and participate in piggyback registrations pursuant to Article VIII hereof. Any election by the Company or a Member not to exercise its rights under this Section 9.5 in any particular instance, shall not constitute a waiver of any rights it may otherwise have under this Agreement in connection with any other proposed Transfer of Interests. For purposes of this Agreement, “Marketable Securities” means any securities that are freely tradeable by the holder thereof on one or more established public markets, including, but not limited to, any securities (A) which are listed or traded on a United States national securities exchange or the NASDAQ Stock Market or (B) quoted on an established quotation system within or outside the United States that supports sufficient trading activity and volume to allow for the orderly disposition of such securities by the holders thereof.
     (g) At any closing held pursuant to this Section 9.5:
(i)	The purchase price for the purchase for the relevant securities shall be paid in cash (by wire transfer of immediately available funds to an account that is specified in writing by the recipients thereof at least three (3) business days prior to the date of such closing) or by certified or official bank check.

(ii)	The relevant Members shall deliver all certificates, if any, which represent the Units to be sold at such closing, duly endorsed for transfer with signatures guaranteed, to the purchasers thereof and shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer to such purchasers of the shares of Capital Stock to be sold, including any shares of Capital Stock not evidenced by certificates.

(iii)	The relevant Members shall take all actions the purchasers shall reasonably request as necessary to vest in the applicable purchasers all Interest being sold, whether in certificated or uncertificated form, free and clear of all Encumbrances of any kind.
     (h) The restrictions on Transfer pursuant to this Section 9.5 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.5.
9.6 Drag Along Events.
     (a) At any time from and after the second (2nd) anniversary of the Effective Date:
(i)	the Emdeon Members may (A) cause a sale of the Company (by merger, sale of Interests or otherwise) as long as (x) the Company and the Purchaser Member are first provided the right to acquire the Emdeon Members’ Interest pursuant to Section 9.5 hereof and (y) the aggregate sale price in any such sale of the Company exceeds the greater of (I) the aggregate sale price implied in the Company’s or the Purchaser Member’s offer to the Emdeon Members (if any) pursuant to Section 9.5 and (II) the aggregate sales price implied by the

Purchaser Valuation Floor, (B) cause a Refinancing or Recapitalization Transaction by the Company and a pro rata distribution to the Members or a redemption of Units by the Company, provided, that, the Company’s Leverage Ratio after giving effect to the incurrence of the Indebtedness incurred to fund any such Refinancing or Recapitalization Transaction does not exceed the Closing Leverage Ratio, further provided, that the aggregate net proceeds to be distributed to each Member following any such Refinancing or Recapitalization Transaction are not less than an amount equal to 30% of said Member’s Contributed Equity; and

(ii)	the Purchaser Member may (A) cause a sale of the Company (by merger, sale of Interests or otherwise) as long as (x) the Company and the Emdeon Members are first provided the right to acquire the Purchaser Member’s Interest pursuant to Section 9.5 hereof and (y) the aggregate sale price in any such sale of the Company exceeds the greater of (I) the aggregate sale price implied in the offer (if any) made by the Company or the Emdeon Members to the Purchaser Member and (II) the aggregate sales price implied by the Emdeon Valuation Floor, (B) cause a Refinancing or Recapitalization Transaction by the Company and a pro rata distribution to the Members or a redemption of Units by the Company as long as the Company’s Leverage Ratio after giving effect to the incurrence of the Indebtedness incurred to fund any such Refinancing or Recapitalization Transaction does not exceed the Closing Leverage Ratio, further provided, that the aggregate net proceeds to be distributed to each Member following any such Refinancing or Recapitalization Transaction are not less than an amount equal to 30% of said Member’s Contributed Equity
(the transactions in clauses (i) and (ii) of this Section 9.6(a) above referred to as the “Drag Along Events”). The Initiating Member shall notify the Emdeon Members or the Purchaser Member, as the case may be, in advance of submitting a Drag-Along Notice in order to determine the Emdeon Valuation Floor or Purchaser Valuation Floor, respectively, for purposes of satisfaction of the conditions in (i)(A)(y) and (ii)(A)(y). Following receipt of such notification, the Emdeon Members or the Purchaser Member shall determine such amount within ten (10) days and submit it to the Initiating Member in writing reasonably setting out the calculation and any relevant assumptions. If the Initiating Member disputes such calculation, the parties shall use good faith efforts to resolve any such dispute. If they are unable to resolve all such disputes within fifteen (15) days following submission to the Initiating Member, they shall submit such dispute to Deloitte & Touche LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company, Emdeon Member and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Emdeon Member and the Purchaser Member) (either Deloitte & Touche LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to the Emdeon Member and the Purchaser Member upon such remaining disputed items, and such report shall be final and binding. The Independent Accounting Firm shall address only those items in dispute. Following the third (3rd) anniversary of the Effective Date the conditions in (i)(A)(y) and (ii)(A)(y) shall only include clause (I) of such condition.
     (b) Each Member shall fully cooperate, cause the Company and its officers to fully cooperate (including by participating in management presentations or “road shows”) and cause its designees to the Board to consent to and approve any transaction or agreement approved by the Member initiating a Drag Along Event (the “Initiating Member”) that is reasonably required in order to effectuate any such Drag Along Event. In connection with any such Drag Along Event, the Members shall, if requested by the Initiating Member, be required to (x) waive any dissenters’ rights, appraisal rights or similar rights which such Member may have in connection therewith, (y) provide representations and indemnities with respect to ownership of their Interests in the Company free and clear of all liens and their respective power and authority to enter into and consummate the transaction and (z) provide other representations, warranties and indemnities (and, if necessary, to contribute sale or recapitalization proceeds to an escrow account to secure any such indemnification claims) on a several and pro rata basis with all other Members; provided, however, that the non-Initiating Members will not be required to make representations, warranties or indemnifications, other than with respect to their Interests, or to enter into non-competition or similar agreements or take on any other recourse, indemnification obligations or liability, other than with respect to a proportionate holdback, escrow or similar arrangement.
     (c) The Initiating Member’s rights under this Section 9.6 shall be exercisable by written notice (a “Drag-Along Notice”) given by the Initiating Member to the Company and each other Member which shall (i) state that all of the Initiating Member’s Units are to be sold, (ii) state the proposed purchase price per Unit and all other material terms and conditions of such sale (including the identity of the purchaser) and (iii) be accompanied by the written transfer agreement between such Initiating Member and such purchaser. In determining the proposed purchase price per Unit referred to in the foregoing clause (ii), there shall be taken into account any other consideration to be received, directly or indirectly, by the Initiating Member or its Affiliates in connection with or relating to the proposed sale transaction. Upon receipt of a Drag-Along Notice, each other Member shall be obligated to sell all of its Units in the case of a sale or redemption (and the corresponding portion of its Interest) for a purchase price equal to the purchase price per Unit described in the Drag-Along Notice, and upon substantially the same other terms and conditions of such transaction (and otherwise take all reasonably necessary actions to cause consummation of the proposed transaction, including voting such Interest in favor of such transaction (if applicable) and becoming a party to the transfer agreement); and provided further, the proceeds shall be distributed among the Members in accordance with Section 12.3(b).
     (d) The obligations of the Members to sell their Units pursuant to this Section 9.6 are subject to the satisfaction of the following conditions:
(i)	each of the Members will receive the same proportion (on a pre-tax basis) of the aggregate consideration from such required sale that such Member would have received if such aggregate consideration had been distributed by the Company to the Members in a dissolution of the Company pursuant to Section 12.3(b); and

(ii)	any expenses incurred by the Members in connection with such transaction will be borne by the Members pro rata based upon their Units being sold.
     (e) The restrictions on Transfer pursuant to this Section 9.6 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.6.
     (f) At the Purchaser’s election, in connection with any Drag Along Event, the ultimate owners of Purchaser Corp. shall be entitled to sell all of the equity of Purchaser Corp. (and/or the equity of any direct or indirect corporate parent of such Purchaser Corp. whose only asset is the ownership of Purchaser Corp. and is subject to the same restrictions on its business or incurrence of liabilities as Purchaser Corp.) in such transaction in lieu of the Purchaser Member Parties selling all of its Units in such transaction, or where Purchaser Corp. owns Units immediately prior to such transaction, in lieu of Purchaser Corp. selling its Units in such transaction. Any such sale of the equity of Purchaser Corp. in connection with any Drag Along Event shall be at a price equal to the per-Unit price applicable to the other Members or entities in such transaction multiplied by the number of Units owned by Purchaser Corp.
9.7 Tag-Along Right.
     (a) In connection with any Transfer of Interests by an Emdeon Party or a Member (other than a Purchaser Member Party) who has acquired its Interests from an Emdeon Party and holds Units equal to at least 5% of the outstanding Units to one or more Persons that are not Emdeon Permitted Transferee(s), on the one hand, or by a Purchaser Member Party or a Member (other than an Emdeon Party) who has acquired its interests from a Purchaser Member Party and holds Units equal to at least 5% of the outstanding Units to one or more Persons that are not Purchaser Member Permitted Transferee(s), on the other hand (in either case, a “Tag-Along Seller”), (a “Tag-Along Sale Transaction”), each other such Member (an “Other Member”) shall have the right to sell a pro rata portion of their Units (based on the proportion that the portion of the Tag-Along Seller’s Units proposed to be transferred bear to the Tag-Along Seller’s total Units) to such third party for the same price per Unit and on the same other terms and conditions as are applicable to the Tag-Along Seller, including, without limitation, that any such other Member will be required to make the same representations, warranties or indemnifications (and, if necessary, to contribute proceeds to an escrow account to secure any such indemnification claims) on a several and pro rata basis with all other participating Members with respect to its Interests, and to take on any other recourse or liability, as applicable to the Tag-Along Seller in connection with such Tag-Along Sale Transaction (a “Tag-Along Right”); provided, however, that the Other Member will not be required to make representations, warranties or indemnifications with respect to any Purchaser Corp., or to enter into non-competition or similar agreements or take on any other recourse, indemnification obligations or liability, other than with respect to a proportionate holdback, escrow or similar arrangement.

     (b) If the Tag-Along Seller wishes to complete a Tag-Along Sale Transaction, the Tag-Along Seller will send a notice to the Other Members (a “Sale Notice”), which Sale Notice shall describe in reasonable detail the proposed Tag-Along Sale Transaction, including, without limitation, the price and material terms thereof. In determining the price for purposes of the foregoing sentence, there shall be taken into account any other consideration to be received, directly or indirectly, by the Tag-Along Seller or its Affiliates in connection with or relating to the Tag-Along Sale Transaction. Each Other Member receiving the Sale Notice will have the right to exercise its Tag-Along Right by written notice (a “Tag-Along Notice”) given by the Other Member to the Tag-Along Seller which shall state the portion of such Member’s Units to be sold. An Other Member must elect to exercise its Tag-Along Right under this Section 9.7(b) by delivering a Tag-Along Notice to the Tag-Along Seller in writing within ten (10) business days of the receipt of a Sale Notice. Upon receipt of a Tag-Along Notice, each such Other Member shall be irrevocably obligated to Transfer a pro rata portion of its Units (and the corresponding portion of its Interest) for a purchase price equal to the purchase price per Unit described in the Sale Notice, and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction and becoming a party to the transfer agreement).
     (c) If any Other Member elects not to exercise or fails to exercise its Tag-Along Right within ten (10) business days of receipt of the Sale Notice, the Tag-Along Seller may, within 90 days after delivery of the Sale Notice to the Other Members, consummate the Tag-Along Sale Transaction on the terms and conditions described in the Sale Notice and without selling any portion of the Interests held by any Other Member so electing not to or failing to exercise its Tag-Along Right. If the terms and conditions of the Tag-Along Sale Transaction are revised to be more favorable to the Tag-Along Seller than those described in the Sale Notice, the proposed Tag-Along Sale Transaction to be conducted will be considered a separate Tag-Along Sale Transaction and shall be subject to the Tag-Along Right and shall require compliance by the Tag-Along Seller with the procedure described in this Section 9.7.
     (d) The restrictions on Transfer pursuant to this Section 9.7 shall expire upon the occurrence of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.7.
     (e) At the Purchaser’s election, in connection with any Tag-Along Sale Transaction, the ultimate owners of Purchaser Corp. shall be entitled to sell equity interests of Purchaser Corp. (and/or the equity of any direct or indirect corporate parent of Purchaser Corp. whose only asset is the ownership of Purchaser Corp. and is subject to the same restrictions on its business or incurrence of liabilities as Purchaser Corp.) in such transaction in lieu of, or in combination with, Purchaser selling Units in such transaction. Any such sale of the equity of Purchaser Corp. in connection with any Tag-Along Sale Transaction shall be at a price equal to the per-Unit price applicable to the other Members or entities in such transaction multiplied by the number of Units owned and to be transferred by Purchaser Corp. If Purchaser elects to sell the interests of Purchaser Corp. in any Tag-Along Transaction, none of the other Members (including any Tag-Along Seller) shall be required to make any representations and warranties, or provide any indemnification with respect to,

Purchaser Corp. or any liabilities, transactions or other circumstances arising solely out of or relating to Purchaser Corp.
9.8 Transfers Upon Liquidation of the Financial Investor. Notwithstanding anything to the contrary in this Article IX, the Purchaser Member may Transfer all, but not less than all, of its Interest to its members, limited partners or other equity owners (“Purchaser Equity Owners”) in connection with the distribution of the assets or the Equity Securities of the Purchaser Member upon the final termination or liquidation of the Purchaser Member under applicable law, subject to the restrictions contained in Section 9.1(b) and Section 9.4. The Interest so Transferred and distributed shall be subject to (i) restrictions on any further Transfers by the Purchaser Equity Owners to any other Person other than an Affiliate (subject to the restrictions contained in Section 9.4) and (ii) a “drag-along” right in favor of the Emdeon Members giving them the right to cause all such Purchaser Equity Owners to Transfer all of the Interest held by them in connection with any Transfer of the Emdeon Member’s Interest to any Person in accordance with this Agreement. The terms and conditions of the restrictions on transfer and drag-along rights referred to in this Section 9.8 shall be in writing and (A) shall be of the type customary and appropriate (1) in application to a limited liability company having a substantial number of minority interest holders and (2) to afford the Emdeon Members with the rights and protections associated with a drag-along right that would not impair the Emdeon Member’s ability to affect a transaction involving a sale of the Interests by causing all such minority interest holders to participate, and sell their interests in, that transaction, (B) such terms and conditions shall be otherwise satisfactory to the Emdeon Members in their sole discretion prior to the effectiveness of any Transfer or Distribution of a Purchaser Member’s Interest to the Purchaser Equity Owners, and (C) this Agreement shall be amended as necessary or desirable in connection therewith.
9.9 Preemptive Rights.
     (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any Units or other Equity Securities of the Company to any Person (collectively, the “Preemptive Securities”) unless, in each case, the Company shall have first offered to sell to each holder of Interests (each a “Preemptive Holder”) such Preemptive Holder’s Preemptive Share of the Preemptive Securities, at a price and on such other terms as shall have been specified by the Company in writing delivered to each such Preemptive Holder (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least thirty (30) calendar days from the date it is delivered by the Company (the “Preemptive Offer Period”). Each Preemptive Holder may elect to purchase all or any portion of such Preemptive Holder’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company as soon as practical but in any event within the Preemptive Offer Period; provided that if the Company is issuing Equity Securities together as a unit with any debt securities or other Equity Securities, then any Preemptive Holder who elects to purchase the Preemptive Securities pursuant to this Section 9.9 must purchase the same proportionate mix of all of such securities; provided further that if the Company is issuing securities that would entitle the holder thereof to vote, then a Preemptive Holder may elect not to have any voting rights with respect to such securities, and if such election is made, such Preemptive Holder shall not have any voting rights with respect to such securities.
     (b) Each Preemptive Holder’s “Preemptive Share” of Preemptive Securities shall be determined as follows: the total number of Preemptive Securities, multiplied by a fraction, (i) the numerator of which is the number of Units then held, directly or indirectly, by such Preemptive Holder, and (ii) the denominator of which is the number of Units then held by all Preemptive Holders (including such Preemptive Holder).
     (c) Upon the expiration of the Preemptive Offer Period, the Company shall offer to sell to the Preemptive Holders that have elected to purchase all of their Preemptive Share of the Preemptive Securities any Preemptive Securities that have not otherwise been acquired by the Preemptive Holders, at the same price and on the same terms as those specified in the Preemptive Offer, and such Preemptive Holders shall have the right to acquire all or any portion of such Preemptive Securities within thirty (30) calendar days following the expiration of the Preemptive Offer Period (such period, the “Preemptive Reoffer Period”).
     (d) Upon the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, the Company shall be entitled to sell such Preemptive Securities which the Preemptive Holders have not elected to purchase for a period ending on the later to occur of (i) one hundred twenty (120) calendar days following the expiration of the Preemptive Offer Period or the Preemptive Reoffer Period, as applicable, or (ii) if a definitive agreement to Transfer the Preemptive Securities is entered into by the Company within such one hundred twenty (120) calendar day period, the date on which all applicable approvals and consents of Governmental Entities and other Persons with respect to such proposed Transfer have been obtained and any applicable waiting periods under Law have expired or been terminated, in each case on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Preemptive Holders. Each of the Company and the Members hereby agrees to use its commercially reasonable efforts to promptly obtain, or to assist the Company or any other Member in promptly obtaining, all of the foregoing approvals and consents and to take such other actions as may be reasonably requested by the Company or any other Member in connection with such Transfer. Any Preemptive Securities to be sold by the Company following the expiration of such period must be reoffered to the Preemptive Holders pursuant to the terms of this Section 9.9 or if any such agreement to Transfer is terminated.
     (e) The provisions of this Section 9.9 shall not apply to the following issuances of Equity Securities:
(i)	Profits Interests issued pursuant to a Management Incentive Plan;

(ii)	securities issued by the Company in connection with a Public Offering;

(iii)	securities issued as consideration in acquisitions or commercial borrowings that are not primarily equity or equity-linked financings; and

(iv)	a subdivision of Units or Interests, any combination of Units or Interests (including any reverse Unit or Interest split) or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries.
     (f) The preemptive rights granted in this Section 9.9 shall terminate upon the consummation of a Qualified IPO, and a sale pursuant to a Qualified IPO shall not be subject to this Section 9.9.
9.10 Emdeon Change of Control.
     In the event of the completion or consummation of an Emdeon Change of Control, the Emdeon Members shall provide written notice thereof to the Purchaser. From and after an election by the Purchaser Member made within sixty (60) days following the later of (i) the date the Purchaser Member becomes aware of the consummation of an Emdeon Change of Control and (ii) its receipt of notice from Emdeon of the consummation of an Emdeon Change of Control, notwithstanding the limitations based on the passage of time in Section 8.2(b) or Section 9.6(a), the Purchaser Member may initiate a Liquidity Event (subject to the other conditions of such Liquidity Event not based on the passage of time) on the terms provided in Article VIII or Section 9.6.
9.11 Legend.
     Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [EBS MASTER LLC] DATED AS OF [________________], 2006, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE

HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”
ARTICLE X
CERTAIN COVENANTS
10.1 Proprietary Information.
     Except to the extent disclosure is required by law or by legal process or formal demand of a Governmental Entity, the Members shall not use or disclose to any Person any trade secrets, technical information, processes, know-how, financial or business data or other proprietary information relating to or in the possession of the Company or any Member (collectively, “Proprietary Information”) for any purpose which does not relate to the Company and its efforts to engage in the Business; provided, however, that nothing contained in this Section shall prohibit any Member from disclosing Proprietary Information in the context of a proposed sale of its Interest in the Company to a Person who has first signed and delivered to the Company a confidentiality agreement in a form reasonably acceptable to the Company.
10.2 Non-Solicitation.
     Until the fourth anniversary of the Effective Date, the Purchaser Member, GA LLC and their respective Subsidiaries shall not, and shall cause each Person controlled by them (other than any portfolio company of GA LLC and its Affiliates) not to, (i) employ any person who is a salaried employee of the Company or its Subsidiaries, (ii) directly or indirectly, solicit or recruit any employee of the Company or its Subsidiaries to leave his or her employment in order to accept employment with the Purchaser Member or any Person controlled by the Purchaser Member; provided, that nothing contained in this Section 10.2 shall prohibit (x) the Purchaser Member or any Person controlled by the Purchaser Member from hiring any Person described in this Section 10.2 in the event that such Person shall have responded to a general solicitation for employment not otherwise aimed at the employees of the Company or its Subsidiaries or (y) hiring any former employee of the Company or any of its Subsidiaries whose employment was terminated by such entity at least six (6) months prior to the date upon which such employee is hired. GA LLC shall not, and shall cause its Affiliates not to, knowingly direct, encourage or participate in the conduct by any of their respective portfolio companies in any of the activities prohibited by this Section 10.2.
ARTICLE XI
ACCOUNTING
11.1 Books of Account; Information Rights.
     (a) Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

     (b) Information Rights. The Company shall deliver to each Member the following:
(i)	As soon as available but in any event not later than twenty (20) days after the end of each quarterly accounting period, the unaudited consolidated balance sheet of the Company and its Subsidiaries, if any, as of the end of each such period, the related unaudited consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Company and its Subsidiaries, if any, for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer or equivalent (and Chief Accounting Officer if such a Chief Accounting Officer is appointed).

(ii)	As soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year of the Company, (A) a copy of the audited consolidated balance sheets of the Company and its Subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by the Company’s Auditors and (B) a copy of the report, opinion or certification of the Company’s Auditors with respect to (1) the Company’s financial statements for such fiscal year and (2) to the extent required for Parent to comply with its reporting or other obligations under the Exchange Act or Section 404 of the United States Sarbanes-Oxley Act of 2002 (as amended, “Section 404”), a copy of any opinion or certification as would be required for compliance with such obligations, together with any consents or authorizations necessary to permit the Company to file or furnish such reports, opinions or certifications in connection with its Exchange Act reporting obligations. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer or equivalent (and Chief Accounting Officer if such a Chief Accounting Officer is appointed).

(iii)	As soon as available but in any event not later than twenty (20) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, stockholders’ or members’ equity and cash flows in conjunction with Section 11.1(b)(i) above, and (B) operating metrics relevant to the Company’s businesses and used by the Company’s management for decision making purposes.

(iv)	As soon as available but in any event not later than twenty (20) days after the end of each monthly accounting period, a copy of the unaudited monthly management report, which shall include the unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries, if any, after the end of such month. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis.

(v)	As soon as practicable following Board approval, a copy of the annual strategic plan and budget of the Company.

(vi)	With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Member.

(vii)	The Company will (and will cause its Subsidiaries to) give (x) each of the Members, and their respective employees and contract personnel primarily engaged by such Member and (y) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Members’ respective outside accountants, auditors, legal counsel and other authorized representatives and agents, (i) full access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Members shall from time to time reasonably request; and (ii) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to the Members in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information. Without limiting the generality of the foregoing, the Company will (and will cause its Subsidiaries to) provide the Emdeon Members and their accountants and both internal and external auditors with access to such information and individuals as is reasonably necessary to conduct a review of the Company and its Subsidiaries (x) within three months following the Closing Date, (y) twice annually thereafter, and (z) as reasonably necessary to confirm that any material weakness, significant deficiency, internal control failure or system fault identified in a notice delivered or required to be delivered pursuant to Section 11.1(l) hereof has been remedied.
     (c) Internal Controls over Financial Reporting. The Company shall use its reasonable efforts to establish and maintain a system of internal controls over financial reporting as would be required to comply, or to permit the Emdeon Members or their Affiliates to comply, with Section 404 and any similar Law, in each case, with respect to the Company and its Subsidiaries. If the Company identifies a significant deficiency or material weakness as defined under Section 404 or its auditors identify a material internal control failure or system fault in accounting or record-keeping, the Company shall (i) give the Emdeon Members and the Purchaser Member prompt written notice thereof specifying in reasonable detail the material weakness, significant deficiency, internal control failure or system fault and (ii) if not corrected, shall use its good faith efforts to correct such material weakness, significant deficiency, internal control failure or system fault as expeditiously as possible. To the extent necessary for Parent’s compliance with its reporting or other obligations under the Exchange Act or Section 404, the Company shall prepare, or cause to be prepared, and shall cause its Auditors to prepare, all certifications, reports or opinions that may be required under Section 404 to the same extent that the Company would otherwise be required to prepare, file or furnish such documents were it subject to the provisions of Section 404 as a publicly reporting company.
     (d) Compliance Officer. The Company and the Emdeon Members will mutually agree on the appointment of certain personnel in the legal and finance departments of the Company (the “Compliance Officers”). Among other duties, the Compliance Officers shall provide assistance to the Emdeon Members and their affiliates in relation to the Emdeon Members and their affiliates’ compliance with applicable Law (including, without limitation, United States securities laws), and Nasdaq and stock exchange rules and requirements, in each case, with respect to the Company. The Company shall not remove any Compliance Officer without the Emdeon Members’ written consent (such consent not to be unreasonably conditioned, withheld or delayed), and shall promptly remove any Compliance Officer upon the Emdeon Members’ written request. Any vacancy created by the removal, resignation, retirement, death or incapacity of any Compliance Officer shall be filled promptly by the Company with a replacement mutually agreed upon by the Emdeon Members and the Company.
     (e) Credit Facility Reports. The Company shall also furnish to each of the Members a copy of any periodic reports required to be provided by the Company pursuant to the Credit Facility.
11.2 Fiscal Year.
     The Fiscal Year of the Company shall be the twelve-month period commencing on the first day of January and ending on the 31st day of December until changed by a resolution adopted by the Board.
11.3 Tax Returns; Information.
     (a) The Tax Matters Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. As soon as practicable (but in no event more than 180 days) after the end of each Fiscal Year, the Tax Matters Member shall prepare and submit to the Board for its review and approval the Company’s tax returns. The Tax Matters Member shall furnish to each Member a copy of each approved return, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.
     (b) As soon as practicable following the Effective Date, the Tax Matters Member will provide the Company and the Purchaser Member with a schedule of the adjusted tax bases of the Company’s assets as of the Effective Date and its calculations of the Purchaser’s Section 754 adjustments resulting from its acquisition of Units as a result of the Merger, together with such supporting workpapers and information reasonably requested by Purchaser and its designated representatives to assist their review of the provided information. The parties agree that such calculations shall be consistent with the methodology previously reviewed and approved in principle by the parties and their advisors. The Purchaser Member and the Tax Matters Member shall endeavor in good faith to resolve any dispute regarding the foregoing within 30 days after receipt of the information by the Purchaser Member. If they are unable to do so, then the Tax Matters Member and the Purchaser Member shall submit the items in dispute for resolution to Deloitte & Touche LLP (or, if such firm declines or is unable to act, or is not, at the time of such submission, independent of the Purchaser Member, the Company, and Parent, then to another independent accounting firm of international reputation mutually acceptable to Parent and the Purchaser Member), which shall be instructed to use the methodology referred to above and, within 30 days after such submission, determine and report to the Purchaser Member and the Tax Matters Partner its resolution of such disputed items. The report of such firm shall be final and binding upon the parties hereto.
11.4 Tax Matters Member.
     (a) Holdco 1 is specially authorized and appointed to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law. The Tax Matters Member shall keep the Board fully informed of its actions and shall regularly seek its consent to significant decisions and determinations that may be made by it under Sections 6221 through 6224 of the Code. In that connection, the Tax Matters Member shall promptly forward to the Board copies of all significant written communications it may send or receive in such capacity. The Tax Matters Member shall be prohibited from entering into any settlement or arrangement on behalf of the Company with respect to any federal, state or local tax authorities without the express written approval of the Board , which approval shall not be unreasonably withheld. The Tax Matters Member may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Tax Matters Member.
     (b) Notwithstanding anything herein to the contrary, the parties acknowledge the rights and obligations contained in Article VII of the Merger Agreement relating to taxes of the EBS entities for periods or portions thereof ending on or before the Effective Date, which are incorporated herein by reference.
11.5 Withholding Tax Payments and Obligations
     If withholding taxes are paid or required to be paid in respect of payments made to or by the Company, such payments or obligations shall be treated as follows:

     (a) If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 11.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Board in its discretion
     (b) The Company is authorized to withhold from any payment made to, or any distributive share of, a Member any taxes required by law to be withheld.
     (c) Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.
     (d) Any taxes withheld pursuant to Sections 11.5(a) or (b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Board may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
     (e) If the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including, without limitation, federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member) (which payment shall not be deemed a Capital Contribution for purposes of this Agreement). The Board may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 11.5.
     (f) If the Company, the Board or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Board in its discretion, consultants or agents, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall provide evidence satisfactory to the Board that it has paid the taxes to which the failure to withhold relates and, to the fullest extent permitted by law, indemnify and hold harmless the Company, the Board or any of their respective Affiliates, or any of their respective shareholders, partners, members, officers, directors, employees, managers and, as determined by the Board in its discretion, consultants or agents, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability if the liability for failure to withhold and remit taxes was due to the fault of the Member. The provisions contained in this

Section 11.5(f) shall survive the termination of the Company, the termination of this Agreement and the Transfer of any Interest.
     (g) In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board to offset the prior operation of this Section 11.5 in respect of such withheld taxes.
ARTICLE XII
DISSOLUTION AND TERMINATION
12.1 Liquidating Events.
     The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):
     (a) The sale of all or substantially all of the assets of the Company;
     (b) The unanimous consent of the Board; and
     (c) The unanimous written agreement of all Members to dissolve, wind up, and liquidate the Company.
     The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18802 of the Act or otherwise, other than based on the matters set forth above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.
12.2 Bankruptcy.
     For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any governmental authority, or any court at the instance thereof, shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of

90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.
12.3 Procedure.
     (a) In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, the other Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 12.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Board or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.
     (b) Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:
(i)	First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	Second, to set up such cash reserves which the Board reasonably deems necessary for contingent or unforeseen Liabilities of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of (iii), below); and

(iii)	Thereafter, to the Members, pro rata in accordance with Section 5.1.
     (c) Except as provided in Section 12.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
     (d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Members or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

12.4 Rights of Members.
     (a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
     (b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.
12.5 Notices of Dissolution.
     In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1 hereof, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable law.
12.6 Reasonable Time for Winding Up.
     A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
12.7 No Deficit Restoration.
     No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
ARTICLE XIII
GENERAL
13.1 Amendments; Waivers.
     (a) The terms and provisions of this Agreement may be waived, modified or amended with the approval of the Board; provided, however, that no amendment to this Agreement may:
(i)	modify the limited liability of any Member, or increase in any material respect the liabilities or obligations of any Member in a manner that is different or prejudicial relative to all other Members, in each case, without the consent of each such affected Member;

(ii)	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected thereby; or

(iii)	except in connection with a Liquidity Event, alter or change the status of the Company as a partnership for federal income tax purposes.
     (b) Notwithstanding the foregoing, (i) the Board may amend this Agreement, including Exhibit A hereto, to reflect the admission of new Members, and Transfers of Interests, each as provided by the terms of this Agreement and (ii) any waiver, modification or amendment of this Agreement shall also require the approval of the Emdeon Members and the Purchaser Member, for so long as such party holds at least 25% of the outstanding Units.
     (c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
13.2 Further Assurances.
     Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.
13.3 Successors and Assigns.
     All of the terms and provisions of this Agreement shall be binding upon the Members and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns (including Permitted Transferees) pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.
13.4 Entire Agreement.
     This Agreement, together with all exhibits and schedules hereto and thereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.
13.5 Rights of Members Independent.
     The rights available to the Members under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another

Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
13.6 Confidentiality. Subject to the final sentence of this Section 13.6, each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company or any of its Subsidiaries, including but not limited to confidential information of the Company or any of its Subsidiaries, regarding identifiable, specific and discrete business opportunities being pursued by the Company or any of its Subsidiaries (the “Confidential Information”). Each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or any of its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Member’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such Member’s or such Member’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner acknowledges the provisions of this Section 13.6; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (provided that, to the extent permitted by law, the Member required to make such disclosure shall provide to the Board prompt notice of such disclosure). For purposes of this Section 13.6, “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Company or any of its Subsidiaries, or any of their representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other documents for dissemination to the public. The provisions of this Section 13.6 shall not apply to any Member who is subject to confidentiality obligations pursuant to a separate agreement with the Company (including an employment agreement) containing confidentiality provisions, so long as such confidentiality obligations continue to be in force and effect. Subject to the immediately preceding sentence, the provisions of this Section 13.6 shall continue in effect against each Member so long such as such Member continues to be a Member and for a period of five (5) years thereafter.
13.7 Governing Law.
     This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the jurisdiction of organization of the respective parties.
13.8 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 13.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
13.9 Headings.
     The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
13.10 Counterparts.
     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.
13.11 Notices.
     Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:
     If to the Emdeon Members, addressed to:
[Address]
Telephone:
Facsimile:
Attn:

With copies to:
[Address]
Telephone:
Facsimile:
Attn:
and
O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067-6035
Telephone: (310) 553-6700
Facsimile: (310) 246-6779
Attn: Steven L. Grossman, Esq.
If to the Purchaser, addressed to.
EBS Acquisition LLC
3 Pickwick Plaza
Greenwich, CT 06830
Telephone:
Facsimile: (203) 618-9207
Attn: Matthew Nimetz
With copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telephone: 212-373-3436
Facsimile: 212-492-0436
Attn: Douglas A. Cifu, Esq.
If to the Company, addressed to:
                                                 , LLC

Facsimile:
Attn: Chief Executive Officer
with copies to the Emdeon Members and the Purchaser.
or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective

(i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 13.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.
13.12 Representation By Counsel; Interpretation.
     The Members acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
13.13 Severability.
     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.
13.14 Expenses.
     On the Effective Date, the Company shall pay (i) to, or as directed by, the Emdeon Members, the Emdeon Transaction Expenses and (ii) to, or as directed by, the Purchaser, the Purchaser Transaction Expenses.
13.15 Third Parties.
     Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement, provided, that it is expressly acknowledged and agreed that Parent and its Affiliates, successors and assigns are expressly intended to be third party beneficiaries of the provisions of Section 6.10 hereof.
[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY: [EBS MASTER LLC]
By:
Name:
Its:

MEMBERS: EBS HOLDCO, INC.
By:
Name:
Its:

ENVOY/ExpressBill, Inc.
By:
Name:
Its:

EBS ACQUISITION LLC
By:
Name:
Its:

FORM OF EXHIBIT 2.05(a)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[EBS MASTER LLC]
DATED AS OF                                  , 2006

i

(continued)

ii

(continued)

iii

EXHIBIT A
MEMBERS, BEGINNING NET CAPITAL AND INTERESTS
As of ______, 2006

	Beginning Net
Member	Capital		Membership Units		Percentage Interest
EBS Holdco, Inc.	$	____	____	*	____	%

ENVOY/ExpressBill, Inc.	$	____	____	*	____	%

EBS Acquisition LLC	$	____	____	**	52%

TOTAL	$	____	____		100%

*	Units to be issued to CBS Holdco, Inc. and Holdco 2 to equal to an aggregate of 48% of the aggregate number of Units as of the Effective Date.

**	To be equal to an aggregate of 52% of the aggregate number of Units as of the Effective Date.
[Remainder of Page Intentionally Left Blank]
Exhibit A

EXHIBIT B

CALCULATION OF EMDEON AND PURCHASER VALUATION FLOORS

1.	Aggregate sale price implied by the Member Valuation Floor (per share)

Member Valuation Floor (per share) should equal the result of the following:

A = the Member Contributed Equity (per share) (defined to be the equity contributed by the Member at the Closing date (divided by number of shares received)).

B = Adjustment Factor(1) C = number of days elapsed from Closing to the [Notice Date] Member Valuation Floor (per share) = (A+B)*(1.15)C/365

2.	Example:	Member Contributed Equity = $200.0M
Shares Received = 1
Internal Rate of Return = 15.0%
Post Closing Distribution = $25.0M (reflective of a distribution of $25.0M to Member 180 days after Closing)
Days Elapsed from Closing to the [Notice Date] = 730 Days

		Member Valuation Floor	= ($200.0M + B)*(1.15)(730/365)
		(per share)	= ($200.0M – $23.3M)*(1.15)(730/365)
= $233.640M

Where B = – $25.0M / (1.15)(180/365) = – $23.335M

3.	Illustrative Member Valuation Floor (per share)(2)

		Assumed Days Elapsed
		365	730	1,095	1,460	1,825	2,190	2,555

Assumed Member Contributed Equity	$150.0	$172.5	$198.4	$228.1	$262.4	$301.7	$347.0	$399.0
	175.0	201.3	231.4	266.2	306.1	352.0	404.8	465.5
	200.0	230.0	264.5	304.2	349.8	402.3	462.6	532.0
	225.0	258.8	297.6	342.2	393.5	452.6	520.4	598.5
	250.0	287.5	330.6	380.2	437.3	502.8	578.3	665.0
	275.0	316.3	363.7	418.2	481.0	553.1	636.1	731.5
	300.0	345.0	396.8	456.3	524.7	603.4	693.9	798.0

(1)	Reflects the discounted value of any Investment Flows resulting from distributions (dividends, recapitalizations, etc.) paid on Member Interests, on a per share basis. These Investment Flows shall be reflected as negative numbers and shall be discounted to the closing Date at the annual IRR of 15% as follows: Investment Flow / (1.15)T/365, where T = the number of days elapsed between the Investment Flow and Closing Date.

(2)	Assumes adjustment factor of zero.
Exhibit B

EXHIBIT C
FORM OF POWER OF ATTORNEY
FORM OF POWER OF ATTORNEY
          KNOW ALL BY PERSONS THESE PRESENTS that, pursuant to an Agreement and Plan of Merger, dated as of September 26, 2006 (the “Merger Agreement”), by and among Emdeon Corporation, a Delaware corporation (“Parent”), EBS Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, EBS Master LLC, a Delaware limited liability company (“Master LLC”), MediFAX-ED1 Holding Company, a Delaware corporation, [PURCHASER LLC], a Delaware limited liability company, [MERGER LLC], a Delaware limited liability company, and [MERGER CO.], a Delaware corporation, [EBS Master LLC][each Company]1 hereby makes, constitutes and appoints Parent and its successors and assigns as [EBS Master LLC’s][each Company’s] true and lawful attorney-in-fact, only in respect of the Retained Claims, to:
1.	prepare, file and sign [EBS Master LLC’s][each Company’s] name as lawful attorney in fact on any notice, claim, assignment, demand, or similar document under the Business Services Policy and Parent Policy;

2.	receive, open, and dispose of all mail addressed to [EBS Master LLC][each Company] with respect to the Business Services Policy and Parent Policy;

3.	endorse [EBS Master LLC’s][each Company’s] name as lawful attorney in fact on any documents or execute on behalf of [Master LLC][each Company] as lawful attorney in fact any and all instruments, documents, and the like under the Business Services Policy and Parent Policy;

4.	amend and modify any claims brought under the Business Services Policy;

5.	pursue and retain payment of any proceeds or amounts payable under the Business Services Policy and Parent Policy;

6.	do all acts and things reasonably necessary or appropriate, in furtherance of any such purposes; and

[1]	NOTE: Each Company will execute a Power of Attorney in substantially identical form.
Exhibit C — Page 1

7.	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s reasonable discretion.
          Capitalized terms not defined above shall have the respective meanings assigned to such terms in the Merger Agreement.
          [EBS Master LLC][Each Company] hereby irrevocably constitutes and appoints Parent with full power of substitution as [EBS Master LLC’s][each Company’s] true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of [EBS Master LLC][each Company] and in the name of [EBS Master LLC][each Company] and grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. [EBS Master LLC][Each Company] acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of [EBS Master LLC’s][each Company’s] responsibilities or liabilities relating to the Merger Agreement.
          The Power of Attorney granted hereby is coupled with an interest, and may not be revoked or canceled by [EBS Master LLC][each Company] without Parent’s written consent.
          This Power of Attorney shall be deemed to be made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this ___ day of ______, 2006.

[EBS MASTER LLC][EACH COMPANY]

Name:
Title:
Exhibit C — Page 2

STATE OF NEW YORK	)
) SS.
COUNTY OF	)
          On [_________], 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared [NAME] known to me to be an authorized signatory on behalf of the limited liability company whose name is subscribed to the within instrument and acknowledged that [NAME] executed the same.
          WITNESS my hand and official seal.

Notary Public in and for said State

ACKNOWLEDGED AND AGREED:

EMDEON CORPORATION

Name:
Title:
Exhibit C — Page 3

EXHIBIT D
NO TRANSFERS TO COMPETITORS
(A)	Direct or indirect competitors with the conduct of the EBS Business (including subsidiaries thereof)

McKesson Corporation	Medavant Healthcare Solutions (formerly
MD Online	known as ProxyMed, Inc.)
XactiMed	Misys plc
HealthLogic	Per-Se Technologies, Inc., (which recently
Nebo	acquired another competitor, NDCHealth
Passport Health	Corporation)
The SSI Group	RxHub
CareMedic	Siemens Corporation
Avality/THIN	SureScripts
Affiliated Computer Systems dba ACS	Regulus
DST	eRx Network
First Data	ZixCorp
CSC	FiServ
SourceCorp	Metavante
United/Ingenix/ENS	Navimedix
Post-N-Track	Perot Systems
Gateway ED1
MedAssist
Accuro Health
Accretive Health
(B)	Direct or indirect competitors with the conduct of the Emdeon Business (including subsidiaries thereof)

Electronic Data Systems	Perot
Computer Sciences Corporation	NCR — Teradata
Northrop Grumman	McKesson
Scientific Applications International	Thompson — Medstat
Corporation	Apptis
American Management Systems	United Healthcare/Ingenix/ICHIS
Accenture	ILOG
PegaSystems
Exhibit D — Page 1

EXHIBIT D

NO TRANSFERS TO COMPETITORS
(C)	Direct or indirect competitors with the conduct of the WebMD Business (including subsidiaries thereof)

Yahoo	Health Wise
MSN	HealthDay
AOL	HealthAtoZ
Google	Waterfront Media (Everyday Health)
About.com	Miavita
Dr.Koop	Subimo
merckmedicus.com	United Healthcare
mdconsult.com	HealthGrades
uptodate.com	Asparity
ChoiceMedia	HealthX
Revolution Health	RealAge
MediMedia/Staywell	Quality Health
ADAM	Ask.Com
Mayo Foundation for Medical Education and	Hewitt Associates LLC
Research	Allscripts
HealthMedia	McKesson
Consumer Health Interactive	Aetna
Trizetto/Carekey/QCSI	Healthways
Health Trio	Matria
PDHI (protocol driven healthcare inc)	Helath Dialog
Axia (including its subsidiary, Harris Health	Healia
Trends)	Healthline
Medem	WellCorp.
Resolution Health
Intuit
Wellsource
Exhibit D — Page 2

EXHIBIT 2.05(b)
FORM OF CERTIFICATE OF INCORPORATION
OF THE SURVIVING CORPORATION

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDIFAX-EDI HOLDING COMPANY
1.
NAME
     The name of the corporation is MediFAX-EDI Holding Company (the “Corporation”).
2.
PURPOSE AND NATURE OF BUSINESS
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.
3.
CAPITAL STOCK
     The total number of shares of capital stock that the Corporation is authorized to issue is 100 shares of common stock, par value $0.01 per share.
4.
DIRECTORS
          4.1. Powers. In addition to the powers and authorities hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time adopted; provided, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
          4.2. Bylaws. The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

5.
DIRECTOR LIABILITY
     The directors of the Corporation shall be entitled to the full benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
6.
REGISTERED OFFICE
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

EXHIBIT 2.10(a)
EXCEPTIONS TO SATISFACTION OF INDEBTEDNESS OF THE COMPANIES
     All interest accrued on the Medifax Note as of the Closing shall be paid by Medifax to Holdco 1 prior to the Closing. The principal amount of the Medifax Note shall be paid on the Closing Date.

EXHIBIT 2.14(a)(ii)
ILLUSTRATIVE NET WORKING CAPITAL CALCULATION

		A	B
		ESTIMATED CLOSING NET	CLOSING NET WORKING
		WORKING CAPITAL[1]	CAPITAL[2]
	BALANCE SHEET CAPTIONS	(delivered ten days prior to the	(prepared post-closing as of the
	(Amounts in thousands)	Closing Date)	Closing Date)
Current Assets*
1	Cash and cash equivalents (in excess of $10,000)	$[ ]	$[ ]
2	Accounts receivable, net of allowance for doubtful accounts	[ ]	[ ]
3	Inventory	[ ]	[ ]
4	Prepaid expenses and other current assets	[ ]	[ ]
	*(“Current Assets” shall exclude refunds and receivables for Excluded Taxes)	[ ]
5	Total Current Assets (sum of rows 1-4)	$[ ]	$[ ]

Current Liabilities**
6	Accounts payable	[ ]	$[ ]
7	Accrued expenses	[ ]	[ ]
8	Deferred revenue	[ ]	[ ]
9	Accounts payable recorded on Parent’s balance sheet	[ ]	[ ]
10	Accrued medical expenses recorded on Parent’s balance sheet	[ ]	[ ]
11	Transaction-related costs and expenses not paid by Parent as required pursuant to Section 11.01(ii)	[ ]	[ ]

**(Current Liabilities” shall exclude (i) Excluded Taxes, (ii) the accrued amounts, if any, for earnout payments is related to the acquisition of Advanced Business Fulfillment, LLC and (iii) any accrued amounts in respect of Excluded Liabilities and Returned Claims.)

12	Total Current Liabilities	$[ ]	$[ ]
(sum of rows 6-11)
13	Net Working Capital (excess of the amount in row 5 less the amount in row 12)	$[ ]	$[ ]

		A	B
		ESTIMATED CLOSING NET	CLOSING NET WORKING
		WORKING CAPITAL[1]	CAPITAL[2]
	BALANCE SHEET CAPTIONS	(delivered ten days prior to the	(prepared post-closing as of the
	(Amounts in thousands)	Closing Date)	Closing Date)
14	Target Net Working Capital	$36,500	$36,500

15	Pre-Closing Adjustment to LLC Cash Merger Consideration (change	$ [ ] [3]	N/A
between A13 and A14)
16	Post-Closing Adjustment Payments (change between	N/A	$ [ ] [4]
A13 and B13)

[1,2]	NOTE: For purposes of calculating Estimated Closing Net Working Capital and Closing Net Working Capital the amounts under “Cash and cash equivalents” shall be the actual amounts for such caption after giving effect to the transactions contemplated in Section 2.10 of the Agreement and Plan of Merger (but not taking into account the Financing and payment of the Minimum Cash Balance in Section 2.15(b) of the Agreement and Plan of Merger).

[3]	Pre-Closing Adjustment

(A) If the Estimated Closing Net Working Capital exceeds the Target Working Capital by more than $2.5 million, then the LLC Cash Merger Consideration to be paid at the Closing shall be adjusted upward in an amount equal to the excess of the Estimated Closing Net Working Capital over the Target Net Working Capital.

(B) If the Estimated Closing Net Working Capital is less than the Target Net Working Capital by more than $2.5 million, then the LLC Cash Merger Consideration to be paid at the Closing shall be adjusted downward in an amount equal to the difference of the Estimated Closing Net Working Capital less the Target Net Working Capital.

(C) If the Estimated Closing Net Working Capital is not more than $2.5 million greater or lesser than the Target Net Working Capital, there shall be no adjustment to the LLC Merger Cash Consideration.

[4]	Post Closing Adjustment

(A) (x) If the Closing Net Working Capital exceeds the Estimated Net Working Capital, then Master LLC shall pay an amount equal to the full amount of the excess of Closing Net Working Capital over Estimated Net Working Capital to Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, by wire transfer of immediately available funds; provided, however, that, no such payment shall be made if the excess of Closing Net Working Capital over Target Net Working Capital is not greater than $2.5 million.; or

(y) If the Closing Net Working Capital is less than the Estimated Net Working Capital, then Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, shall pay an amount equal to such shortfall to Master LLC by wire transfer of immediately available funds; provided, however, that if either Holdco 1 or Holdco 2 is unable or unwilling to pay such amount, Parent shall be liable for such payments and provided, further, that, no such payment shall be made if Closing Net Working Capital is not less than Target Net Working Capital by an amount greater than $2.5 million; and

(B) (x) If an upward adjustment to the LLC Merger Consideration was made pursuant to the Pre-Closing Adjustment and it is subsequently determined that the Closing Net Working Capital does not exceed Target Net Working Capital by more than $2.5 million, then Holdco 1 and Holdco 2, pro rata in accordance with their respective interests in Master LLC, shall pay to Master LLC by wire transfer of immediately available funds an amount equal to the amount by which the LLC Merger Consideration was increased pursuant to the Pre-Closing Adjustment; provided, however, that if either Holdco 1 or Holdco 2 is unable or unwilling to pay such amount, Parent shall be liable for such payments; or

(y) If a downward adjustment to the LLC Merger Consideration was made pursuant to the Pre-Closing Adjustment and it is subsequently determined that the Closing Net Working Capital is not less than Target Net Working Capital by more than $2.5 million, then Master LLC shall pay to Parent by wire transfer of immediately available funds an amount equal to the amount by which the LLC Merger Consideration was previously decreased pursuant to the Pre-Closing Adjustment.

EXHIBIT 5.01
CONDUCT OF BUSINESS PRIOR TO THE CLOSING

               Prior to the Closing, one or more of the Companies may take one or more of the following actions which could otherwise be considered actions prohibited by Section 5.01:
1.	Steps to dissolve and discontinue the operations of IMS—Net of Arkansas, Inc. and Minnesota Medical Comm. Network, LLC each of which are inactive Subsidiaries and no consideration (beyond coverage of legal expenses) will be paid to dissolve them. If such Subsidiaries are not dissolved prior to the consummation of the transaction, they will continue to exist in their current form until dissolved.

2.	Open enrollment in connection with Parent’s health plans to be announced in October 2006. It is anticipated that the same plans will be offered at substantially the same cost to employees.

3.	Parent may, in its discretion, cause all active employees of one or more of the Companies with an account in the Emdeon 401(k) Savings and Employee Stock Ownership Plan to be fully vested in such account on the Closing Date.

4.	Parent may, with the consent of the Purchaser, which consent the Purchaser shall not unreasonably withhold, (i) cause a Company to transfer to Parent or a Subsidiary of Parent any employee of such Company or (ii) transfer to a Company any employee of Parent or a Subsidiary of Parent. To the extent any such transferred employee is (i) a party to an employment agreement, Change of Control letter agreement, or any other letter that provides for benefits upon a termination of employment, and/or (ii) a participant in a Change of Control Retention Plan or Project Bonus Plan, then the company to whom such employee is transferred shall, subject to paragraph 3 of Exhibit 1.01 (a), assume such obligations or provide a new arrangement providing no less favorable benefits.

5.	Entering into a lease agreement for the real property located at 10620 Guilford Road, Jessup, MD 20794, including, but not limited to, entering into a guaranty of such lease by Envoy Corporation.

6.	Entering into a lease or other arrangement for the use of a parking area with HEI Nashville, Ltd., commonly known as the hotel Sheraton Music City, located in Nashville, TN.

7.	Termination of the leases at 7130 Minstrel Way, Suite 130, Columbia, MD 21045 and 7130 Minstrel Way, Suite L140, Columbia, MD 21045.

8.	The following insurance policies are set to expire as noted below:

Policy Period	Coverage	Carrier	Policy #
12/01/2005–12/01/2006	Foreign Liability	ACE	PHF 058015
9/13/2005–9/13/2006, extended to 12/01/2006	Employment Practices Liability	Federal Insurance Company	8173-4825
12/31/2005–12/31/2006	Errors and Omissions Liability	AIG	6254878
12/31/2005–12/31/2006	Errors and Omissions Liability	Lloyds of London	B0595EO0520902005
12/31/2005–12/31/2006	Errors and Omissions Liability	Zurich	EO5N412604001
12/01/2005–12/01/2006	Fiduciary Liability	Chubb	6801-84-59
The Companies will replace the foregoing policies with comparable policies.

9.	Settlement of the matter described in paragraph 5 of Section 3.10 of the Disclosure Schedule to the Agreement on the terms previously disclosed to Purchaser.

10.	Parent may cause one or more of the Companies to perform Parent’s obligations under the Transition Services Agreement, dated as of September 14, 2006, by and between Parent and Sage Software, Inc., a Virginia corporation, entered into in connection with Parent’s sale of the business formerly known as Emdeon Practice Services.

11.	The actions to be taken in order to effect the Reorganization.

12.	The following employees of Parent, who are participants in the Emdeon Corporation Change of Control Retention Plan, are entitled, pursuant to their Participation Notices, to participate in the Emdeon Business Services Change of Control Retention Plan, at the same level of benefits, in the event their employment is transferred to one of the Companies or its successor in connection with this transaction:
Jonathan Butler
Debbie Evenchik
13.	Master LLC will form Emdeon Business Services LLC, a Delaware limited liability company.

14.	The current limited liability company agreement of Master LLC will be amended upon the admission of ENVOY/ExpressBill, Inc. as a member in order to provide for allocation of profits, losses and distributions in proportion to ENVOY/ExpressBill, Inc.’s membership interest in Master LLC.

EXHIBIT 5.08
SHARED CONTRACTS
1.	MCI Service Agreement dated as of September 1, 2005, between MCI WORLDCOM Communications, Inc. and WebMD Corporation, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment thereto.

2.	FedEx Express Custom Pricing Program Agreement dated March 3, 2004, between WebMD and its subsidiaries, divisions and majority owned affiliates and Federal Express Corporation by its agent FedEx Corporate Services, Inc., as amended by FedEx Pricing Agreement Amendment dated April 19, 2006, between Express Bill and Federal Express Corporation and FedEx Ground Package System, Inc. by their agent, FedEx Corporate Services, Inc.

3.	Customer Agreement between Envoy Corporation and Avaya Inc. executed on behalf of Envoy Corporation on December 2, 2005.

4.	Managed Services Program Full Supplier Contract Master Agreement dated as of June 4, 2004, between WebMD Corporation and ProcureStaff, Ltd., as amended by Amendment #1 and Amendment #2 thereto.

5.	Corporate Incentive Agreement effective October 1, 2003, between Delta Air Lines, Inc. and WebMD, including revised Exhibit A, effective May 15, 2005.

6.	(i) Microsoft Enterprise Agreement effective April 1, 2003, between WebMD Corporation and MSLI, GP (the contracting Microsoft affiliate), as amended by Amendment thereto; (ii) Microsoft Enterprise Enrollment (Direct) effective April 1, 2003, between WebMD Corporation and MSLI, GP (the contracting Microsoft affiliate), as amended by Amendment thereto; and (iii) Microsoft Volume Licensing — Customer Price Sheet dated May 18, 2006.

7.	Herman Miller Project Pricing Agreement effective as of November 2, 2004, between Herman Miller, Inc., together with its subsidiaries, and WebMD Corporation, together with its subsidiaries.

8.	AT&T Master Agreement dated December 30, 2005, between AT&T Corp. and Emdeon Corporation (with related Pricing Schedules and Addendum to Comprehensive Service Order Attachment), as amended by the AT&T Managed Internet Service Addendum dated June 12, 2006.

9.	Corporate Discount Agreement dated March 1, 2006, between Continental Airlines, Inc. and Emdeon Corporation.

10.	(i) Oracle License and Services Agreement dated as of August 31, 2005, between Oracle USA, Inc. and WebMD Corporation, as amended by Amendment One thereto; (ii) Network License Order Form with Oracle executed by Envoy Corporation on May 8, 1999; (iii) Oracle License Agreement with related Ordering Document executed by Healtheon/WebMD on January 4, 2000; (iv) Oracle License Agreement with related Ordering Document executed by Healtheon/WebMD on May 31, 2000; (v) Oracle License Agreement with related Ordering Document executed by WebMD Corporation on February

28, 2001; (vi) Oracle License Agreement with related Ordering Document executed by WebMD Corporation on May 26, 2001; (vii) Oracle License and Services Agreement with related Ordering Document executed by WebMD Corporation on November 27, 2002, as amended by Amendment One thereto; (viii) Ordering Document executed by WebMD Corporation on November 26, 2003; and (ix) Ordering Document executed by WebMD Corporation on April 19, 2005. In addition the Companies benefit from certain other contracts entered into with Oracle which are not in writing.

11.	Limited Travel Agency Agreements dated November 24, 2004, among American Airlines, Inc., WebMD Corporation and Affiliates and various travel agencies, as amended by Letter Agreement dated November 15, 2004 and Letter Agreement dated February 17, 2005.

12.	Conference Calling Services with Genesys (written agreement does not exist or cannot be located). Genesys provides web and voice conference calling services at 2.5 cents per minute.

13.	Travel Services Agreement dated January 21, 2005, between Travizon, Inc. and WebMD Corporation.

14.	Master Purchase Agreement dated September 30, 2005, between Mercury Interactive Corporation and Envoy Corporation and its Affiliates, together with: Software End User License Agreement dated June 11, 2004 between Mercury Interactive Corporation and Envoy Corporation, together with Support and Maintenance Schedule; Statement of Work dated September 30, 2005 between Mercury Interactive Corporation and Emdeon Corporation; Statement of Work dated January 27, 2006 between Mercury Interactive Corporation and Emdeon Corporation; and Change Order Form to Statement of Work dated January 23, 2006.

15.	Corporate Account Agreement effective March 15, 2006, between The Hertz Corporation and Emdeon Corporation.

16.	Master Services Agreement dated June 23, 2006, between Sprint Solutions, Inc. and Emdeon Corporation.

17.	Qwest Total Advantage Agreement effective December 31, 2003, between Quest Communications Corporation and WebMD, as amended by Amendment No. One, Amendment No. Two, Amendment No. Three and Amendment No. Four thereto.

18.	Software License Agreement dated November 3, 2005, between Quest Software, Inc. and Emdeon Corporation, as amended by the Amendment dated March 10, 2006 thereto.

19.	Cognos General Software License, Support & Service Terms effective July 31, 2001, between Cognos Corporation and WebMD, together with Order Agreements between Cognos Corporation and WebMD dated as of July 31, 2001, January 31, 2003, August 31, 2004, February 28, 2006 and April 28, 2006.

20.	Software License and Services Agreement effective September 9, 1999, between Siebel Systems, Inc. and Envoy Corporation, together with related Order Forms and Professional Services Addenda, as amended.

21.	Verizon Wireless National Account Wireless Agreement dated December 30, 2003, between Cellco Partnership (d/b/a Verizon Wireless) and WebMD Corporation.

22.	Professional Services Agreement between Strohl Systems Group, Inc. and WebMD Corporation dated March 15, 2006, together with the Statement of Work/Business Continuity Proposal (LDRPS WEB Implementation Program) dated March 2005.

23.	BellSouth Business Master Agreement for Regulated Services and Volume & Term Agreement executed on March 16, 2004, between WebMD Corporation, including its affiliated companies listed, and BellSouth Telecommunications, Inc., as amended by Amendment to BellSouth Business Master Agreement for Regulated Services and Volume & Term Agreement dated as of May 17, 2004, together with South Carolina and Tennessee Addenda thereto, Letters of Election, Pricing Schedules and Schedules for the Purchase of Equipment and/or Service. Also includes BellSouth Business Services Master Agreement dated June 26, 2002, between BellSouth Business Systems on behalf of BellSouth Telecommunications, Inc. or BellSouth MNS, Inc. and WebMD Corporation.

24.	Customer Agreement effective March 29, 2005, between Iron Mountain Information Management, Inc. and WebMD Corporation, together with Addendum.

25.	Master Agreement effective March 30, 2004, between Rivermine Software, Inc. and WebMD Corporation, together with Master Terms, Enterprise License Addendum, Maintenance and Support Addendum and Professional Services Addendum, each dated as of March 30, 2004.

26.	Custom Solutions Agreement dated September 23, 2004, between SkillSoft Corporation and WebMD (with WebMD Code of Conduct Custom e-Learning), together with Agreement for Extranet Hosting Services for Custom Content effective September 28, 2004 and Master Lease and License Agreement executed on April 23, 2004.

27.	End User Sales Agreement effective December 15, 2005, between 3Com Corporation and Emdeon Corporation, together with TippingPoint Products and Services Addendum.

28.	Software Maintenance Renewal dated February 14, 2006, between International Business Machines Corporation and WebMD, together with Software Maintenance Renewal Order Forms; IBM Customer Agreement dated as of August 1, 1996, between International Business Machines Corporation and Actamed Corporation; Statement of Work PJSO-6HJTDB for WebSphere Mentorship Program prepared for Emdeon Corporation dated March 30, 2006.

29.	Corporate Fair Discount Agreement dated as of October 1, 2005, between Frontier Airlines Inc. and Emdeon.

30.	Kronos Sales Agreement and Software License between Kronos Incorporated and WebMD Corporation (as modified by the Addendum thereto dated February 12, 2002); the Maintenance Agreement between Kronos Incorporated and WebMD Corporation dated February 12, 2002; the Depot Exchange Maintenance Agreement between Kronos Incorporated and WebMD Corporation.

31.	Support Arrangements with GA Services (written agreement does not exist or cannot be located). GA Services provides maintenance for Sun Solaris operating system software in the Nashville, TN data center for an annual maintenance fee of $52,000.

32.	Good Technology Order Form — Two Year License dated December 23, 2004, between Good Technology, Inc. and WebMD.

33.	License to Use Informatica Software Agreement dated September 30, 1999, between Informatica Corporation and WebMD Corporation, as amended by both Amendments thereto, each dated as of December 9, 2005.

34.	Software License and Related Services Agreement effective June 9, 2006, between Business Objects America and Emdeon Corporation, together with Order Schedule.

35.	Domain Services Agreement dated as of June 30, 2003 between WebMD, Inc. and Alldomains.com, Inc., as amended by the addendum thereto.

36.	BelManage License Agreement dated as of January 6, 2003, between Belarc, Inc. and WebMD Corporation, together with Product Description and Emdeon Corporation Purchase Orders dated April 12, 2006 and August 30, 2006.

37.	Master Service Agreement effective as of June 25, 2004, between Document Conversion Associates and WebMD Corporation.

38.	Authentica, Inc. Software License Agreement for Sales Quotation WebMD-4 dated June 30, 2004, between Authentica, Inc. and WebMD Corporation, together with Sales Quotation Form.

39.	Purchase Order Account Application Form dated September 2, 2005, for Barnes & Noble by Emdeon Corporation.

40.	Software License, Services, and Maintenance Agreement effective as of September 30, 2005, between Data Systems International, Inc. and Emdeon Corporation, together with Implementation Services Estimate.

41.	Oracle Software License Review and Retainer dated April 12, 2005 by Miro Consulting on behalf of WebMD.

42.	Subscription Agreement executed on October 20, 2005, between Red Hat, Inc. and WebMD/Emdeon, together with Subscription Order Form executed on March 31, 2006 and Work Order Number Two dated October 30, 2003.

43.	License Authorization Grants by McAfee to Emdeon dated January 10, 2006 and October 4, 2005.

44.	License Agreement dated August 28, 2001 between Taxware, a division of govONE Solutions, LP, and WebMD Corporation, as amended by Addendum to License Agreement dated December 30, 2002, Addendum to License Agreement dated January 14, 2005 and Addendum to License Agreement dated May 18, 2006.

45.	Magnaware, Inc. Hosting Agreement dated March 29, 2005, between MagnaWare, Inc. and Emdeon Corporation.

46.	Software License Agreement dated December 19, 2003, between STEALTHbits Technologies Inc. and WebMD Corporation.

47.	Statement of Work dated March 13, 2006 between Accenture LLP and Emdeon Corporation.

48.	Domain Services Agreement dated as of June 30, 2003 between WebMD, Inc. and Alldomains.com, Inc., as amended by the addendum thereto.

49.	Altova Quote dated February 8, 2006; Purchase Order dated February 14, 2006; Altova Quotation dated February 15, 2006 and Purchase Order dated February 15, 2006 (no formal contract).

50.	Amerinet maintenance (no formal contract).

51.	Anidirect agreement (no formal contract).

52.	Enterprise Purchase Agreement dated November 18, 2005 between Apple Computer, Inc. and Emdeon Corporation.

53.	Product Order Form dated June 30, 2003 between BMC Software Distribution, Inc. and Envoy Corporation.

54.	Captaris Support Quotation dated March 29, 2005 and Support Plan Terms and Conditions.

55.	Citrix Subscription Advantage Quote dated February 10, 2006.

56.	Data Clean Corporation Proposal and Work Plan dated March 1, 2005 for WebMD Business Services.

57.	Demarc Security Quote dated April 4, 2005 signed by WebMD, Inc., referring to original purchase order dated March 4, 2004.

58.	Document Conversion Associates Public Access WebX and Kodak Scanner Maintenance agreement (no formal contract).

59.	Software License Agreement dated October 11, 1999 between eGain Communications Corporation and WebMD, Inc.

60.	Embarcadero Technologies, Inc. document entitled Support, Maintenance and Enhancements.

61.	Gartner, Inc. Master Client Agreement dated April 6, 2005 and Research Service Agreement dated March 31, 2006 between Gartner, Inc. and “Client.”

62.	Purchase Order dated May 1, 2006 and document summarizing maintenance terms (no formal contract).

63.	Agreements pursuant to which the Companies use the IBM Clearcase software, including: IBM International Passport Agreement; IBM International Program License Agreement; Proof of Entitlement for Medical Manager Research & Development; Software Maintenance Renewal Order Form for renewal date July 1, 2006; Software Maintenance Renewal Contract dated April 15, 2006.

64.	IBM 11 MQ Processor license (no formal contract).

65.	Participation Agreement dated May 31, 2001 between Ivans, Inc. and Medi, Inc., including Value Added Network Services Addendum.

66.	Johnson Technologies Computer room equipment maintenance (no formal contract).

67.	License Authorization Grants by McAfee to Emdeon dated January 10, 2006 and October 4, 2005.

68.	Computer Technology Network, successor to McData (no formal contract).

69.	Corporate Service Agreement dated June 15, 2006 between Emdeon Corporation and National Rental (US) Inc.

70.	Master Service Agreement dated April 20, 2004 between Network Monitoring Service, LLC and Envoy Corporation.

71.	National Pricing Agreement dated August 1, 2006 between New Horizons Computer Learning Centers of Nashville, Inc. and Emdeon Corporation.

72.	Master Order Agreement dated April 30, 2004 between Nextiraone, LLC and WebMD Corp. as amended by Amendment No. 1 to Master Order Agreement dated December 30, 2004.

73.	Optimus — Emdeon Corporation Purchase Orders dated February 2, 2006.

74.	PKWare — Emdeon Corporation Purchase Orders dated December 15, 2005 and corresponding Quotes dated December 14, 2005 (online contract).

75.	Agreement dated February 1, 2006 between Pragmatic Marketing, Inc. and Envoy Corporation.

76.	Progress Software Application Partner Agreement dated November 30, 1995 between Progress Software Corporation and Medical Manager Research & Development, Inc., as amended by the Amendment thereto dated November 30, 1995; the First Addendum thereto dated February 11, 2000; the Second Addendum thereto dated October 20, 2000; and the Third Addendum thereto dated July 2005.

77.	WebMD Vendor Agreement dated April 27, 2001 between WebMD Corporation and Healthcare.com Corporation (succeeded by Quovadx, Inc.), as amended by (i) Addendum to Agreement dated April 27, 2001 and (ii) Amendment No 1 to Agreement dated March 31, 2003.

78.	Subscription Agreement executed on October 20, 2005, between Red Hat, Inc. and WebMD/Emdeon, together with Subscription Order Form executed on March 31, 2006 and Work Order Number Two dated October 30, 2003.

79.	Relational Security Corporation Software License Agreement dated June 18, 2006 between Relational Security Corporation and Emdeon Corporation.

80.	Master Agreement for Software and Services dated March 24, 2006 between SeeBeyond Technology Corporation and Envoy Corporation.

81.	Universal Software License Agreement dated December 31, 2004 between Sterling Commerce (America), Inc. and Emdeon Corporation.

82.	Assured Availability Services Agreement dated March 15, 1995 between New Envoy Corporation and Stratus Computer, Inc. and Assured Availability Services Agreement dated November 11, 1999, each as amended by Addendum to Master Services Agreements dated June 15, 2005.

83.	License, Support and Distribution Agreement dated July 29, 1994 between SysCom Strategies, Inc. and National Electronic Information Corporation, as amended by Pricing Schedule/Terms/Trial Agreement dated October 10, 2003 and Settlement and Release

Agreement dated July 7, 2005 between SysCom Strategies, Inc. and Envoy Corporation (as successor in interest to National Electronic Information Corporation).

84.	License Agreement dated August 28, 2001 between Taxware, a division of govONE Solutions, LP, and WebMD Corporation, as amended by Addendum to License Agreement dated December 30, 2002, Addendum to License Agreement dated January 14, 2005 and Addendum to License Agreement dated May 18, 2006.

85.	Tripwire quote dated August 3, 2005.

86.	United Asset Coverage Telephone Switch Maintenance (no formal contract).

87.	Software License and Services Agreement dated April 22, 2004 between Veritas Software Global LLC and Envoy Corporation.

88.	Emdeon Corporation Purchase Order dated February 22, 2006 and related quote dated February 16, 2006 signed by EMedicine.com; Emdeon Corporation Purchase Orders dated February 21, 2006 and related quote dated December 14, 2005 signed by Emdeon Practice Services.

89.	WebMD Corporation Purchase Orders dated June 30, 2005 and Wildpackets Quote dated June 29, 2005.

90.	Workshare Deltaview Software License Agreement dated March 29, 2002 among Workshare Technology, Inc., Workshare Ltd. and WebMD Corporation and Workshare Order Form dated March 31, 2004.

EXHIBIT 5.09
OCCURRENCE POLICIES

Policy Term	Coverage Type	Policy Number	Insurance Company
02/06/2006 – 04/01/2007	Property	MXI97506862	Fireman’s Fund Insurance Co.
02/06/2006 – 04/01/2007	Excess Property	RMP 271072997	CNA Insurance Company
02/05/2006 – 04/01/2007	Auto	20 UEN IY1560	The Hartford Company
02/05/2006 – 04/01/2007	General Liability	20UENIY1559K3	The Hartford Company
02/05/2006 – 04/01/2007	Excess Liability	XTM 00077258382	Fireman’s Fund Insurance Co.
02/05/2006 – 04/01/2007	Excess Liability	552-012001-2	Crum & Foerster
02/05/2006 – 04/01/2007	Excess Liability	RDX2076551087	CNA Insurance Company
02/05/2006 – 04/01/2007	Excess Liability	20 RHU IY0120	The Hartford Company
02/05/2006 – 04/01/2007	Workers Compensation	20 WBR MS9771	The Hartford Company
02/05/2006 – 04/01/2007	Workers Compensation	20 WN MS9770	The Hartford Company
02/06/2005 – 02/06/2006	Property	MXI-97001426	Fireman’s Fund
02/06/2005 – 02/06/2006	Excess Property	RMP 271084163	CNA Insurance Company
02/05/2005 – 02/05/2006	Auto	13UENUJ7766	The Hartford Company
02/05/2005 – 02/05/2006	Auto	13UENZU1252	The Hartford Company
02/05/2005 – 02/05/2006	General Liability	13UENUJ7763K1	The Hartford Company
02/05/2005 – 02/05/2006	Excess Liability	QI06800769	St. Paul
02/05/2005 – 02/05/2006	Excess Liability	L2075528247	Continental Casualty
02/05/2005 – 02/05/2006	Workers Compensation	WC3036546-01	Zurich
02/05/2005 – 02/05/2006	Workers Compensation	WC3036547-01	Zurich
02/06/2004 – 02/06/2005	Property	MXI-97121774	Fireman’s Fund

Policy Term	Coverage Type	Policy Number	Insurance Company
02/06/2004 – 02/06/2005	Excess Property	144SP2154	St. Paul
02/05/2004 – 02/05/2005	Auto	13UENTG2099	The Hartford Company
02/05/2004 – 02/05/2005	Auto	13MCPUJ8875	The Hartford Company
02/05/2004 – 02/05/2005	Auto	13UENUJ7766	The Hartford Company
02/05/2004 – 02/05/2005	General Liability	13UENUJ7763K1	The Hartford Company
02/05/2004 – 02/05/2005	Excess Liability	L2075528247	Continental Casualty
02/05/2004 – 02/05/2005	Excess Liability	QI06800543	St. Paul
02/05/2004 – 02/05/2005	Excess Liability	GA2859674	Gulf Insurance
02/05/2004 – 02/05/2005	Workers Compensation	3036547-00	Zurich
03/01/2003 – 02/05/2004	Excess Liability	Q109000551	St. Paul
03/01/2003 – 02/05/2004	Excess Liability	GB6098017	Gulf Insurance
02/06/2003 – 02/06/2004	Excess Property	144SP1693	St. Paul
02/05/2003 – 02/05/2004	Auto	13UENUJ7766	The Hartford Company
02/05/2003 – 02/05/2004	General Liability	13UENUJ7763K1	The Hartford Company
02/05/2003 – 02/05/2004	Property	MXI-97121774	Fireman’s Fund
02/05/2003 – 02/05/2004	Excess Liability	CUP1068016468	CNA
02/05/2003 – 02/05/2004	Excess Liability	QI06800543	Athena Assurance
02/05/2003 – 02/05/2004	Workers Compensation	200375	PMA

EXHIBIT 5.10(b)
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [•], 2006 (this “Assignment”), from ENVOY CORPORATION, a Delaware corporation (“Envoy”), to EMDEON CORPORATION, a Delaware corporation (“Emdeon”).
     WHEREAS, Envoy is party to an Agreement and Plan of Merger, dated as of July 9, 2004, by and among Emdeon (then known as WebMD Corporation), Envoy, Valor Inc., a Maryland corporation, and ViPS, Inc., a Maryland corporation, attached hereto as Annex A (the “ViPS Agreement”); and
     WHEREAS, Envoy wishes to assign its rights under the ViPS Agreement to Emdeon, and Emdeon wishes to accept such assignment from Envoy and to assume Envoy’s obligations and liabilities under the ViPS Agreement;
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Envoy and Emdeon do hereby agree as follows:
          1. Assignment of ViPS Agreement.
          (a) Envoy hereby assigns to Emdeon all business, contract rights and obligations, currently granted to Envoy pursuant to the ViPS Agreement.
          (b) Emdeon agrees to assume all business, contract rights and obligations, as well as perform all present and future duties contracted by Envoy pursuant to the ViPS Agreement.
          2. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State (without regard to conflicts of law provisions thereof).
          3. Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, this Assignment has been executed by Envoy and Emdeon as of the date first above written.

ENVOY CORPORATION

By:
Name:
Title:

EMDEON CORPORATION

By:
Name:
Title:

EXHIBIT 5.11(a)(i)(A)
COMPANY CONTRACTS
1.	Lease Agreement dated December 7, 1999, between Delaware L.P. and Healtheon/WebMD Corp. (k/n/a Emdeon Corporation), as amended by (1) First Amendment to Lease dated November 20, 2001, by and between The Uniland Partnership of Delaware L.P., Envoy Corporation (assignee of Healtheon/WebMD Corp. and tenant under such lease), and WebMD Corporation (assignor), (2) Second Amendment to Lease dated October 5, 2004, and (3) Third Amendment to Lease dated September 21, 2005.

2.	Bi-Directional Pharmacy Network Transaction Agreement dated as of December 22, 2000 between Parent and ProxyMed, Inc., as amended by the First Addendum thereto dated as of May 31, 2001.

3.	Master Partner Agreement dated as of August 31, 2004 between Sybase, Inc. and WebMD Corporation and its wholly owned subsidiaries, including OEM Schedule dated August 31, 2004, as amended by Application Service Provider Schedule dated March 15, 2006 and Application Service Provider Schedule dated June 27, 2006

4.	3N Services Agreement dated December 31, 2004 between National Notification Network LLC and WebMD Corporation.

5.	Newwave Technologies Kodak Care Kit Maintenance Notification dated February 18, 2006 between Parent and Eastman Kodak Company Document Products and Services Standard Maintenance Service Terms and Conditions.

EXHIBIT 5.11(a)(i)(B)
GUARANTEES
1.	Guaranty by Parent of the Sublease Agreement dated December 31, 2000, between Willis North America Inc. and Envoy Corporation (as amended or supplemented by (1) a Parking Space Agreement dated December 28, 2001, between Shorenstein Realty Investors Two, L.P. and Envoy Corporation and (2) Landlord’s Consent to Sublease dated March 21, 2001), to Lease dated December 26, 1995, between Willis Corroon Corporation of Tennessee and Willis Corroon Corporation, as amended by (i) First Amendment to Lease dated as of October 31, 1996, (ii) Second Amendment to Lease dated as of May 27, 1998, (iii) Third Amendment to Lease dated as of November 23, 1998, (iv) Fourth Amendment to Lease dated as of March 6, 2000, (v) Fifth Amendment to Lease dated as of March 8, 2001, and (vi) Sixth Amendment to Lease dated June, 2006.

2.	Guaranty by Parent of the Lease Agreement dated May 26, 2000, between Donelson Corporate Centre, L.P. and Envoy Corporation, as amended by the First Amendment to Lease Agreement dated as of September 29, 2000.

3.	Guaranty by Parent of Lease Agreement dated November 3, 1997, between HW Development, LLC and Anthony, Allan & Quinn’s Advantage, Inc. (“AAQ”), as amended by (1) First Amendment to Lease dated May 2, 2000, (2) the Starting Date Agreement dated August 21, 2000, (3) Second Amendment to Lease dated as of August 21, 2001, (4) Third Amendment to Lease dated as of September 2, 2003, by and between LJP Investments-II, LLC (assignee of HW Development, LLC) and Advanced Business Fulfillment Inc. (assignee of AAQ) and (5) Fourth Amendment to Lease dated April 5, 2005.

4.	Guaranty by Parent of Lease Agreement dated August 8, 2000, between Ted P. Wittner and Envoy Corporation, as amended by Lease Extension Agreement dated May 5, 2005 (including Addendum thereto).

5.	Guaranty by Parent of Lease Agreement dated June 10, 1993, between Rand Realty Co. and Electronic Claims & Funding Inc., as amended by (1) Amendment to Lease dated January 3, 1997, between T & J Enterprises, LLC (successor in interest to Rand Realty Co.) and Electronic Claims & Funding, Inc., (2) letter agreement dated April 1, 1999, between T & J Enterprises, LLC and MedE America, Inc. (as successor in interest to Electronic Claims and Funding, Inc.), (3) Third Amendment to Lease Agreement dated December 12, 2000, between Filiberto Prieto (as successor in interest to T & J Enterprises, LLC) and WebMD Corporation (as successor in interest to MedE America, Inc.), and (4) Fourth Amendment to Lease dated June 2002 between Filiberto Prieto and Envoy Corporation.

6.	Guaranty by Parent of Master Services Agreement dated as of December 16, 2004 between Envoy Corporation and HealthLink, Inc.

7.	The items listed on Exhibit 5.11(a)(ii)

EXHIBIT 5.11(a)(ii)
SURETY BONDS

Issuer	Bond #	Amount	Beneficiary	Renewal Date	Reason
Safeco	6232641	$500,000	USAA	Until cancelled	ABF Contract
The letters of credit set forth in Exhibit 5.11(a)(iii).

EXHIBIT 5.11(a)(iii)
DEPOSITS
Letters of Credit

							Collateral
					Issue	Expiry	(interest-
Bank	L/C#	Amount	Beneficiary	Location	Date	Date	bearing)
JP Morgan Chase	T-223027	$3,750,000	Willis North America, Inc. 26 Century Blvd. Nashville, TN 37214	26 Century Blvd. Nashville, TN	3/21/02	3/31/07	$3,921,193
JP Morgan Chase	T-223028	$2,000,000	Shorenstein Realty Investors Two, LP c/o Shorenstein Company, L.P. 555 California Street, 49th Floor San Francisco, CA 94104	26 Century Blvd. Nashville, TN	3/21/02	3/31/07	$2,091,303
JP Morgan Chase	T-3039917	$68,828	485 Properties LLC c/o CB Richard Ellis 1281 Murfreesboro Road Ste. 102 Nashville, TN 37217	Medifax-EDI Inc. 1283 Murfreesboro Rd Nashville, TN 37217	7/28/04	8/14/07	$105,101

EXHIBIT 5.14(c)
FORM OF TRADEMARK ASSIGNMENT
     This TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement”) is made this ___ day of                     , 2006 by and between HLTH Domain Corporation (“Assignor”), a Delaware corporation and wholly-owned subsidiary of Emdeon Corporation (“Parent”), a Delaware corporation, and Master LLC (“Assignee”), a Delaware limited liability corporation.
     Each of Assignor and Assignee is hereinafter referred to as a “Party,” and collectively, as the “Parties.”
RECITALS
     WHEREAS, Assignor is the owner of the trademark registrations and applications listed on Schedule I hereto (hereinafter referred to as the “Marks”) and has a bona fide intent to use the Marks in connection with the goods and services provided by the portion of Assignor’s and Parent’s business to which the Marks pertain; and
     WHEREAS, pursuant to the terms, conditions and provisions of the Agreement and Plan of Merger, dated as of September 25, 2006, by and between, inter alios, Parent and Assignee (the “Agreement and Plan of Merger”), Assignor has agreed to assign and transfer to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Marks, including any and all goodwill associated therewith, along with the portion of Assignor’s business to which the Marks pertain, and Assignee has a bona fide intent to use the Marks in connection with the goods and services provided by the acquired portion of Assignor’s and Parent’s business to which the Marks pertain.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
          1. Based on and subject to the terms and conditions set forth in this Agreement and the Agreement and Plan of Merger, Assignor does hereby assign, convey, transfer and deliver to Assignee, and its successors, assigns and legal representatives or nominees, Assignor’s entire right, title and interest, for all countries, jurisdictions and political entities of the world, in and to the Marks, including, but not limited to, all benefits, privileges, causes of action, including, without limitation, the exclusive rights to (a) apply for and maintain all registrations, renewals and/or extensions thereof, (b) sue for past, present, and, future infringement and to collect damages therefor, and (c) grant licenses or other interests to and in all of the Marks. The foregoing includes, and Assignor does hereby assign, convey, transfer, and deliver to Assignee, any and all goodwill symbolized by and/or associated with the Marks.
          2. Assignor agrees that upon request it will, at any time without charge to Assignee, sign all papers, take all rightful oaths, and do all acts which may be necessary to vest title to the Marks in Assignee, or, at the expense of Assignee, in its successors, assigns and legal representatives or nominees, including, but not limited to, any acts which may be necessary to claim said rights in the United States.
          3. Except as set forth in the Agreement and Plan of Merger, Assignor hereby disclaims all representations and warranties concerning the Marks.
          4. This Agreement shall be governed and construed in accordance with the Agreement and Plan of Merger.
          5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
[Signature Page to Follow]

2

     IN WITNESS WHEREOF, the Parties will have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HLTH DOMAIN CORPORATION

By:
Name:
Title:

MASTER LLC

By:
Name:
Title:

STATE OF NEW YORK		)

: ss.:

COUNTY OF		)

     On this ___ day of ___, 2006 before me                                         , a Notary Public, personally appeared                                         , personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity and that by her signature on the instrument the entity upon behalf of which the person acted, executed the instrument.
     WITNESS my hand and official seal.

Notary Public

SCHEDULE I
TRADEMARKS AND SERVICE MARKS

Country	Mark	Int’l Class	Appl. No.	Filing Date	Reg. No.	Reg. Date	Owner
United States	EMDEON	9, 35, 36	78/678,813	7/26/2005			HLTH Domain Corporation
United States	EMDEON SPECTRUM	35	78/959,930	8/24/2006			HLTH Domain Corporation

EXHIBIT 5.20
AMOUNTS PAYABLE
$15,000,000.00